Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FORUM MERGER III CORPORATION,

ELMS MERGER CORP.,

ELECTRIC LAST MILE, INC.

and

JASON LUO, as the Stockholder Representative

Dated as of December 10, 2020

i

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Definitions
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Support Agreement
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Exhibit E	Form of Restrictive Covenant Agreement
Exhibit F	Form(s) of Employment Agreement
Exhibit G	Form of Certificate of Merger
Exhibit H	Form of Amended and Restated Parent Charter
Exhibit I	Form of Amended and Restated Parent Bylaws
Exhibit J	Company Letter of Transmittal
Exhibit K	Form of Director Nomination Agreement
Exhibit L	Form of FIRPTA Certificate
Exhibit M-1	Form of Forum III LTIP
Exhibit M-2	Form of RSU Agreement for Earnout Shares
Exhibit M-3	Form of RSU Agreement for Time-Vesting Shares
Exhibit M-4	Form of RSU Agreement for Performance-Vesting Shares
Exhibit M-5	Forum III LTIP Parties
Exhibit N	Form of Escrow Agreement

Schedules
Schedule A-1	Initial Stockholder Consent Parties
Schedule A-2	Parties to Certain Ancillary Agreements

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of December 10, 2020 (the “Execution Date”), is entered into by and among Forum Merger III Corporation, a Delaware corporation (“Parent”), ELMS Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Electric Last Mile, Inc., a Delaware corporation (the “Company”), and Jason Luo, in the capacity as the initial Stockholder Representative hereto. Each of the signatories to this Agreement referred to herein as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger (the “Transactions”), on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement and the Transactions, are fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”); and (c) resolved to recommend that the holders of shares of Company Common Stock approve the Merger and adopt this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement; and (b) resolved to recommend that the holders of shares of Parent’s Class A common stock, par value $0.0001 per share (the “Parent Class A Common Stock”), and Parent’s Class B common stock, par value of $0.0001 per share (the “Parent Class B Common Stock”), approve the Parent Stockholder Proposals;

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Sponsor is entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement: (a) promptly after the execution and delivery of this Agreement and in any event within twenty-four (24) hours, those certain Stockholders set forth on Schedule A-1 hereto shall (“Initial Stockholder Consent”); and (b) prior to the Closing, Stockholders holding 100% of the issued and outstanding Company Common Stock will have, in each case, executed and delivered support agreements in the Agreed Form (collectively, the “Support Agreements”);

WHEREAS, the Support Agreements will constitute the applicable Stockholder’s agreement to consent to, and vote to approve and adopt, this Agreement and the Merger, and waive any dissenters’ or approval rights under applicable Law;

WHEREAS, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the effectiveness of this Agreement, and each effective as of the Closing, those Persons set forth on Schedule A-2 shall enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), substantially in the form attached hereto as Exhibit D;

WHEREAS, concurrently with the effectiveness of this Agreement, and each effective as of the Closing, those Persons set forth on Schedule A-2 will have executed and delivered to Parent: (a) a Restrictive Covenant Agreement in the form of Exhibit E (together, the “Restrictive Covenant Agreements”); and (b) an Employment Agreement substantially in the form of Exhibit F (together, the “Employment Agreements”);

WHEREAS, in connection with the Transactions, Parent has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Parent Common Stock up to an aggregate amount of $130,000,000;

WHEREAS, on the date hereof, the Company issued convertible promissory notes to certain third-party investors (the “Convertible Note Holders”) pursuant to which the Convertible Note Holders agreed to lend to the Company an aggregate principal amount of $25,000,000, which such principal amount and interest is convertible into Parent Common Stock upon the Closing of the Transactions (collectively, the “Convertible Notes”);

WHEREAS, pursuant to the Organizational Documents of Parent, shares of the Parent Class B Common Stock shall automatically convert into shares of Parent Common Stock in connection with the Transactions;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

THE MERGER; CLOSING

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement: (a) at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and from and after the Effective Time, shall be a wholly owned subsidiary of Parent and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except, in each case, as expressly set forth in Section 1.4 and Section 1.5 and as provided in the DGCL; and (c) the Merger shall have such other effects as provided in the DGCL.

Section 1.2 Time and Place of Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (New York Time), by means of a virtual closing through electronic exchange of signatures, on the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Parent and the Company mutually agree (the “Closing Date”).

Section 1.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Parent will cause a certificate of merger relating to the Merger in the form set forth on Exhibit G (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.4 The Certificate of Incorporation and Bylaws of Parent. At the Effective Time, (a) the certificate of incorporation of Parent shall be amended and restated to be in the form of the certificate of incorporation set forth in Exhibit H (the “Amended and Restated Parent Charter”) and (b) the bylaws of Parent shall be amended and restated to be in the form of the bylaws set forth in Exhibit I, in each case, until thereafter amended as provided therein or by applicable Law. The Parties shall take all actions necessary to implement the intent of this Section 1.4.

Section 1.5 The Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall, at the Effective Time, be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law. The Parties shall take all actions necessary to implement the intent of this Section 1.5.

Section 1.6 Directors and Officers. The Parties shall take all actions necessary to ensure that immediately following the Effective Time: (a) the directors of Parent and the Surviving Corporation shall be comprised of the Persons whose names are set forth in the Proxy Statement; and (b) the officers of the Company immediately prior to the Closing shall be the officers of each of Parent and the Surviving Corporation.

Article II

MERGER CONSIDERATION; EFFECT OF THE MERGER on capital stock

Section 2.1 Conversion of Shares of Company Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into, and become exchangeable for (x) the number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) the Aggregate Consideration Value less the Earnout Share Value, less the Adjustment Escrow Amount, by (B) $10.00 (the “Reference Price”) by (C) the Fully Diluted Share Number (such number of shares of Parent Class A Common Stock, the “Stock Merger Consideration”), (y) the contingent right to receive its portion of the Earnout Shares (if any) after the Closing if payable subject to and in accordance with Section 2.10 (such rights, the “Earnout Share Rights”) and (z) the contingent right to receive its portion of the Adjustment Escrow Stock (if any) after the Closing if payable subject to and in accordance with Section 2.7 (such right, the “Adjustment Escrow Share Rights”, and together with the Earnout Share Rights and the Stock Merger Consideration, the “Merger Consideration”).

(b) By virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, all of the shares of Company Common Stock shall represent the right to receive the Merger Consideration pursuant to this Article II, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration pursuant to Section 2.4.

Section 2.2 Merger Sub. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate or book-entry account therefor shall continue to evidence an equivalent number of shares of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.3 PIPE Investment. At the Closing, the PIPE Investors and Parent shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

Section 2.4 Closing Date Statement and Merger Consideration Schedule. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent:

(a) A statement (the “Closing Date Statement”), signed and certified by the Chief Financial Officer of the Company on its behalf, which sets forth a good faith estimate (with reasonable supporting detail) of (i) the Closing Date Cash (“Estimated Closing Date Cash”) and (ii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”). In addition, the Closing Date Statement shall also include (i) the Company’s calculation of the Stock Merger Consideration based on the foregoing estimates (and the other components contemplated by Section 2.1 in the calculation of the Stock Merger Consideration), (ii) a copy of the Company’s good faith estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing upon which such calculations are based, and (iii) wire transfer or other applicable delivery instructions for payment of each item of Company Transaction Expenses to be paid at Closing. Each of the components required to be set forth on the Closing Date Statement shall be calculated in accordance with the definitions set forth in this Agreement.

(b) A statement (the “Merger Consideration Schedule”), signed and certified by the Chief Financial Officer of the Company in his or her capacity as such, which sets forth: (i) a detailed capitalization schedule of the Company, setting forth all Company Common Stock; (ii) a schedule of the Convertible Note Holders, setting forth for each Convertible Note Holder the amount of principal and interest outstanding pursuant to their respective Convertible Note(s) on the Closing Date; (iii) the portion of the Merger Consideration payable in respect of each share of Company Common Stock; (iv) a calculation of the Convertible Note Adjustment Amount; and (v) for each Stockholder: (A) the number of shares of Company Common Stock held by such Stockholder (including the respective Certificate number of any certificated Company Common Stock held by such Stockholder), (B) the portion of the Stock Merger Consideration required to be paid under the Company Certificate to each Stockholder in respect of such Stockholder’s Company Common Stock, and (C) such Stockholder’s aggregate Per Share Amount. The calculations set forth in the Merger Consideration Schedule shall be prepared in accordance with the Company Certificate, the Convertible Notes and the requirements of the DGCL. Parent shall be entitled to rely (without any duty of inquiry) upon the Merger Consideration Schedule, and a Company Letter of Transmittal shall be required to be delivered by each Stockholder as a condition to receipt of any Merger Consideration and shall include a waiver of, among other things, any and all claims (i) that the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate, and (ii) in connection with the issuance of any Company Common Stock (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Stockholder in connection with such issuance).

(c) Parent shall be entitled to review and comment upon the Closing Date Statement and the Merger Consideration Schedule delivered by the Company pursuant to this Section 2.4, and the Company shall consider Parent’s comments thereto in good faith (and, in the event of any such adjustments based on the comment of Parent, all references in this Agreement to the Closing Date Statement or the Merger Consideration Schedule shall be deemed to be references to such documents after giving effect to such adjustments).

Section 2.5 Merger Consideration. The aggregate consideration to be paid to the Stockholders shall be the Aggregate Consideration Value (as defined below), as calculated below. The Aggregate Consideration Value will be paid to the Stockholders in the form of the Stock Merger Consideration, the Earnout Share Rights and the Adjustment Escrow Share Rights. The Merger Consideration shall be allocated among the Stockholders in accordance with the terms of the Company Certificate (as reflected in the Merger Consideration Schedule). Subject to the post-Closing adjustments contemplated by and set forth in Section 2.7, the “Aggregate Consideration Value” shall be calculated as follows:

(a) $1,300,000,000.00, plus

(b) the amount of Estimated Closing Date Cash, plus

(c) the Pre-Paid Company Transaction Expense Amount, minus

(d) the Estimated Closing Date Indebtedness, minus

(e) the Convertible Note Adjustment Amount, minus

(f) the LTIP Value.

Section 2.6 Exchange Procedures.

(a) At the Closing, Parent shall deliver to (i) the Stockholders, at the reasonable direction of Stockholder Representative, that number of shares of Parent Common Stock necessary to make payment of the Stock Merger Consideration to the Stockholders (without giving effect to the Merger Consideration Adjustment) and (ii) the Escrow Agent, that number of shares of Parent Common Stock necessary to fund the Adjustment Escrow Amount and the Earnout Release.

(b) As soon as reasonably practicable following the date hereof, the Company shall mail or otherwise deliver to each Stockholder (i) a letter of transmittal in the form attached hereto as Exhibit J (“Company Letter of Transmittal”), and (ii) instructions for use in receiving the applicable portion of the Merger Consideration in respect of the Company Common Stock held by such Stockholder. After the Effective Time, each Stockholder, upon surrender of a Company Letter of Transmittal, shall be entitled to receive in exchange therefor such portion of the Merger Consideration into which such holder’s Company Common Stock (as applicable) shall have been converted as a result of the Merger (and, for the avoidance of doubt, without giving effect to any Merger Consideration Adjustment). If any Stockholder’s shares of Company Common Stock are certificated, such Stockholder shall be required to surrender and deliver to Parent all Certificates for such Company Common Stock, or a duly completed affidavit of loss (in a customary form reasonably acceptable to Parent) with respect to any lost, stolen, or destroyed Certificate, together with such Stockholder’s Company Letter of Transmittal, before such Stockholder shall be entitled to receive the applicable portion of the Merger Consideration pursuant to this Section 2.6(b). Pending such surrender of a Stockholder’s Certificate(s), such Certificate(s) shall be deemed for all purposes to evidence such Stockholder’s right to receive the portion of the Merger Consideration into which such Company Common Stock shall have been converted as a result of the Transactions and pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, no fractional shares of Parent Common Stock shall be issued (whether in book-entry form or otherwise) in exchange for Parent Common Stock or Company Common Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Parent Common Stock or Stockholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest whole cent) determined by multiplying (i) the Reference Price, by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to this Article II. For the avoidance of doubt, the calculation of any cash in lieu of fractional shares to be paid pursuant to this Section 2.6(c) shall be made with respect to the aggregate shares of Parent Common Stock, to which such former holder of Parent Common Stock or Stockholder would otherwise be entitled pursuant to this Agreement, and not with respect to the conversion of each share of Parent Common Stock or Company Common Stock, respectively. For illustrative purposes only, if, pursuant to this Agreement, a Stockholder would be entitled to 1.5 shares of Parent Common Stock in exchange for each share of Company Common Stock held by such Stockholder, and such Stockholder holds 11 shares of Company Common Stock, such Stockholder would be entitled to cash in lieu of .5 shares of Parent Common Stock (i.e., 16.5 minus 16).

(d) After the Effective Time, each remaining Stockholder and each record holder of outstanding shares of Parent Common Stock prior to the Effective Time shall be entitled to look only to Parent (subject to abandoned property, escheat, and other similar Laws) as a general creditor thereof with respect to such shares and warrants and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its Certificates.

Section 2.7 Merger Consideration Adjustment.

(a) The Merger Consideration may be increased or reduced as set forth in this Section 2.7. Any increase or decrease in the Merger Consideration pursuant to this Section 2.7 shall be referred to as a “Merger Consideration Adjustment”. Any payments made in respect of any Merger Consideration Adjustment pursuant to this Section 2.7 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by any applicable Law.

(b) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days of the Closing Date, Parent shall prepare and deliver to the Stockholder Representative (A) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Final Closing Balance Sheet”), and (B) a statement (the “Closing Statement”) setting forth Parent’s good faith calculations of (with reasonable supporting detail): (x) the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing on the Closing Date (“Closing Date Indebtedness”) and, (y) the aggregate Cash of the Company as of immediately prior to the Closing on the Closing Date (“Closing Date Cash”), in each case, calculated in accordance with the definitions set forth in this Agreement. The Final Closing Balance Sheet shall be prepared using the Accounting Principles. From the Closing Date through the final determination and delivery of the Merger Consideration pursuant to this Section 2.7, Parent shall provide the Stockholder Representative and its representatives reasonable access (during normal business hours and upon reasonable advance notice and at the sole cost and expense of the Stockholder Representative) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Final Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with the Stockholder Representative in connection with its review of the Final Closing Balance Sheet; provided, however, that Parent shall not be required to provide any information the disclosure of which would violate applicable Law (including competition or antitrust Law) or that would, based on the advice of counsel, result in the waiver of attorney client privilege. If Parent does not provide information pursuant to the proviso of the preceding sentence, Parent will provide notice to the Stockholder Representative that such information is being withheld and Parent will use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or applicable Law.

(c) If the Stockholder Representative disagrees with the calculations of Closing Date Indebtedness and/or Closing Date Cash set forth in the Closing Statement, it shall notify Parent of such disagreement in writing (a “Disagreement Notice”), setting forth in reasonable detail the particulars of such disagreement within thirty (30) days after its receipt of the Closing Balance Sheet and the Closing Statement. If the Stockholder Representative does not provide a notice of disagreement within such thirty (30)-day period, the Stockholder Representative and Parent shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Indebtedness and Closing Date Cash set forth in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. If any Disagreement Notice is timely provided, Parent and the Stockholder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Indebtedness or Closing Date Cash. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by Grant Thornton LLP or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Parent and the Stockholder Representative (such firm, subject to the following proviso, the “Accounting Referee”). Each of Parent and the Stockholder Representative shall promptly provide their respective assertions regarding Closing Date Indebtedness and Closing Date Cash and, to the extent relevant thereto, the Final Closing Balance Sheet in writing to the Accounting Referee and to each other; provided, that no Party shall disclose to the Accounting Referee any settlement discussions (or the contents thereof) between the Parties without the prior consent of the other Party. The Accounting Referee shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the Parties agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Accounting Referee). The Accounting Referee shall base its determination solely on (i) the written submissions of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Indebtedness or Closing Date Cash require adjustment (only with respect to the remaining disagreements submitted to the Accounting Referee) in order to be determined in accordance with Section 2.7 (including the definitions of the defined terms used in Section 2.7), and the Parties shall instruct the Accounting Referee to make all determinations in accordance with the definitions set forth in this Agreement. The Accounting Referee may not assign a value greater than the greatest value for a disputed item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The determination of the Accounting Referee shall be final, conclusive and binding on the Parties. The date on which Closing Date Indebtedness and Closing Date Cash are finally determined in accordance with this Section 2.7(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Accounting Referee relating to the work, if any, to be performed by the Accounting Referee hereunder shall be borne pro rata as between Parent, on the one hand, and the Stockholder Representative, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Parent and the Stockholder Representative (as set forth in the written submissions to the Accounting Referee) made by the Accounting Referee such that the Party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Stockholder Representative challenges items underlying the calculations of Closing Date Indebtedness and Closing Date Cash in the net amount of $1,000,000, and the Accounting Referee determines that Parent has a valid claim for $400,000 of the $1,000,000, Parent shall bear sixty percent (60%) of the fees and expenses of the Accounting Referee and the Stockholder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Accounting Referee.

(d) The “Adjustment Amount,” which may be positive or negative, shall mean (i) Estimated Closing Date Indebtedness, minus Closing Date Indebtedness (as finally determined in accordance with Section 2.7(c)), plus (ii) Closing Date Cash (as finally determined in accordance with Section 2.7(c)), minus Estimated Closing Date Cash. If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.7(e) or Section 2.7(f), as applicable.

(e) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days after the delivery by the Stockholder Representative of the updated Merger Consideration Schedule required to be delivered pursuant to Section 2.7(g), (i) Parent shall deliver to the Stockholder Representative for further delivery to each Stockholder a number of shares of Parent Common Stock equal to (A) the Adjustment Amount, divided by (B) the Reference Price, and (ii) the Parties shall jointly instruct the Escrow Agent in writing to release from the Escrow Account to the Stockholder Representative (for further delivery to each Stockholder) all of the shares of Adjustment Escrow Stock; provided, that, notwithstanding the foregoing, in no event shall Parent be required pursuant to subclause (i) to issue or deliver an amount of Parent Common Stock that exceeds the quotient of the Adjustment Escrow Amount divided by the Reference Price.

(f) If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, the Parties shall jointly instruct the Escrow Agent in writing to deliver, from the Escrow Account to Parent that number of shares of Adjustment Escrow Stock that is equal to (A) the Deficit Amount divided by (B) the Reference Price. If, after release of the Adjustment Escrow Stock to Parent in accordance with the preceding sentence, any Adjustment Escrow Stock remains in the Escrow Account, the Parties shall jointly instruct the Escrow Agent to release such balance to the Stockholder Representative (for further delivery to each Stockholder). The Adjustment Escrow Stock in the Escrow Account shall be Parent’s sole recourse for any Deficit Amount.

(g) If the Adjustment Amount is a positive number, then within three (3) Business Days after the Determination Date, the Stockholder Representative shall prepare and deliver to Parent a certified update to the Merger Consideration Schedule, prepared in accordance with the terms of the Company Certificate (the “Updated Merger Consideration Schedule”). The Updated Merger Consideration Schedule shall give effect to the Merger Consideration Adjustment, the Adjustment Amount and specify in detail the portion of any such additional Parent Common Stock or released Adjustment Escrow Stock that each Stockholder is entitled to receive as a result. The Stockholder Representative, Parent and each of their respective agents and Affiliates shall be entitled to rely (without any duty of inquiry) upon the Updated Merger Consideration Schedule.

Section 2.8 Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of shares of Parent Common Stock by the Parent pursuant to this Agreement or the Escrow Agreement to any officer, director or stockholder (by reason of “director by deputization”) of the Company or Parent who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 2.9 Tax Consequences of the Merger. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 1.368-2(g) of the United States Treasury Regulations (the “Intended Tax Treatment”).

Section 2.10 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Stockholders shall have the contingent right to receive additional consideration from Parent based on the performance of Parent and its Subsidiaries if the requirements as set forth in this Section 2.10 are achieved. If during the thirty-six (36) month period following the Closing Date (the “Earnout Period”), the closing price per share of Parent Common Stock on any twenty (20) trading days in any thirty (30) consecutive day trading period (i) equals or exceeds Fourteen Dollars ($14.00) (the “First Share Price Trigger”), or (ii) equals or exceeds Sixteen Dollars ($16.00) (the “Second Share Price Trigger” and, together with the First Share Price Trigger, each a “Share Price Trigger” and collectively, the “Share Price Triggers”) then, for each Share Price Trigger that is achieved, the holders of Company Common Stock as of immediately prior to the Effective Time shall receive additional consideration (in accordance with their Pro Rata Share) from Parent (each, an “Earnout Release”) of Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock released from the Escrow Account (which shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like that occur after the Closing and prior to the relevant Earnout Release) (collectively, the “Earnout Shares”). For the avoidance of doubt and notwithstanding anything contained in this Agreement, the holders of Company Common Stock shall have the right to receive no more than two Earnout Releases, an Earnout Release may only be achieved once with respect to any Share Price Trigger and the aggregate sum of all Earnout Releases issuable hereunder (assuming both Share Price Triggers are achieved), shall be a maximum of Five Million (5,000,000) shares of Parent Common Stock in the aggregate (which shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like that occur after the Closing and prior to the relevant Earnout Release).

(b) If, during the Earnout Period, there is a Change of Control, then any Earnout Release that has not previously been released from escrow to the Stockholder Representative (whether or not previously earned) shall be deemed earned (and the applicable Share Price Trigger(s) achieved, as applicable); provided, however, that such Earnout Release shall be deemed earned (and the applicable Share Price Trigger(s) achieved, as applicable) only (i) if such Change of Control has been approved by a majority of the independent directors on the Parent Board; and (ii) to the extent the price per share of Parent Common Stock in the Change of Control exceeds the applicable Share Price Trigger. Upon such Change of Control if applicable, Parent and the Stockholder Representative shall jointly direct the Escrow Agent to release from the Escrow Account to Stockholder Representative a number of shares equal to such remaining Earnout Release(s) within ten (10) Business Days following the date of such Change of Control.

(c) If, during the Earnout Period, there is a Final Determination in accordance with this Section 2.10 that the Stockholders are entitled to receive a Earnout Release, then Parent and the Stockholder Representative shall jointly direct the Escrow Agent to release from the Escrow Account to Stockholder Representative a number of shares equal to such Earnout Release within ten (10) Business Days following the date on which the applicable Share Price Trigger was met or exceeded.

(d) With respect to any Earnout Shares that have not been released during the Earnout Period pursuant to this Section 2.10 within five (5) Business Days following the date that it is finally determined that the Stockholders are not entitled to or eligible to receive any further Earnout Releases under this Agreement, Parent and the Stockholder Representative shall jointly direct the Escrow Agent to release from the Escrow Account to Parent for immediate cancellation all such Earnout Shares that have not been released.

Section 2.11 Closing Deliverables.

(a) Mutual Deliverables. At the Closing:

(i) Each of Parent and the Stockholder Representative shall deliver to each other and the Escrow Agent, an executed copy of the Escrow Agreement;

(ii) Each of the Company and Parent shall deliver the applicable Incumbency Certificates;

(iii) The Certificate of Merger shall be executed and delivered (x) to Parent by the Company, and (y) to the Company by Parent;

(iv) Each of Company and Parent shall deliver to each other, an executed copy of the director nomination agreement substantially in the form attached as Exhibit K (the “Director Nomination Agreement”).

(b) Company Deliverables. At or prior to the Closing, the Company shall deliver or cause to be delivered (unless delivered previously) to Parent the following:

(i) the Closing Date Statement and the Merger Consideration Schedule, each prepared and delivered in accordance with Article II;

(ii) a certificate of the Secretary of State of the State of Delaware dated as of a date not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of the Company;

(iii) the Amended and Restated Registration Rights Agreement, duly executed by each Person set forth on Schedule A-2;

(iv) a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date and in substantially the form attached hereto as Exhibit L;

(v) copies of customary payoff letters in connection with the repayment of Funded Indebtedness and copies of invoices marked final in connection with the repayment of Company Transaction Expenses, in each case in form reasonably satisfactory to Parent; and

(vi) any other document reasonably requested by Parent to be delivered by or on behalf of the Company at Closing.

(c) Parent Deliverables. At the Closing, Parent shall deliver or cause to be delivered (unless delivered previously) the following:

(i) the Certificate of Merger to the Company;

(ii) the Adjustment Escrow Stock (i.e., Two Hundred Fifty Thousand (250,000) shares of Parent Common Stock) to the Escrow Agent, to be held in the Escrow Account in accordance with the terms of the Escrow Agreement;

(iii) the Earnout Shares (i.e., Five Million (5,000,000) shares of Parent Common Stock) to the Escrow Agent, to be held in the Escrow Account in accordance with the terms of the Escrow Agreement;

(iv) shares of Parent Common Stock to the holder(s) of each Convertible Note pursuant to the terms and conditions set forth in Section 5.28;

(v) the Amended and Restated Registration Rights Agreement, duly executed by Parent;

(vi) the shares of Parent Common Stock described in Section 2.6;

(vii) a certificate of the Secretary of State of the State of Delaware dated as of a date not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of Parent; and

(viii) any other document reasonably requested by the Company to be delivered by or on behalf of Parent at Closing.

(d) Payment of Other Amounts at Closing. At the Closing, Parent:

(i) shall, on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Statement, the Company Transaction Expenses for which invoices have been delivered pursuant to Section 2.11(b)(v) above which have not been paid prior to the Closing; provided, that any Company Transaction Expenses payable to any director, officer or employee of the Company (including any director, officer, or employee bonuses) shall instead be deposited with the Company and paid on the next regularly scheduled payroll date;

(ii) shall pay or cause to be paid the Parent Transaction Expenses by wire transfer of immediately available funds; and

(iii) may, in its sole discretion, elect to pay or cause to be paid to any holder of Funded Indebtedness (including any Stockholder who holds Funded Indebtedness) for which payoff letters have been delivered pursuant to Section 2.11(b)(v) above, an amount sufficient to repay such Funded Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Company or any of its Subsidiaries with respect to such Funded Indebtedness outstanding immediately prior to the Closing.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to the Execution Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent with respect to the Company as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 3.1 Organization, Good Standing and Qualification. The Company (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted; and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) and (c) where the failure to be so qualified or in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the Execution Date complete and correct copies of the Company’s Organizational Documents and each as so delivered is in full force and effect.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 200,000 shares of Company Common Stock, of which 100,000 shares were issued and outstanding, and no shares of Company Common Stock were issued and held by the Company in its treasury.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and not subject to any preemptive rights, anti-dilution, down-valuation or similar rights. The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter. Except for this Agreement and the Company’s Organizational Documents, the Company Common Stock is not subject to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the shares of Company Common Stock. The Company is not party to any Contract that provides for any preemption, anti-dilution, down-valuation or similar protections in respect of Company Common Stock or Parent Capital Stock.

(c) Section 3.2 of the Company Disclosure Letter contains a true and correct (i) description of the number of shares of Company Common Stock held by each Stockholder as of the Execution Date and that will be held by each Stockholder as of immediately prior to the Effective Time; and (ii) description of the principal amount of each Convertible Note held by each Convertible Note Holder as of the Execution Date.

(d) The Company has no Subsidiaries, and does not directly or indirectly own or hold any: (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person; (ii) securities convertible into or exchangeable for equity interests of any other Person; or (iii) options or other rights to acquire equity interests of any other Person.

Section 3.3 Authority; Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject to receipt of the Initial Stockholder Consent, perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents to which the Company is a party will be at Closing, duly executed and delivered by the Company and, when executed and delivered by the Parent and the other parties hereto and thereto, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors has, at a duly convened and held meeting, unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions. Other than the Initial Stockholder Consent, no other approvals are necessary to authorize this Agreement or to consummate the Transactions. The Company’s board of directors has taken all necessary action to ensure that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL), as a result of the execution of this Agreement or the consummation of the Transactions in the manner contemplated hereby. No Takeover Statute is applicable to the Company, the Company Common Stock or the Transactions.

(c) The Initial Stockholder Consent, upon delivery to the Company as provided in Section 228 of the DGCL and subject to the notice requirements thereof, shall be sufficient to adopt this Agreement and approve the Merger on behalf of the Company pursuant to Delaware Law.

Section 3.4 Governmental Filings; No Violation; Certain Contracts.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, any applicable requirements under applicable securities Laws, and the DGCL, no expirations of waiting periods under applicable Antitrust Laws nor any notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by the Company or the consummation of the Transactions, or in connection with the continuing operation of the business of the Company immediately following the Execution Date, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien (except for any Permitted Lien) on any of the assets of the Company under any provision of (i) the Organizational Documents of the Company; (ii) any Contract; or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a) any Laws to which the Company is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents, notices or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

Section 3.5 Financial Statements.

(a) Correct and complete copies of the following financial statements have been made available to Parent or its Representatives prior to the Execution Date: (i) the audited combined carve-out balance sheets of the ECV Operations as of December 31, 2019 and December 31, 2018 and the related audited combined carve-out statements of (A) operations and comprehensive loss, (B) parent’s net investment and (C) cash flows, in each case, for the periods ended December 31, 2019 and December 31, 2018; and (ii) the unaudited condensed combined carve-out balance sheets of the ECV Operations as of September 30, 2020 and December 31, 2019 and the related unaudited condensed combined carve-out statements of (A) operations and comprehensive loss, (B) parent’s net investment and (C) cash flows, in each case, for the nine months ended September 30, 2020 and 2019 (i) and (ii) (collectively, the “Financial Statements”).

(b) The Financial Statements (including the related notes and schedules thereto) (i) are materially true, complete and correct, (ii) were prepared from and are consistent with the books and records of SERES, and (iii) fairly present in all material respects the financial position of the ECV Operations as of the date or period set forth therein and the combined balance sheets, combined statements of operations and comprehensive loss, parent’s net investment and cash flows included in the Financial Statements (including any related notes and schedules thereto) fairly present in all material respects the financial condition, results of operations, changes in parent’s net investment and cash flows of ECV Operations for the periods set forth therein, in each case, in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein.

(c) Prior to the Closing, the Company will use its reasonable best efforts to establish and, from the date of such establishment through the Closing Date, use its reasonable best efforts to maintain: (i) a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (ii) a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company for external purposes in accordance with GAAP; and (iii) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures will be designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and at Closing, such disclosure controls and procedures will be effective in all material respects to perform the functions for which they were established.

(d) The Company is not a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810). Since the date of the Company’s formation (the “Applicable Date”), to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, including with respect to the Financial Statements, have been received by the Company. To the Company’s Knowledge, since the Applicable Date, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting and the preparation of the Financial Statements.

Section 3.6 Absence of Certain Changes. Since the Applicable Date, except as set forth in Section 5.1(a) of the Company Disclosure Letter:

(a) the Company has conducted its business in the ordinary course of business, consistent with past practices in all material respects (except for the negotiation and execution of this Agreement);

(b) there has not been any Material Adverse Effect; and

(c) there has not been any action taken by the Company that, if taken during the period from the Execution Date through the Closing Date without Parent’s consent, would constitute a breach of Section 5.1(b).

Section 3.7 No Undisclosed Liabilities. The Company does not have any obligations or liabilities (whether accrued, absolute, contingent, unknown or otherwise) other than liabilities that (a) have been adequately reserved against or reflected in the Financial Statements; (b) were incurred since the Applicable Date in the ordinary course of business consistent with past practice and which are not material; (c) were incurred since the Applicable Date in accordance with Section 5.1(a) of the Company Disclosure Letter; (d) constitute obligations for future performance under any Contract to which the Company is a party; or (e) have been incurred as expressly required by this Agreement.

Section 3.8 Litigation.

(a) There are no Actions pending or threatened in writing against the Company (nor has any Governmental Entity notified the Company in writing of its intention to initiate an Action) that have had or would reasonably be expected to have a Material Adverse Effect.

(b) The Company is not a party to or subject to the provisions of any Order that restricts the manner in which the Company conducts its businesses which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.9 Employee Benefits.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan currently sponsored, maintained or required to be contributed to by the Company.

(b) With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance Contracts or other funding vehicle documents; (ii) a written description of such Benefit Plan if such plan is not set forth in a written document; (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received with respect to any Benefit Plan.

(c) (i) Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code; (ii) all contributions or other amounts payable by the Company with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects; and (iii) there are no pending or, to the Knowledge of the Company, claims (other than routine claims for benefits) or proceedings threatened by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto.

(d) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto; (ii) the most recent IRS determination or opinion letter; and (iii) the most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been the subject of a favorable determination or opinion letter from the IRS to that effect and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, the Company has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Except as set forth on Section 3.9(f) of the Company Disclosure Letter, neither the Company, nor any ERISA Affiliate, contributes, has contributed (or has or had any obligation or liability of any sort) to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or material liability (including any contingent liability) under, any Multiemployer Plan.

(h) No Benefit Plan is or has been a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person.

(j) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(k) Except as set forth in Section 3.9(k) of the Company Disclosure Letter or pursuant to actions contemplated by this Agreement, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event; (i) entitle any Employee to severance pay or any increase in severance pay; (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee or any independent contractor; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan; (iv) otherwise give rise to any material liability under any Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.

(l) Except as set forth in Section 3.9(l) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m) The Company does not have any obligation to provide, and no Benefit Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(n) No Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States.

Section 3.10 Labor Matters.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Letter, the Company is not a party to, negotiating, required to negotiate, or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, no labor organization or labor union is actively seeking signed authorization cards or other written expressions of support from the Company’s employees.

(b) There is no, and has not been since Applicable Date, any strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company. The Company is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees and independent contractors, discrimination, harassment and equitable pay practices), and occupational safety and health. The Company has not incurred any liability or obligation under the Federal Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(c) To the Knowledge of the Company, since the Applicable Date, no allegations of sexual harassment have been made to the Company or any Governmental Entity regarding any executive-level employee in his or her capacity as a director, owner, employee or other service provider of the Company.

Section 3.11 Compliance with Laws; Licenses. The business of the Company has been, and is being, conducted in compliance in all material respects of all applicable Laws. The Company has not received any written communication alleging any material noncompliance with any such Laws that has not been cured. The Company has obtained and is in compliance in all material respects with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the following Contracts to which the Company is a party, or by which the Company or any of its tangible or intangible assets is bound, excluding for this purpose, any purchase orders submitted by customers to the Company or purchase orders submitted by the Company to any supplier, in each case, in the ordinary course of business (each, a “Material Contract” and collectively, the “Material Contracts”):

(i) each Contract pursuant to which the Company currently leases or subleases real property to or from any Person;

(ii) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company currently leases personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(iii) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) with any Significant Supplier;

(iv) each Contract that involves a payment or receipt of amounts of more than $250,000 in the aggregate, calculated based on the revenues of the Company (i) that actually occurred in the twelve (12)-month period ended November 30, 2020; and (ii) that cannot be terminated by the Company on less than ninety (90) days’ prior notice (without a monetary penalty);

(v) each Contract pursuant to which (A) any license, covenant not to sue, release, waiver, option or other right is granted under any material Company IP, other than nonexclusive licenses or nonexclusive sublicenses of any Company IP granted by the Company to its customers in the ordinary course of business consistent with past practice on standard terms and conditions or (B) any Person has granted to the Company any license, covenant not to sue, release, waiver, option or other right under any Intellectual Property Rights to the Company that is material to the Company’s business, other than nonexclusive licenses for uncustomized, off-the-shelf Software for less than $75,000 annually or in the aggregate that have been granted on standardized, generally available terms;

(vi) all management contracts (excluding Contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company;

(vii) each Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement;

(viii) each Contract entered into at any time prior to the Execution Date pursuant to which the Company acquired another operating business;

(ix) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(x) each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xi) each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;

(xii) each Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company, the pledging of the capital stock or other equity interests of the Company or the incurrence of indebtedness by the Company;

(xiii) (A) each Contract that limits or purports to limit, directly or indirectly, the freedom of the Company (or, after the Closing, Parent or any of its Subsidiaries) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, the Company’s (or, after the Closing, Parent or its Subsidiaries’) ability to solicit or hire any Person or solicit business from any Person; and (B) each Contract that, by its express terms, could require the disposition of any material assets or line of business of the Company (or, after the Closing, Parent or its Subsidiaries); provided, that customary confidentiality obligations, use restrictions, and non-solicitation and no-hire provisions contained in standard form confidentiality agreements and other Contracts will not alone require a Contract to be disclosed pursuant to clause (A) above;

(xiv) each Contract that relates to the direct or indirect acquisition or disposition of any securities, capital stock or other similar interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(xv) each Contract obligating the Company to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute any of the Company’s products or services;

(xvi) each Contract creating indebtedness for borrowed money or guaranteeing any such obligations;

(xvii) each Contract creating or granting a material Lien on any assets of the Company, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;

(xviii) each Contract containing covenants requiring the Company to make material capital expenditures;

(xix) each Contract with current or former officers, directors or employees of the Company, in each case in respect of which the Company has any (A) ongoing base compensation obligations in excess of $150,000 on an annual basis; or (B) indemnification obligations;

(xx) each Contract between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning (5%) or more of the outstanding Company Common Stock of any of their respective Affiliates, on the other hand, in each case, excluding Contracts for employment;

(xxi) each Contract related to any settlement of any proceeding;

(xxii) each Contract providing for indemnification or any guarantee by the Company of any Person or pursuant to which any indemnification or guarantee obligations of the Company remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers or other individuals performing similar functions pursuant to the Transaction Documents) or otherwise survive as of the Execution Date;

(xxiii) each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively with respect to Employees of the Company;

(xxiv) each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect; and

(xxv) each Contract between the Company or any of its Subsidiaries, on the one hand, and any member of the SERES Group and any of its Predecessors or their respective Affiliates, on the other hand.

(b) The Company has previously delivered to, or made available to, Parent current and complete copies of each written Material Contract and a written description of each oral Material Contract. Each Material Contract is valid, binding and enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. To the Knowledge of the Company, there is no breach or violation of, or default under, any such Material Contract by the Company and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no counterparty to any Material Contract is in breach or violation thereof.

(c) The Company has not altered or amended any Material Contract in response to COVID-19, and no counterparty to any Material Contract has sought to, or threatened in writing to, renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19.

Section 3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all written or oral agreements to acquire, or other Contracts or arrangement granting to the Company the right to acquire real property (“Owned Real Property”). Other than the right to acquire the Owned Real Property, the Company does not own any real property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Section 3.13(a) of the Company Disclosure Letter (i) the Company has the right to acquire the Owned Real Property, (ii) upon the acquisition of the Owned Real Property pursuant to the SERES Lease Agreement (or otherwise), the Company shall have good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (iii) no Owned Real Property or any portion of any Owned Real Property or interest therein shall be subject to any outstanding options or rights of first refusal to purchase except in favor of the Company, (iv) no Owned Real Property shall be subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other Contracts or arrangement granting to any Person other than the Company the right to use or occupy any Owned Real Property, or any portion of any Owned Real Property, and (v) there shall be no Persons other than the Company in possession thereof.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a correct and complete list of all real property that the Company intends to sublease at or prior to the Closing and a list of all leases (the “Leases”) to be entered into by or to be assigned in favor of the Company with respect to real property (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) upon the closing pursuant to the SERES Lease Agreement (or otherwise), the Company shall have valid, legally binding and enforceable leasehold interests in all Leased Real Property, free and clear of all Liens except for Permitted Liens, and each Lease shall be in full force and effect, (ii) pursuant to the SERES Lease Agreement (or otherwise), the Company shall have the right to take assignment of the lease for the Leased Real Property or acquire the Leased Real Property, and the Company shall have valid, legally binding and enforceable leasehold interests in all Leased Real Property, free and clear of all Liens except for Permitted Liens, and each Lease shall be in full force and effect, (iii) there shall not be any default or event of default under any of the Leases or any circumstances or events, which with notice, lapse of time or both, would constitute a breach or default under any of the Leases or permit acceleration of rent payments or termination or modification of any of such Leases, and (iv) except for the Leases and Permitted Liens, there shall be no written or oral subleases, concessions, licenses, occupancy agreements, outstanding options or rights of first refusal to lease, or other Contracts or arrangement granting to any Person other than the Company the right to use or occupy the Leased Real Property.

(c) The Company, and to the Company’s Knowledge, SERES, is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) (i) All improvements located on the Real Property (the “Improvements”) are in good condition and repair, except for ordinary wear and tear, in all material respects and are sufficient for the operation of the business of the Company as currently used; and (ii)  there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the Company’s intended use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear. Except as set forth in Section 3.13(d) of the Company Disclosure Letter, there are no current construction or alteration projects with respect to any of the Improvements as of the Execution Date.

(e) No damage or destruction has occurred with respect to any of the Real Property that would have a Material Adverse Effect, whether or not covered by an enforceable insurance policy.

(f) There are no pending or, to the Company’s Knowledge, threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property.

(g) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) the use of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, and there are no proposed changes therein that would so affect any of the Real Property or its use; (ii) there exists no conflict or dispute with any Governmental Entity, regulatory authority or other Person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice; and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(h) Upon the Closing, there will be in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes. All premiums due on such insurance policies will be paid by the Company. The Company has not received any written notice or request from any insurance company (i) requesting the performance of any material work or alteration with respect to any Real Property or any portion thereof; or (ii) regarding the pending or threatened denial of insurance coverage for any Real Property or any portion thereof. The Company has not received written notice from any insurance company concerning any, and to the Company’s Knowledge there are no, defects or inadequacies in the Real Property which, if not corrected, would result in the denial of insurance coverage or increase its cost.

(i) To the Knowledge of the Company, each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property.

(j) To the Knowledge of the Company, none of the Improvements or any portion thereof is dependent for its access, use, or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

Section 3.14 Environmental Matters.

(a) The Company and all of its operations and property since the Applicable Date have been in material compliance with all applicable Environmental Laws and upon the closing of the acquisition of the Owned Real Property and the assignment of the Leased Real Property, such properties will be operated in material compliance with all applicable Environmental Laws.

(b) The Company will use, is using, and has used commercially reasonable efforts to take assignment of or otherwise obtain all permits, licenses, identification numbers, approvals, registrations or other authorizations required or issued under any Environmental Law necessary for the Company’s operations, including its use and occupancy of the Real Property.

(c) The Company is not (i) conducting or actually responsible for (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) actually responsible for any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Substance on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls. The Company has not received notice of any allegations that it is responsible for (i) conducting (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Substance on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls.

(d) The Company is not subject to any liability for any actual exposure by any Person or damage to any property relating to the Release of any Hazardous Substance and has not received notice of any allegations of liability for such exposure.

(e) The Company has not received, nor, to the Knowledge of the Company, has any Predecessor received, any notice, demand, letter, claim or request for information indicating that the Company or any of its Predecessors may be in violation of or, directly or indirectly subject to liability relating to any Environmental Law or the Release of any Hazardous Substance.

(f) The Company is not subject to any Order, asset retirement obligation, financial assurance requirement, or indemnity or other agreement with any third party, relating to liability relating to any Environmental Law or the Release of any Hazardous Substance.

(g) There are no circumstances or conditions, including the presence of any aboveground or subsurface structures, involving or affecting the Company or, after acquisition of the Owned Real Property and assignment of leases of the Leased Real Property, any Real Property that could reasonably be expected to result in any claim, liability, investigation or cost of the Company relating to any Environmental Law, including any restriction on the ownership, use or transfer of or otherwise relating to the Real Property.

(h) The Company has made available to Parent correct and complete copies of all reports, studies, assessments, audits, records, sampling data, notices, correspondence, agreements and other information that it has in its care, custody or control relating both to (i) any Environmental Law or Hazardous Substance and (ii) the Company, any Company Predecessor, or any properties currently or formerly owned or operated by any of them.

Section 3.15 Taxes.

(a) The Company and each of its Subsidiaries have filed timely or caused to be filed timely with the appropriate taxing authorities all income and other material Tax Returns that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date (taking into account any applicable valid extension of time within which to file). Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

(b) All income and other material Taxes and all income and other material Tax liabilities of the Company and its Subsidiaries that are due and payable on or prior to the Closing Date have been (or will be) timely paid in full to the appropriate taxing authorities on or prior to the Closing Date.

(c) Neither the Company nor any of its Subsidiaries (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or such Subsidiary, as applicable, that has not expired or (ii) is presently contesting the Tax liability of the Company or such Subsidiary, as applicable, before any taxing authority or other Governmental Entity.

(d) All material Taxes that the Company or its Subsidiaries are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. The Company and each of its Subsidiaries have collected all sales and use, value added, goods and services and other similar taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable Laws.

(e) No written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries is currently or has been within the past five (5) years the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of the Company, contemplated) nor has the Company or any of its Subsidiaries received any written notices within the past five (5) years from any taxing authority that such an audit or examination is pending or relating to any issue which might affect the Tax liability of the Company or any of its Subsidiaries.

(g) To the Knowledge of the Company, there are no unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) The Company has made available to Parent correct and complete copies, including all amendments thereto, of each of the Tax Returns for income Taxes filed on behalf of the Company since the Applicable Date.

(i) There are no Tax Sharing Agreements in effect as between the Company or any Predecessor or Affiliate thereof and any other party (including Stockholders and any of their respective Predecessors or Affiliates) under which Parent, Merger Sub, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any Person (excluding, for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not Tax).

(j) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and its Subsidiaries are the only members).

(k) Neither the Company nor any of its Subsidiaries has any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise.

(l) Neither the Company nor any of its Subsidiaries has been, within the last five (5) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(m) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(n) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(o) There are no Liens for Taxes on the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(p) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) an installment sale or open transaction; (iii) a prepaid amount; (iv) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19; (v) a change in the accounting method of the Company or any of its Subsidiaries, pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality; (vi) an election pursuant to Section 108(i) of the Code; (vii) any inclusion under Section 951(a) or 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in the case of each of clauses (A), (B) and (C), with the amount existing on or prior to the Closing Date being determined as if the relevant taxable years ended on the Closing Date, or (D) any inclusion under Section 965 of the Code; or (viii) otherwise as a result of a transaction or an accounting method that accelerated an item of deduction that economically accrues after the Closing Date into periods ending on or before the Closing Date (excluding bonus or allowable accelerated methods of depreciation) or a transaction or an accounting method that deferred an item of income that economically accrues on or before the Closing Date into periods beginning after the Closing Date.

(q) All transactions entered into between or among the Company, its Subsidiaries and their respective Affiliates have been entered into on terms that would properly be considered arm’s length, consistent in all material respects with what would have been agreed to between unrelated third parties, and no adjustment is required with respect to any such transactions pursuant to Section 482 of the Code or any similar provision of any state, local or foreign Law. Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all (i) Company IP that is Registered (the “Company Registered IP”), indicating for each item, the owner, the registration or application number, the registration or application date, and the applicable filing jurisdiction, and (ii) proprietary Software, in each case, that is included in the Company IP and material to the Company or the conduct of the Business

(b) The Company owns or has sufficient and valid rights to use all Business IP and all IT Assets used in or necessary for the conduct of the Business, all of which ownership and rights shall survive the execution, delivery, and performance of the Transaction Documents and the consummation of the Transactions, on identical terms and without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Business IP or IT Assets. The Company (i) exclusively owns all right, title, and interest in and to all Company IP owned or purported to be owned by the Company, and (ii) is the exclusive licensee of all other Company IP, in each case, free and clear of all Liens other than Permitted Liens. The Company has in its possession all know-how, information, and embodiments of all Company IP, in each case, necessary and sufficient to enable the Company to use, practice, and exploit the in-licensed Business IP as contemplated to be used, practiced, and exploited in the conduct of the Business.

(c) All Company Registered IP is subsisting, valid and enforceable. Neither the Company nor any of the Company IP is subject to any outstanding Order materially adversely affecting the validity or enforceability of, or the Company’s ownership or exclusive use of, or exclusive rights in or to, any such Company IP or otherwise restricting or materially adversely affecting the Company’s right to own, license or use any Business IP. All Company Registered IP has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Company Registered IP is threatened, pending or reasonably foreseeable that would be materially adverse to the conduct of the Business.

(d) The Company has used commercially reasonable efforts and implemented sufficient measures to protect the confidentiality, integrity, and availability to the Company of all trade secrets or other confidential information material to the Company or the conduct of the Business. No such trade secret or confidential information has been disclosed by the Company to any Person (other than pursuant to a written confidentiality agreement with provisions reasonably restricting the use and disclosure thereof). To the Knowledge of the Company, each Person who is or was an employee or independent contractor of the Company or SERES and (i) involved in the development or creation of any Intellectual Property Rights for or on behalf of the Company (including any Company IP) has signed a valid and enforceable agreement containing an irrevocable present assignment to Company, its Subsidiary, SERES or other member of the SERES Group, as appropriate, of all such Intellectual Property Rights; or (ii) privy to any trade secrets or other confidential information material to the Company or the conduct of the Business has signed a valid and enforceable written confidentiality agreement with provisions reasonably restricting the use and disclosure thereof. No such Person retains any right, title or interest in or to any such Intellectual Property Rights or is in violation of any such assignment or confidentiality agreement.

(e) Neither the Company nor, to the Knowledge of the Company, SERES has received any written claim, notice, invitation to license or similar communication (i) contesting or challenging the use, validity, enforceability or ownership by the Company or SERES of any Business IP, or (ii) alleging that the Company or its current or planned products or services or the conduct of the Business infringes, misappropriates or otherwise violates (or will infringe, misappropriate, or otherwise violate) the Intellectual Property Rights of any Person, whether directly or indirectly.

(f) The Company, the conduct of the Business, the currently contemplated conduct of the Business following the Closing, and the current or planned products or services of the Company (including the use, manufacture, marketing, sale, offering for sale, importation, or other commercialization thereof), in each case, (i) to the Knowledge of the Company, currently do not infringe, misappropriate or otherwise violate and have not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person; and (ii) do not constitute and have not constituted unfair competition or trade practices under the Laws of any relevant jurisdiction.

(g) In the past six (6) years, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company IP, whether directly or indirectly.

(h) No funding, facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any Company IP.

(i) The IT Assets owned, leased, outsourced, or licensed by the Company (including through cloud-based or other third-party service providers) in the operation of its Business are sufficient in all material respects for the current conduct of the Business, and the IT Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines designed to facilitate or cause unauthorized access to, or disruption, significant impairment, disablement, or destruction of, Software, data or other materials. Prior to the Execution Date, there has been no unauthorized access to or unauthorized use of (i) any such IT Assets, (ii) any information stored on or processed by such IT Assets, or (iii) any confidential or proprietary information that is in the Company’s possession, custody, or control.

(j) Prior to the Closing, the Company will use commercially reasonable efforts to implement and, from the date of such implementation through the Closing Date, use commercially reasonable efforts to maintain commercially reasonable security designed to safeguard the confidentiality, availability, security and integrity of the IT Assets and all data and information stored thereon.

(k) No source code of any material Software owned by, or purported to be owned by, the Company has been disclosed or delivered to any escrow agent or, except pursuant to a written confidentiality Contract, otherwise provided or disclosed to any third party. Neither this Agreement, nor the Transactions will, and to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, result in the disclosure or release of such source code to any third-party. The Company has not used any material Software licensed in such a way that would subject any Company IP to Copyleft Terms.

(l) Prior to the Closing, the Company will use commercially reasonable efforts to establish and implement and, from the date of such establishment and implementation through the Closing Date, use commercially reasonable efforts to maintain written policies and organizational, physical, administrative and technical measures regarding, the integrity and availability of the systems, privacy, cyber security and data security that are commercially reasonable for an enterprise of the size and nature of the Company, taken as a whole, and at least consistent with applicable industry standards, and consistent in all material respects with (i) any contractual commitments of the Company relating to privacy, cyber security and data security, and (ii) any public facing statements or policies adopted by the Company relating to privacy, cyber security and data security (such policies and measures, collectively, the “Privacy and Security Policies”).

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the (i) Applicable Date the Company has complied in all material respects with all applicable privacy, cyber security and data security Laws and Contracts, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information its possession or control and (ii) since the establishment and implementation of the Privacy and Security Policies has complied in all material respects with its Privacy and Security Policies.

(n) The Company will implement prior to Closing commercially reasonable measures consistent in all material respects with standard industry practices designed to ensure the confidentiality, privacy and security of Personal Information in its possession or control from authorized access by any Person.

Section 3.17 Insurance. The Company has made available to Parent true and correct copies of all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company (“Insurance Policies”). All Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for Insurance Policies that have expired under their terms in the ordinary course of business, each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.18 Suppliers.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top five (5) suppliers of the Company for the twelve (12)-month period ended on the Execution Date based on the Dollar value purchased from each supplier during such period (each, a “Significant Supplier”).

(b) No Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company has cancelled or otherwise terminated its relationship with the Company or has materially altered, in a manner adverse to the Company, its relationship with the Company. To the Knowledge of the Company, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened to terminate, cancel or otherwise materially modify in a manner adverse to the Company its relationship with the Company.

Section 3.19 Related Party Transactions. No stockholder, officer or director of the Company or to the Company’s Knowledge, any immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (other than publicly traded securities) party to any Contract with the Company; (b) owns any direct or any indirect, interest in any material assets of the Company; or (c) has any cause of action or other claim against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, including for bona-fide employment-related compensation, expense reimbursements, or accrued vacation pay or for accrued benefits under a Benefit Plan maintained by the Company. Except as set forth on Section 3.19 of the Company Disclosure Letter, there are no outstanding notes payable to, accounts receivable from or advances by the Company, and the Company is not otherwise a creditor of, any option holder or Stockholder or any Affiliate of such Stockholder or option holder (or any director, officer, stockholder, member, manager or partner thereof).

Section 3.20 Brokers and Finders. The Company has not, nor has any of its directors or employees (including any officers), employed any investment banker, broker or finder or incurred or will incur any obligation or liability for any brokerage fees, commissions or finders’ fees or other similar payments in connection with the Transactions.

Section 3.21 Information Supplied; Proxy Statement. The information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement will not, (a) at the time the Proxy Statement is first mailed to the stockholders of Parent, (b) at the time of the Parent Special Meeting to be held in connection with the Transactions after giving effect to any supplements or updates to the Proxy Statement and (c) at the Effective Time after giving effect to any supplements or updates to the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information that was supplied by Parent or its Representatives.

Section 3.22 Anti-Corruption; Sanctions.

(a) Since the Applicable Date, the Company has complied with all applicable anti-bribery, anti-corruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, (collectively, the “Anti-Corruption Laws”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.

(c) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(d) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company, is a Person that is the subject of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any applicable sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor, to the Knowledge of the Company, are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. Since the Applicable Date, the Company has not been in material violation of applicable Sanctions.

Section 3.23 Accredited Investors. To the Knowledge of the Company, each Stockholder and Convertible Note Holder is an Accredited Investor.

Section 3.24 Sufficiency of the Assets.

(a) The Company has good and valid title or, in the case of leased or licensed assets, a valid leasehold interest in or valid license with respect to, free and clear of all Liens, except for Permitted Liens, to all of the Company’s material assets and all other material tangible personal property (including all plants, machinery, equipment, tools, supplies, furniture, furnishings, vehicles, IT Assets and other fixed assets) and real property, used (or held for use) in the conduct of the Business as of the Closing.

(b) Effective on the Closing Date (assuming that, upon Closing, Parent has unrestricted cash on hand equal to or in excess of $125,000,000): (i) the Company IP; and (ii) the material items of tangible and intangible personal property (including the IT Assets, intellectual property, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles) and real property, in each case, currently owned, leased or licensed by the Company, together with the rights, licenses, and services to be provided to the Company under the Key Contracts, will be sufficient, in all material respects, for the conduct of the Business by the Company following the Closing in the manner presently contemplated to be conducted (as of the Execution Date).

(c) The buildings, plants, structures, fixtures, machinery, equipment, vehicles, tangible IT Assets, and other material items of tangible personal property of the Company used in the Business as presently conducted are structurally sound, in good operating condition and repair (normal wear and tear excepted), and, to the Knowledge of the Company, have been maintained in accordance with normal industry practice in all material respects.

Section 3.25 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes or has made (and the Company and its Affiliates hereby disclaim) any other express or implied representation or warranty with respect to the Company or any of its Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), or any of their respective businesses, operations, assets, liabilities or financial condition. Parent and its Affiliates have not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Letter). Without limiting the generality of the foregoing, except as set forth in this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any financial projections, forecasts or estimates relating to the Company, any of its Affiliates or any of their respective businesses, operations, assets, liabilities or financial condition. Notwithstanding the foregoing, nothing in this Section 3.25(a) shall limit Parent’s remedies with respect to claims of fraud.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, neither Parent nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Company or any of its Affiliates in connection with the Transactions and the Company has not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement; provided; however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.25(b), nothing in this Section 3.25(b) shall limit the Company’s remedies with respect to claims of fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Parent in this Agreement and in any Transaction Document.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (i) Parent Reports filed prior to the Execution Date, but excluding, in each case, any disclosures set forth or referenced in any risk factor or forward-looking statement (or similarly captioned section) and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Good Standing and Qualification), Section 4.2 (Capital Structure), and Section 4.3 (Authority; Approval)); or (ii) the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to the Execution Date (the “Parent Disclosure Letter”), Parent hereby represents and warrants to the Company as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted; and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) and (c) where the failure to be so qualified or in good standing or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company prior to the Execution Date complete and correct copies of Parent’s and Merger Sub’s Organizational Documents, and each as so delivered is in full force and effect.

Section 4.2 Capital Structure.

(a) Without taking into effect the PIPE Investment or the conversion of Convertible Notes, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Class A Common Stock, of which 25,741,250 shares were issued and outstanding as of the Execution Date, 10,000,000 shares of Parent Class B Common Stock, of which 6,250,000 shares were issued and outstanding as of the Execution Date, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were issued or outstanding as of the Execution Date, and there were 8,333,333 public warrants (the “Public Warrants”) and 247,083 private placement warrants (together with the Public Warrants, the “Warrants”) issued and outstanding as of the Execution Date, in each case, entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per share of Parent Class A Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Warrants. Other than (A) the Parent Class B Common Stock, (B) the Warrants set forth in Schedule 4.2(a), and (C) the PIPE Investment, there are (i) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; and (ii) no options, warrants, or other rights to acquire from Parent, and no obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. At the Effective Time, each share of Parent Class B Common Stock will automatically convert into one share of Parent Class A Common Stock.

(b) All of the outstanding shares of Parent Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable, and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Parent or any Contract to which Parent is a party or otherwise bound. All outstanding Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Parent or any Contract to which Parent is a party or otherwise bound. Other than the Warrants, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of Parent on any matter. Except for this Agreement, the Parent’s Organizational Documents and the documents listed on Schedule 4.2(b)(i), Parent is not party to, and the Parent Capital Stock is not subject to, any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, redemption, dividend rights, disposition or transfer of the shares of Parent Capital Stock. Other than the Parent’s Organizational Documents and the documents listed on Schedule 4.2(b)(ii), Parent is not party to any Contract that provides for any preemptive, anti-dilution, down-valuation or similar protections in respect of Parent Capital Stock.

(c) Each holder of any of the shares of Parent Common Stock initially issued prior to Parent’s initial public offering (i) is obligated to vote all of such shares of Parent Common Stock in favor of adopting this Agreement and approving the Merger and (ii) is not entitled to elect to redeem any of such shares of Parent Common Stock pursuant to Parent’s certificate of incorporation, as amended.

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 100 shares are validly issued and outstanding, fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub was duly authorized, was issued in compliance with all applicable Laws and is not subject to and was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Merger Sub or any Contract to which Merger Sub is a party or otherwise bound.

(e) Other than the equity interests set forth in Schedule 4.2(e), there are no equity interests of Merger Sub issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens (other than such Liens as contemplated under this Agreement or created by Merger Sub’s Organizational Documents or applicable securities Laws), and there are (i) no other shares of capital stock or voting securities of Merger Sub; (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub; and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(f) Other than Merger Sub, Parent has no Subsidiaries and does not, directly or indirectly, own, hold or control or have the right to acquire any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person; (ii) securities convertible into or exchangeable for equity interests of any other Person; or (iii) options or other rights to acquire equity interests of any other Person.

Section 4.3 Authority; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by Parent as the sole stockholder of Merger Sub, the consents, approvals, authorizations and other requirements described in Section 4.4 and the obtaining of approval of the Parent Stockholder Proposals by the holders of a majority of the outstanding shares of Parent Common Stock voting on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Parent Vote” and such meeting, the “Parent Special Meeting”). Other than the Requisite Parent Vote, there are no other votes of the holders of Parent Common Stock or of any other class or series of the capital stock of Parent necessary with respect to the Transactions or any related matters. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each of the Transaction Documents to which Parent and/or Merger Sub is a party will be, at Closing, duly executed and delivered by Parent and/or Merger Sub, as applicable, and, when executed and delivered by the Company and the other parties thereto, will constitute a valid and binding agreement of Parent and/or Merger Sub, as applicable, enforceable against Parent and/or Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Parent Board has, at a duly convened and held meeting, (i) unanimously determined that the Merger is in the best interests of Parent and its stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions and resolved to recommend that the holders of shares of Parent Common Stock vote in favor of the Parent Stockholder Proposals, subject to a Change in Recommendation as set forth in Section 5.6; and (ii) directed that this Agreement and the other Parent Stockholder Proposals be submitted to the holders of shares of Parent Common Stock for their approval (the “Parent Board Recommendation”). No Takeover Statute is applicable to Parent, the Parent Common Stock or the Transactions.

(c) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to Article II of this Agreement. Such shares of Parent Common Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued free and clear of any Liens (other than such Liens as contemplated under this Agreement or created by Parent’s Organizational Documents or applicable securities Laws) and any preemptive rights, and no stockholder of Parent will have any preemptive right, repurchase right or subscription right in respect thereof. As of the Effective Time, the Parent Common Stock will be registered pursuant to Section 12(b) under the Exchange Act.

Section 4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, any applicable requirements under applicable securities Laws, and the DGCL, no expirations of waiting periods are required under applicable Antitrust Laws, nor are any notices, reports or other filings required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Parent or Merger Sub or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material or to prevent, materially delay or materially impair the consummation of the Transactions.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which they are a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Parent or Merger Sub under any provision of (i) their respective Organizational Documents; (ii) any Contract binding upon Parent or Merger Sub or any of their respective properties or assets; or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), any Law to which Parent or Merger Sub is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Parent Reports; Financial Statements; Internal Controls.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, schedules, statements, certifications, reports and other documents, including any exhibits thereto, required to be filed with the SEC, including pursuant to the Exchange Act or the Securities Act, since its incorporation and will file, on a timely basis, all such forms, schedules, statements, certifications, reports and other documents required to be filed with the SEC subsequent to the date of this Agreement (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and including any amendments, restatements or supplements thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing and, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. Except to the extent available on the SEC’s web site through EDGAR, Parent has delivered to the Company copies, in the form filed with the SEC, of all Parent Reports. As of their respective dates of filing (and, if amended, as of the date of filing such amendment), no Parent Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent Reports. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“NASDAQ”). As of the date hereof, the issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the Knowledge of Parent, threatened, in each case, by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of the Parent Class A Common Stock on NASDAQ. Parent has not taken any action that is designed to terminate the registration of the Parent Class A Common Stock under the Exchange Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Parent has established and maintains disclosure controls and procedures (as such terms are defined in paragraph (e) of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, changes in stockholders’ equity, cash flows, retained earnings (loss) and changes in financial position, as applicable, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that will not be material in amount or effect), in each case prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(e) Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) (i)  To the Knowledge of Parent, the Parent has not identified or been made aware of any significant deficiency or material weakness in the design or operation of internal controls that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information for inclusion in the applicable financial statements; and (ii) since the date of Parent’s formation, to the Knowledge of Parent, the Parent has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting. Since the date of Parent’s formation, to the Knowledge of Parent, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Parent.

Section 4.6 Absence of Certain Changes. Since Parent’s incorporation, (a) Parent has conducted its business in the ordinary course of business, consistent with past practices in all material respects (except for the negotiation and execution of this Agreement); and (b) there has not been any Parent Material Adverse Effect.

Section 4.7 Litigation and Liabilities.

(a) There are no Actions pending, threatened in writing, or, to the Knowledge of Parent, otherwise threatened, against Parent or any of its Subsidiaries (and no Governmental Entity has notified Parent of its intention to initiate an Action), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

(b) Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a business combination; and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Neither Parent nor Merger Sub has any obligations or liabilities (whether accrued, absolute, contingent, unknown or otherwise), other than liabilities that (i) have been adequately reserved against or reflected in the financial statements included in or incorporated by reference into the Parent Reports (including the related notes and schedules); (ii) were incurred in the ordinary course of business consistent with past practice and which are not material; or (iii) have been incurred as expressly required by this Agreement. Parent is not a party to or subject to the provisions of any Order that restricts the manner in which Parent conducts its business except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

Section 4.8 Parent Trust Account. As of the Execution Date, Parent has no less than $250,000,000 in the account established by Parent for the benefit of its stockholders at Deutsche Bank Trust Company Americas (the “Parent Trust Account”), such monies being invested in U.S. Government treasury bills or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 18, 2020, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and has not been amended or modified. Parent has complied in all material respects with the terms of the Parent Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Parent Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the trustee under the Parent Trust Agreement (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate in any material respect or that would entitle any Person (other than pursuant to a Parent Share Redemption or with respect to the Deferred Discount (as defined in the Parent Trust Agreement)) to any portion of the proceeds in the Parent Trust Account. There are no proceedings pending or, to the Knowledge of Parent, threatened with respect to the Parent Trust Account. Upon the consummation of the Merger and notice thereof to the Trustee pursuant to the Parent Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the funds in the Parent Trust Account in accordance with the Parent Trust Agreement at which point the Parent Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable: (a) to stockholders of Parent who shall have exercised applicable redemption rights; (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; and (c) to the Trustee for fees and costs incurred in accordance with the Parent Trust Agreement. Assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the conditions to the use of funds in the Parent Trust Account will be satisfied and the funds available in the Parent Trust Account will be available to Parent at the Effective Time.

Section 4.9 PIPE Investments. Parent has made available to the Company prior to the Execution Date true, correct and complete copies of the Subscription Agreements. As of the Execution Date, each Subscription Agreement (a) is in full force and effect without amendment or modification; (b) is the valid, binding and enforceable obligation of Parent or its applicable Affiliate and, to the Knowledge of Parent, each other party thereto (except, in any case, as may be limited by Bankruptcy and Equity Exception); and (c) have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts between Parent and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Parent, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, or to the Knowledge of Parent, on the part of any PIPE Investor, under any material term or condition of any Subscription Agreement, and, as of the Execution Date, Parent has no reason to believe that it will be unable to satisfy in all material respects, on a timely basis, any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

Section 4.10 [RESERVED].

Section 4.11 Investment Intent. Parent is acquiring the Company Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Parent acknowledges that the Company Common Stock is not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the shares of Company Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.

Section 4.12 Brokers and Finders. Neither Parent nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions.

Section 4.13 Information Supplied; Proxy Statement. The information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the Proxy Statement will not, (a) at the time the Proxy Statement is first mailed to the stockholders of Parent, (b) at the time of the Parent Special Meeting to be held in connection with the Transactions after giving effect to any supplements or updates to the Proxy Statement, and (c) at the Effective Time after giving effect to any supplements or updates to the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement based on information that was supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 4.14 Taxes. Parent and Merger Sub (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and accurately reflect all liability for Taxes of Parent and Merger Sub for the periods covered thereby; (b) have paid all income and all other material Taxes that are required to be paid, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith; and (c) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. Any such Taxes or Tax liabilities of Parent and Merger Sub that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the financial statements included in the Parent Report have been properly accrued and adequately disclosed on such financial statements in accordance with GAAP, and (ii) for periods not covered by such financial statements have been properly accrued on the books and records of Parent and Merger Sub in accordance with GAAP. All material Taxes that Parent and Merger Sub are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. As of the Execution Date, there are no pending or, to the Knowledge of Parent or Merger Sub, threatened in writing, audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters of Parent or Merger Sub. To the Knowledge of Parent or Merger Sub, there are no unresolved questions or claims concerning the Parent’s or Merger Sub’s Tax liability that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is a party to or bound by any Tax Sharing Agreement. Parent and Merger Sub (A) have not been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Parent); and (B) do not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Parent and Merger Sub have not been, within the last two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Parent and Merger Sub have not participated in a “reportable transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(1). At no time during the past five years has Parent or Merger Sub been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Parent nor Merger Sub is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.15 Material Contracts. Except for those Contracts filed (or incorporated by reference) as exhibits to the Parent Reports and except for the documents to be executed by Parent in connection with the PIPE Investment and the other Transactions, neither Parent nor any of its Subsidiaries is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 4.16 Benefit Plans. Neither Parent nor any of its Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any Plan (including, without limitation, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code), nor does Parent or any of its Subsidiaries have any obligation or commitment to create or adopt any Plan, except as contemplated pursuant to Section 5.14 of this Agreement. For purposes of this section only, “Plan” shall have the same meaning as “Benefit Plan”, except that references to the “Company” shall be replaced with “Parent”.

Section 4.17 Compliance with Laws. Parent has, at all times since its incorporation, been and is in compliance in all material respects with all Laws and Orders applicable to it or to its businesses or operations. Parent has not received any written notice or, to the Knowledge of Parent, oral notice to the effect that a Governmental Entity has claimed or alleged that Parent was not in compliance in all material respects with all Laws and Orders applicable to it or to its business or properties.

Section 4.18 Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.19 Investigation and Reliance. Unless any such information is expressly and specifically included in a representation or warranty contained in Article III of this Agreement, neither the Company nor any of its stockholders, Affiliates or Representatives shall have any liability to Parent, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any projections, forecasts or estimates made available to Parent or its Representatives, including projections, forecasts or estimates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (the “Projections”), whether or not included in any management presentation, in any materials provided in connection with the PIPE Investment, or in any other information made available to Parent or its Representatives. Notwithstanding anything in this Section 4.19, nothing in this Agreement (including this Section 4.19) shall limit (i) the obligation of the Company to ensure the accuracy of all information that is not a Projection and which is provided by or on behalf of the Company for inclusion in the Proxy Statement, (ii) the liability of the Company and its Subsidiaries for the inaccuracy of any Projection provided by or on behalf of the Company for inclusion in the Proxy Statement if such Projection was made or approved by a Person with actual knowledge that the Projection was false or misleading, or (iii) the ability and right of the Parent to rely upon the express representations and warranties set forth in Article III.

Section 4.20 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article IV (as modified by the Parent Disclosure Letter), neither Parent nor any other Person makes or has made any other express or implied representation or warranty with respect to Parent (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), or its businesses, operations, assets, liabilities or financial condition. The Company and its Affiliates have not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement (as modified by the Parent Disclosure Letter). Without limiting the generality of the foregoing, except as set forth in this Agreement, neither Parent nor any other Person on behalf of Parent has made or makes, any representation or warranty, whether express or implied, with respect to any financial projections, forecasts or estimates relating to Parent or any of its businesses, operations, assets, liabilities or financial condition. Notwithstanding the foregoing, nothing in this Section 4.20(a) shall limit the Company’s remedies with respect to claims of fraud.

(b) Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes or has made any other express or implied representation or warranty with respect to the Company, its businesses, operations, assets, liabilities or financial condition, the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Parent in connection with the Transactions and Parent has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Letter); provided; however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.20(b), nothing in this Section 4.20(b) shall limit Parent’s remedies with respect to claims of fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by the Company in this Agreement and in any Transaction Document.

Article V

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) Except as described in Section 5.1(a) of the Company Disclosure Letter, or as otherwise expressly required or permitted by this Agreement, Key Contract or any Transaction Document, the Company covenants and agrees that, during the period from the Execution Date until the Closing, unless Parent shall otherwise request in writing or approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) and except as required by applicable Laws or required by any quarantine, “shelter-in-place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other similar Law or Order, by any Governmental Entity in connection with or in response to COVID-19 (the “COVID-19 Measures”), the business of the Company shall be conducted in the ordinary course of business in all material respects consistent with past practice, including with respect to working capital practices and procedures, and the Company shall use its reasonable best efforts to preserve its business organization substantially intact and maintain existing relations with customers, suppliers, licensors, creditors, employees and Governmental Entities.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (w) as otherwise expressly required or permitted by this Agreement or any Transaction Document; (x) as described in the corresponding subsection of Section 5.1(a) of the Company Disclosure Letter; (y) as required by applicable Law (including any action required to be taken prior to the Closing in order for Parent to be in compliance with the rules and regulations of the SEC and NASDAQ as of the Closing) or to comply with COVID-19 Measures; or (z) as Parent may request in writing or approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company will not:

(i) adopt any change in its or their Organizational Documents;

(ii) merge or consolidate with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000 or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions;

(iv) transfer, sell, lease, license, sublicense, covenant not to assert, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or expire or otherwise dispose of any of its material tangible or intangible assets, properties, intellectual property, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions of tangible assets in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of tangible assets with a fair market value not in excess of $250,000 in the aggregate; and (C) non-exclusive licenses of Company IP granted to customers in the ordinary course of business consistent with past practice;

(v) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vii) declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii) create or incur any Lien material to the Company other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(ix) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $250,000 in the aggregate;

(xi) fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures in excess of $250,000 in the aggregate;

(xii) enter into any Contract that, if entered into prior to the Execution Date, would have constituted a Material Contract described in Section 3.12(a)(i), (v), (vii)-(xv), (xx), (xxiv) and (xxv) (the “Restricted Contracts”);

(xiii) materially amend or modify or terminate any Material Contract that is a Restricted Contract;

(xiv) other than in the ordinary course of business consistent with past practice, amend, modify, cancel, or waive any debts or claims held by it or waive any rights;

(xv) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xvi) settle any Action against the Company, except for settlements involving solely the payment of monetary damages of less than $125,000, individually, or $250,000, in the aggregate, in each case, in excess of the proceeds actually received from any insurance policies, subrogation or other third-party sources in connection with such payment;

(xvii) make, change or revoke any material Tax election, prepare any material Tax Return in a manner which is inconsistent with the past practices of the Company or any of its Subsidiaries with respect to the treatment of items on such Tax Returns, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, file any amended material Tax Return or a claim for refund of material Taxes with respect to the income, assets or operations of the Company or any of its Subsidiaries or settle or compromise any material income Tax liability;

(xviii) except as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or as required pursuant to any collective bargaining agreement that the Company is required to assume or to which the Company is required to become a party, in each case, in accordance with a Key Contract, (A) increase in any manner the compensation or consulting fees, bonus, material fringe benefits, severance or termination pay of any Employee except, with respect to Employees who are not officers, increases in annual salary or wage rate in the ordinary course of business that do not exceed 5% individually or 3% in the aggregate, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan (or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement) that provides cash incentive compensation, equity-based compensation, nonqualified deferred compensation, defined benefit pension plan benefits, retiree welfare benefits, severance pay, or material fringe benefits, (C) grant any new incentive-based awards, or amend or modify the terms of any outstanding incentive-based awards, under any Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) hire any employee or engage any independent contractor (who is a natural person) if such individual would receive an annual salary or wage rate or consulting fees in excess of $150,000 per annum, or (F) terminate the employment or engagement, other than for cause, of any Employee with an annual salary or wage rate in excess of $150,000; provided, that with respect to any action set forth in this Section 5.1(b)(xviii) that is required pursuant to any collective bargaining agreement that the Company is required to assume or to which the Company is required to become a party, in each case, in accordance with a Key Contract, the Company shall (1) provide advance written notice of such requirement to Parent as soon as reasonably practicable, (2) use its reasonable best efforts to update Parent of the status of negotiations or other material discussions in connection with such requirement, and (3) consider Parent’s input and comments in good faith;

(xix) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining agreement or other labor union Contract;

(xx) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company;

(xxi) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material permit, approval, authorization, consent, license, registration or certificate issued to the Company by any Governmental Entity;

(xxii) take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors (other than extensions of trade payables agreed to in the ordinary course of business) or any similar action or proceeding by or in respect of the Company;

(xxiii) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxiv) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied;

(xxv) form any Subsidiary;

(xxvi) except for those actions contemplated in, and permitted by, Section 5.29, materially amend or modify or terminate any Material Contract;

(xxvii) (A) subject any Company IP to Copyleft Terms; or (B) disclose any trade secrets and any other confidential information material to the Company or the conduct of the Business to any Person (other than pursuant to a written confidentiality agreement with provisions reasonably restricting the use and disclosure thereof);

(xxviii) take any action which would reasonably be expected to cause any of the Transactions to be a “covered transaction” as defined at 31 C.F.R. § 800.213; or

(xxix) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct any of the Company’s operations prior to the Closing Date.

Section 5.2 Conduct of Parent.

(a) Except as described in Section 5.2(a) of the Parent Disclosure Letter, or as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the PIPE Investment), Parent covenants and agrees as to itself and Merger Sub that, during the period from the Execution Date until the Closing, unless the Company shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed) and except as required by applicable Laws or to comply with COVID-19 Measures: (i) the business of it and Merger Sub shall be conducted in the ordinary course in all material respects consistent with past practice; and (ii) Parent and Merger Sub shall have no other activity.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing: except (x) as otherwise expressly required by this Agreement or as described in Section 5.2(a) of the Parent Disclosure Letter, (y) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed) or (z) as required by applicable Law, or to comply with COVID-19 Measures, Parent will not and will not permit Merger Sub to:

(i) adopt any change in their Organizational Documents, amend the Parent Trust Agreement, make any other agreement related to the Parent Trust Account, or make any distribution of amounts held in the Parent Trust Account, other than in connection with the Parent Stock Redemption;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or repurchase or redeem any Parent Common Stock, other than in connection with the Parent Stock Redemption, the PIPE Investment or the conversion of Convertible Notes;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Parent or Merger Sub (other than the issuance of shares by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, other than in connection with the Parent Stock Redemption or the PIPE Investment or the conversion of Convertible Notes;

(iv) reclassify, recapitalize, exchange, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than in connection with the Parent Stock Redemption or the PIPE Investment or the conversion of Convertible Notes;

(v) enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(viii) make, change or revoke any material Tax election, prepare any material Tax Return in a manner which is inconsistent with the past practices of Parent or Merger Sub with respect to the treatment of items on such Tax Returns, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or Merger Sub, file any amended material Tax Return or a claim for refund of material Taxes with respect to the income, assets or operations of Parent or Merger Sub or settle or compromise any material income Tax liability;

(ix) take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of Parent of Merger Sub;

(x) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied;

(xi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, as applicable, enter into any “keep well” or other agreements to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from Sponsor or an affiliate thereof or certain of Parent’s officers and directors to finance Parent’s transaction costs in connection with the transactions contemplated hereby; or

(xii) agree, authorize or commit to do any of the foregoing.

Section 5.3 Parent Trust Account Matters.

(a) Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any Tax obligation owed by Parent as a result of assets owned by Parent, including franchise Taxes prior to the Closing; and (ii) to effectuate the Parent Share Redemption. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and, thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.

(b) Trust Account Waiver. The Company acknowledges and agrees that (i) Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets; and (ii) Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of Parent’s public stockholders until the Closing. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Company on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Parent Trust Account, and agrees not to seek recourse against the Parent Trust Account or any funds distributed therefrom in accordance with the terms of this Agreement as a result of, or arising out of, any claims against Parent arising under this Agreement (it being agreed that such waiver shall automatically terminate without further action by any party hereto at the Closing and shall not apply following the Closing to the Parent Trust Account funds that are released from the Parent Trust Account to Parent pursuant to Section 5.3(a)).

(c) Parent Share Redemption. At the Closing, Parent shall use its reasonable best efforts to cause the Parent Trustee to pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its reasonable best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.

Section 5.4 [RESERVED]

Section 5.5 Proxy Filing; Information Supplied.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC the Proxy Statement. Each of Parent and the Company shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; and (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff.

(b) After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by Parent and the Company, Parent shall file the Proxy Statement in definitive form with the SEC in accordance with the rules and regulations under the Exchange Act and mail the Proxy Statement to holders of record of Parent Common Stock, as of the record date to be established by the board of directors of Parent. Each of the Company and Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. The Parent shall promptly notify the Company of the receipt of all comments (written or oral) from the SEC and of any request (written or oral) by the SEC for any amendment or supplement to the Proxy Statement or for additional information and shall promptly provide to the Company copies of all correspondence between it or any of its Representatives and the SEC with respect to the Proxy Statement. Prior to responding to any comments or requests from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response); provided, that Company shall be required to provide any comments on such drafts reasonably promptly (but in no event later than the end of the fifth (5th) Business Day following the Company’s receipt thereof).

(c) Each of Parent and the Company will provide its respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Parent Special Meeting or the Parent Stockholder Proposals, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of Parent. Each Party will include in the Proxy Statement and such other documents related to Parent Special Meeting all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and Merger Sub included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company included in the Proxy Statement shall be in form and content satisfactory to the Company, acting reasonably.

(d) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Parent Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Company, its Subsidiaries or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance and shall promptly provide all information required for Parent to transmit to the holders of its capital stock an amendment or supplement to the Proxy Statement containing such information.

(e) The Company shall provide Parent, as promptly as reasonably practicable, with all information (including applicable financial statements prepared in accordance with Regulation S-X of the SEC to the extent required by applicable SEC rules and regulations) concerning the Company, its Subsidiaries and the ECV Operations as required by the SEC or as reasonably requested by Parent for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement (if any). The Company shall cause the officers and employees of the Company and its Subsidiaries to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

Section 5.6 Parent Meeting. Parent will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and its Organizational Documents, all action necessary to convene the Parent Special Meeting as promptly as reasonably practicable after the SEC advises it has no further comments on the Proxy Statement (the “SEC Clearance Date”) (and will commence the mailing of the Proxy Statement to the Parent Stockholders as promptly as practicable after the SEC Clearance Date and schedule such meeting for a date that is no more than thirty-five (35) days after the Proxy Statement is mailed), to (i) consider and vote upon the approval of the Parent Stockholder Proposals and to cause such vote to be taken; and (ii) provide Parent Stockholders with the opportunity to elect to effect a Parent Share Redemption. Parent may only elect to postpone or adjourn such meeting on one or more occasions if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Parent Stockholder Proposals or to constitute a quorum necessary to conduct the business of the Parent Special Meeting or (z) Parent determines the payments for the Parent Share Redemption could reasonably be expected to cause the conditions in Section 6.1(d) to not be satisfied at the Closing; provided, that in the event of a postponement or adjournment pursuant to clauses (x) or (y) above, the Parent Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in the applicable clause have been resolved. Parent shall use its reasonable best efforts to solicit from its stockholders proxies as promptly as possible in favor of the Parent Stockholder Proposals and shall include in the Proxy Statement the Parent Board Recommendation; provided, that, notwithstanding the foregoing, subject to compliance by Parent, its Affiliates and their Representatives with Section 5.15(b), at any time prior to obtaining approval of the Parent Stockholder Proposals, the Parent Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Parent Board Recommendation (any such action, a “Change in Recommendation”) if the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, and without any violation by Parent, its Affiliates or any of their respective Representatives of Section 5.15(b), that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law and following such Change in Recommendation the obligation to solicit proxies in favor of the Parent Stockholder Proposals shall terminate; provided, however, that the Parent Board may not make such Change in Recommendation unless (1) the Parent Board has provided prior written notice to the Company (a “Parent Recommendation Change Notice”) that it is prepared to effect a Change in Recommendation at least ten (10) Business Days prior to taking such action, which notice shall specify the basis for such Change in Recommendation, (2) during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, the Company may propose to Parent any revisions to this Agreement that the Company proposes to make and Parent will engage in good faith discussions with the Company regarding such proposal(s), (3) at the end of such five (5) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the Parent Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to Parent Stockholders under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Parent’s obligations pursuant to this Section 5.6 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 5.7 Approval of Sole Stockholder of Merger Sub. Immediately following approval of the Parent Stockholder Proposals, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 5.8 Required Stockholder Approval. In accordance with applicable Laws, and the Company’s Organizational Documents, promptly following the execution of this Agreement, the Company shall seek and shall use its reasonable best efforts to obtain (a) as promptly as practicable, and in any event, within twenty-four (24) hours following the execution of this Agreement (the “Stockholder Support Delivery Period”), the Initial Stockholder Consent; and (b) as promptly as practicable, Support Agreements from Stockholders holding 100% of the Company Common Stock issued and outstanding as of the Execution Date, in each case, in lieu of a meeting pursuant to Section 228 of the DGCL for the purposes of (i) adopting this Agreement and approving the Merger; (ii) acknowledging that the adoption and approvals are irrevocable and result in the waiver of any right of such stockholders to demand appraisal in connection with the Merger pursuant to Delaware Law; and (iii) such other matters set forth therein. As promptly as practicable and, in any event, prior to the expiration of the Stockholder Support Delivery Period, if the Initial Stockholder Consent is obtained, the Company shall deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission), certified as correct and complete by an executive officer of the Company.

Section 5.9 Information Statement. If applicable, promptly, and in any case at the same time as any Support Agreement is solicited from any Stockholder (other than the Initial Stockholder Consents), the Company shall prepare (with the cooperation of Parent) and mail to each Stockholder an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to Parent (as it may be amended or supplemented from time to time, the “Information Statement”). If applicable, the Information Statement shall constitute an information statement for the Company’s solicitation of consent of the Stockholders with respect to the adoption of this Agreement and the approval of the Merger and shall include (a) a statement to the effect that the Company’s board of directors had unanimously recommended that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger; and (b) such other information as Parent and the Company reasonably agree is required or advisable under applicable Law to be included therein. The Company shall, with the cooperation of Parent (to the extent reasonably required), prepare any other necessary documentation required or advisable to be provided to Stockholders pursuant to the DGCL. None of the information supplied or to be supplied by Parent or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10 Regulatory Filings/Approvals.

(a) Exchanging Information. The Company and Parent shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(b) Initial Submissions. The Company and Parent shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions. Without limiting the foregoing, each of the Company and Parent shall make its respective filing pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the Execution Date. The Company and Parent shall submit a request to obtain early termination of the waiting period with respect to the Transactions under the HSR Act.

(c) Subsequent Submissions. The Company and Parent shall promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.

(d) Conduct of Interactions with Government Entities. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations under this Section 5.10; provided, that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, the Company and Parent shall act reasonably and as promptly as practicable. With regard to any sharing of information contemplated under this Section 5.10(d), (i) any disclosure of information shall be been done in a manner consistent with applicable Law; (ii) information may be withheld as necessary to address reasonable attorney-client privilege concerns or comply with contractual obligations; (iii) any Party, as it deems advisable or necessary to address reasonable confidentiality concerns, may redact any confidential information or designate such information as for “outside counsel only” and (iv) materials provided to a Party or its counsel may be redacted to remove references concerning the valuation for the Transactions. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any pre-scheduled meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(e) In furtherance and not in limitation of the other provisions contained in this Agreement, the Company and Parent shall use (and shall cause their responsive controlled Affiliates to use) their respective reasonable best efforts to take any and all steps and actions necessary or advisable to avoid or eliminate as promptly as possible each and every impediment under any Antitrust Laws that may exist, arise or be asserted by any antitrust or competition or any other Governmental Entity or any other Person so as to enable the Parties to close the Transactions as promptly as possible, and in any event prior to the Outside Date.

(f) Nothing in this Agreement, including Section 5.11(a), shall require Parent or any of its Affiliates to proffer to, agree to, or sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets of Parent, the Company or any of their respective Affiliates (or consent thereto), where such action or agreement would be reasonably likely to (i) give rise to a Parent Material Adverse Effect or (ii) have an adverse impact that is material to the business of Parent and the business of the Company, taken as a whole; provided that, any such action or agreement required of Parent or any of its Affiliates is conditioned on the consummation of the Merger.

(g) Parent shall pay fifty percent (50%), and the Company shall pay fifty percent (50%), of the filing fees in connection with the HSR Act (collectively, the “Merger Agreement HSR Fees”) required in connection with this Agreement, but not, for avoidance of doubt any regulatory filing fees payable under or in connection with any Key Contract which fees shall be borne solely by the Company; provided, that, at the Closing, Parent shall reimburse the Company for such fifty percent (50%) of the Merger Agreement HSR Fees paid by the Company.

Section 5.11 Cooperation and Efforts to Consummate Transactions; Status.

(a) Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their responsive controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the Transactions.

(b) Status. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect, and the Company and the Parent shall each give prompt notice to the other of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 5.11 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Company Disclosure Letter or Parent Disclosure Letter, as applicable.

Section 5.12 Third-Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, between the Execution Date and the Closing Date, the Company shall, upon the written request of Parent, use commercially reasonable efforts to obtain any consents that are listed on Section 3.4(b) of the Company Disclosure Letter. In connection therewith, neither the Company nor any of its Affiliates shall (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value; (ii) amend, supplement or otherwise modify any such Contract; or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of Parent, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).

(b) Notwithstanding anything to the contrary contained herein, in no event shall Parent, the Company or any of their respective Affiliates be required to make any payments, incur any liability, commence any litigation, amend, supplement or otherwise modify any Contract, or make any concessions or agree or commit to do any of the foregoing to obtain any consents of third parties contemplated by this Section 5.12, and the failure to receive any such consents shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied (but the accuracy of this Section 5.12(b) will be so taken into account) and no representation, warranty, covenant or agreement of the Company set forth in this Agreement shall be breached or deemed breached.

Section 5.13 Access and Reports. Subject to applicable Law and except as required to comply with any COVID-19 Measures, upon reasonable advance notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, that no investigation pursuant to this Section 5.13 shall affect or be deemed to modify any representation made by the Company in Article III; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company; provided, further, that Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interrupt or interfere with the business or operations of the Company; provided, further, that for so long as any applicable COVID-19 Measures are in effect, the Company shall use commercially reasonable efforts to provide access under this Section 5.13 through virtual or other remote means. All requests for information made pursuant to this Section 5.13 shall be directed to Persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 5.14 LTIP. Effective as of (and contingent on) the Closing, Parent shall adopt a long-term incentive plan, in substantially the form attached hereto as Exhibit M-1 (the “Forum III LTIP”), which shall initially reserve 29,200,000 shares of Parent Common Stock. Parent shall, (a) prior to the Closing, obtain the approval of the Forum III LTIP from the Parent Stockholders, and (b) immediately upon the effectiveness of a Form S-8 Registration Statement registering shares of Parent Common Stock under the Forum III LTIP, make grants to eligible individuals in the amounts determined by the Parent Board following the Closing and based upon the recommendations of Jason Luo. The grants made in accordance with this Section 5.14 shall be made pursuant to the terms set forth in the form of award agreements attached as Exhibit M-2, Exhibit M-3 and Exhibit M-4, as applicable. It is understood and agreed that at least 15,000,000 of the share reserve contemplated by this Section 5.14 shall be issued immediately upon the effectiveness of such Form S-8 Registration Statement and pursuant to the form of award agreement attached as Exhibit M-2, and such grants shall, subject to the approval of Parent Board, include awards to the individuals and in the amounts set forth on Exhibit M-5.

Section 5.15 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:

(a) The Company shall not take, and shall cause its Affiliates not to take, nor permit any of their Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Parent) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any issuance, sale, pledge, disposal of, grant, transfer or encumbrance of any of the Company’s equity securities or any merger, sale of substantial assets, liquidation, dissolution, reorganization, financing, refinancing, recapitalization, or similar transaction involving the Company, or any other transaction that would impede, delay, interfere with or prevent the consummation of the Transactions, other than issuances of equity securities not prohibited by Section 5.1 and assets sold in the ordinary course of business (each such transaction, an “Alternative Transaction”). The Company shall, and shall cause its Affiliates to, and shall cause any of their Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent and its Affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Notwithstanding the foregoing, the Company and its Representatives may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to an exclusivity agreement and are unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction so long as such exclusivity agreement remains in effect. The Company shall promptly (but in any event within forty-eight hours) notify Parent if the Company or any of its Representatives receive any offer for, or any solicitation to discuss or negotiate, an Alternative Transaction which notice shall include a written summary of the material terms and conditions of any such offer, whether conveyed verbally or in writing. The Company represents and warrants to Parent that this Section 5.15(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or any of its Affiliates are currently bound.

(b) Parent shall not take, and shall cause its Affiliates and their respective Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Company and/or any of its Affiliates) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any Business Combination (each such transaction, a “Business Combination Transaction”). Parent shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Company and its Affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Notwithstanding the foregoing, Parent, any of its Affiliates and any of its or their respective Representatives may respond to any unsolicited proposal regarding a Business Combination Transaction by indicating that Parent is subject to an exclusivity agreement and is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Transaction so long as such exclusivity agreement remains in effect. Parent shall promptly (but in any event within forty-eight hours) notify the Company if Parent or any of its Representatives receives any offer for, or any solicitation to discuss or negotiate, a Business Combination Transaction which notice shall include a written summary of the material terms and conditions of any such offer, whether conveyed verbally or in writing. Parent represents and warrants to the Company that this Section 5.15(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Parent or any of its Affiliates are currently bound. Solely for purposes of this Section 5.15(b), the term “Affiliates” shall exclude any special purpose acquisition companies that are Affiliates of Parent.

Section 5.16 Publicity. Prior to the Closing, the initial press release regarding the Transactions shall be a joint press release and thereafter the Company and Parent each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

Section 5.17 Confidentiality. The terms of the Mutual Non-Disclosure Agreement, dated as of August 24, 2020 (the “Confidentiality Agreement”), between the Company and Parent, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.

Section 5.18 Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the PIPE Investment as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice; (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the PIPE Investment, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Investment (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding the Company, that is readily available or within its possession and as is reasonably requested in connection with the PIPE Investment; (iv) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Company to permit the consummation of the PIPE Investment and the issuance of shares of Parent Common Stock immediately following the Closing; (v) reasonably assisting Parent to satisfy the conditions set forth in any document executed in connection with the PIPE Investment; and (vi) otherwise reasonably cooperating in Parent’s efforts to consummate the PIPE Investment.

Section 5.19 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner adverse to the Company. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company, prompt (and, in any event within three Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 5.20 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Parent and the Company and the Parent Board and the Company Board, respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.21 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Section 5.22 Tax Matters.

(a) The Parties hereto intend that the transactions contemplated by this Agreement shall qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. The Parties hereto shall (i) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations and (ii) file all Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any taxing authority.

(b) All Transfer Taxes shall be paid by Parent. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Parent shall provide the Company with evidence reasonably satisfactory to the Company that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(c) The Stockholders, the Company, and its Subsidiaries shall terminate or cause to be terminated any and all of the Tax Sharing Agreements in effect, written or unwritten, on the Closing Date as between the Stockholders or any Predecessor or Affiliate thereof, on the one hand, and the Company and any of its Subsidiaries, on the other hand, for all Taxes imposed by any taxing authority or other Governmental Entity, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements.

Section 5.23 Financial Statements and Related Information. To the extent not provided prior to the Execution Date, the Company shall provide to Parent, as promptly as reasonably practicable following the Execution Date (but, in no event, fewer than five (5) days prior to Parent’s filing of the Proxy Statement with the SEC pursuant to Section 5.5(a), provided that, the signed report of the independent registered public accountant to be provided as part of the PCAOB Audited Financial Statements (as defined below) need not be provided until the date on which Parent actually files the Proxy Statement with the SEC pursuant to Section 5.5(a)): (a) the audited combined carve-out financial statements of the ECV Operations, including the audited combined carve-out balance sheets as of December 31, 2019 and December 31, 2018, and the related audited, combined carve-out statements of (i) operations and comprehensive loss, (ii) parent’s net investment and (iii) cash flows, in each case, for the years ended December 31, 2019 and December 31, 2018, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and Regulation S-X, accompanied by a signed report of the independent registered public accountant with respect thereto, which report shall refer to the standards of the PCAOB (the “PCAOB Audited Financial Statements”); and (b) the unaudited condensed combined carve-out financial statements of ECV Operations, including condensed combined carve-out balance sheets as of September 30, 2020 and December 31, 2019 and the related condensed combined carve-out statements of (i) operations and comprehensive loss, (ii) parent’s net investment and (iii) cash flows, in each case, for the nine months ended September 30, 2020 and September 30, 2019, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, and reviewed by the independent auditor in accordance with PCAOB Auditing Standard 4105 (together with the PCAOB Audited Financial Statements, the “PCAOB Financial Statements”). Further, to the extent not provided prior to the Execution Date, the Company shall provide to Parent, as promptly as reasonably practicable after Parent’s written request: (y) all other audited and unaudited financial statements of the ECV Operations and the Company and its Subsidiaries required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Form 8-K to be filed with respect to the Closing of the Transactions; and (z) all financial data of the ECV Operations and the Company and its Subsidiaries required by Regulation S-K, in each case, to be included in the Proxy Statement and/or the Form 8-K to be filed with respect to the Closing of the Transactions. The Company shall provide to Parent: (i) the audited combined financial statements of the ECV Operations, including the audited combined balance sheets, combined statements of operations and comprehensive loss, combined statements of owner’s net investment and combined statements of cash flows as of and for the year ended December 31, 2020, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and Regulation S-X, accompanied by a signed report of the independent auditor with respect thereto, which report shall refer to the standards of the PCAOB, within ninety (90) days following the end of such fiscal year; (ii) unaudited combined financial statements of the ECV Operations, including the unaudited combined balance sheets, combined statements of operations and comprehensive loss, combined statements of owner’s net investment and combined statements of cash flows, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X and reviewed by the independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of the ECV Operations after December 31, 2020 (and the comparable period in the prior year) and at least forty (40) days prior to the Closing Date, in each case within forty (40) days following the end of each such fiscal quarter; and (iii) all other audited and unaudited financial statements of ECV Operations and the Company and its Subsidiaries required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Form 8-K to be filed with respect to the Closing of the Transactions within the time periods prescribed, and with the same scope (to the extent applicable), as set forth in (i) above for audited financial statements and (ii) above for unaudited financial statements. The PCAOB Financial Statements shall not materially deviate, or be materially different, from the Financial Statements.

Section 5.24 Directors’ and Officers’ Insurance Policy.

(a) Parent shall cause the Company, as of the Closing, to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case with a claims reporting or discovery period of at least six (6) years from and after the Closing from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the Closing with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with the Transactions). As of the Closing, the Company shall, and Parent shall cause the Company to, continue to maintain in effect for a period of at least six (6) years from and after the Closing the D&O Insurance in place as of the Closing with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Closing, or if the Company obtains the “tail” insurance policies, the Company shall, and Parent shall cause the Company to purchase comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Closing. Notwithstanding the foregoing, in no event shall Parent be required to pay a premium in excess of three hundred percent (300%) of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, Parent shall cause the Company to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(b) During the six (6)-year period from and after the Closing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any indemnitee as provided in the Organizational Documents of the Company or any indemnification agreement between such indemnitee and the Company (each, an “Indemnitee”), in each case, as in effect on the Execution Date and made available to Parent prior to the date hereof, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.

(c) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.24. The provisions of this Section 5.24 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Indemnitee, who is an intended third-party beneficiary of this Section 5.24. The rights of the Indemnitees under this Section 5.24 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the Company and the Surviving Corporation, as the case may be, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 5.24 is not prior to or in substitution of any such claims under such policies).

(d) At least fifteen (15) days prior to the Effective Time, the Company shall purchase, through a representative at Aon plc designated by Parent, a directors’ and officers’ insurance policy in form and substance reasonably acceptable to Parent.

Section 5.25 Supplement to Company Disclosure Letter.

(a) Not less than three (3) Business Days prior to the Closing Date, the Company shall have the right to update the following sections of the Company Disclosure Letter: (i) Section 1.2 (Funded Indebtedness); and (ii) Section 3.9(a) (Employee Benefits), Section 3.12(a) (Material Contracts), Section 3.13(a) and Section 3.13(b) (Real Property) and Section 3.16(a) (Intellectual Property); provided, however, that for purposes of subsection (ii), the ability to update those sections of the Company Disclosure Letter is limited only to actions underlying such disclosures taken by the Company to the extent occurring and arising after the date hereof that do not constitute a breach of the Company’s covenants contained in Section 5.1.

(b) From time to time prior to the Closing, the Company shall also have the right (but not the obligation) to supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising and first existing or occurring after the Execution Date and not existing or arising prior to the Execution Date that would cause the failure of any closing condition set forth in Section 6.2(a) to be satisfied (each a “Schedule Supplement”) but only to the extent such matter has not arisen as a result of the Company’s breach of any of its covenants contained in this Agreement. Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, however, that if Parent has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such Schedule Supplement, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 5.26 Mandatory Disclosure

(a) From the Execution Date through the Closing Date, the Company shall disclose to Parent any event, fact or circumstance that would cause the failure of any closing condition set forth in Section 6.2(a) to be satisfied.

(b) From the Execution Date through the Closing Date, Parent shall disclose to the Company any event, fact or circumstance that would cause the failure of any closing condition set forth in Section 6.3(a) to be satisfied.

Section 5.27 Code Section 280G. If necessary to render Section 280G or 4999 of the Code inapplicable to amounts payable in connection with the Transactions, prior to the Closing Date, the Company shall use its commercially reasonable efforts to seek approval by its stockholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” to receive or retain any payments that would, in the absence of such stockholder approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code. Prior to seeking such approvals, the Company shall seek, and use its commercially reasonable efforts to obtain, waivers from the intended recipients of such payments such that unless such payments are approved by the stockholders to the extent and in the manner prescribed under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, the intended recipients shall have no right or entitlement with respect thereto. At least three (3) days prior to obtaining such waivers, the Company shall provide to Parent (a) drafts of any waivers, disclosure documents and other relevant documents relating to the waiver and vote prepared by or on behalf of the Company in connection with this Section 5.27 and (b) a schedule setting forth in reasonable detail the basis for its determination of the payments and benefits that it is proposing to have waived and disclosed to comply with this Section 5.27. The Company shall incorporate any reasonable comments made by Parent prior to obtaining the waivers and soliciting the stockholder vote. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 5.27 and that either (i) the requisite number of votes was obtained (the “280G Approval”), or (ii) that the 280G Approval was not obtained and, to the extent waived by the recipient thereof, no such excess parachute payment shall be made.

Section 5.28 Convertible Notes. Parent hereby agrees to execute and deliver a joinder to each Convertible Note, which joinder shall obligate Parent to issue Parent Common Stock to the holder(s) of each Convertible Note in accordance with the terms thereof as of immediately prior to the Closing, contingent upon the occurrence of the Closing. The Company shall be deemed to have satisfied the payment of all unpaid and outstanding interest (including any PIK interest) associated with such Convertible Notes upon the occurrence of the Closing.

Section 5.29 Key Contracts. Without limiting Section 6.2(f) or Section 6.2(i), the Company shall use its reasonable best efforts to as promptly as practicable following the Execution Date enter into the Key Contracts each in form and substance acceptable to Parent (in Parent’s sole discretion).

Article VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Closing of each of the following conditions:

(a) HSR Approval. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(b) Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise prohibiting consummation of the Transactions; or (ii) causing the Transactions to be rescinded following their consummation, and no Action brought by any Governmental Entity challenging or seeking to prohibit the consummation of the Transactions shall be pending.

(c) Parent Stockholder Approval. The Parent Stockholder Proposals shall have been duly approved by the holders of shares of Parent Common Stock constituting the Requisite Parent Vote in accordance with applicable Law and the Organizational Documents of Parent.

(d) Minimum Cash. As of the Closing, after consummation of the PIPE Investment and after distribution of the Parent Trust Account pursuant to Section 5.3(a) deducting all amounts to be paid pursuant to the Parent Share Redemption, Parent shall have unrestricted cash on hand equal to or in excess of $125,000,000 (without, for the avoidance of doubt, taking into account any Company Transaction Expenses, Parent Transaction Expenses and any indebtedness assumed under the Key Contracts).

Section 6.2 Conditions to Obligation of Parent. The obligation of Parent to consummate the Transactions is also subject to the satisfaction or waiver in writing by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company.

(i) The representations and warranties made by the Company in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Authority; Approval), and Section 3.20 (Brokers and Finders) shall be true and correct in all but de minimis respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The other representations and warranties of the Company set forth in Article III and any certificates delivered pursuant to this Agreement shall be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the President of the Company (solely in his capacity as such and not in their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.

(d) No Material Adverse Effect. Since the Execution Date, there shall not have occurred any Material Adverse Effect.

(e) Employment Matters. The employment agreements entered into between the Company and each of Jason Luo and James Taylor on the Execution Date remain in full force and effect, and have not been terminated or rescinded in any respect. Each of Jason Luo and James Taylor shall be employed by the Company and shall not have served any resignations or be subject to pending termination agreements.

(f) Key Contracts. Each of the Key Contracts shall have been executed by each of the parties thereto, each in form and substance acceptable to Parent (in Parent’s sole discretion). All conditions precedent to the effectiveness of each Key Contract shall have been satisfied or waived, each of the Key Contracts shall be valid and binding and in full force and effect, no breach or violation of, or default under, any covenant, representation, warranty, or other provision of any Key Contract by the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any counterparty thereto, shall have occurred, no event shall have occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and no counterparty thereto shall have delivered written notice of intent to terminate such Key Contract, and the transactions contemplated by each such Key Contract shall have been consummated (including the expiration or earlier termination of any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated thereby under the HSR Act).

(g) Real Property. The Company shall have (i) acquired a leasehold interest in, or fee simple title to, the Owned Real Property, and (ii) taken assignment of or subleased the Leased Real Property, with the consent of the prime landlord thereunder, or entered into a new lease agreement, on terms and conditions acceptable to the Parent, in Parent’s sole discretion, with respect to the Leased Real Property.

(h) Support Agreements. Support Agreements executed and delivered by Stockholders holding 100% of the Company Common Stock issued and outstanding as of the Execution Date shall have been obtained.

(i) Intellectual Property.

(i) The Company shall have delivered to Parent a fully-executed copy of a software license agreement, in a form reasonably acceptable to Parent, pursuant to which the Company is granted a license to use industry-standard software for the homologation of automobiles to the U.S. market sufficient for the operation of the Business as of the Closing.

(ii) The Company shall have delivered to Parent fully-executed copies of Confidential Information and Invention Assignment Agreements, in a form reasonably acceptable to Parent, for each employee of the Company as of the Closing Date.

(iii) The Company shall have delivered to Parent evidence, in a form reasonably acceptable to Parent, that the Company (a) has filed U.S. federal trademark applications for “Electric Last Mile Solutions” (in standard character form) and “ELMS” (in standard character form and in logo or design form), and (b) has transferred from SERES to the Company all domain name registrations (if any) that are held by SERES and that are used (or held for use) by or for the Company or that relate to the Business (including electriclastmile.com).

(iv) The Company shall have delivered to Parent, in a form reasonably acceptable to Parent, the results of a “patent freedom to operate” analysis evaluating the risks of infringement of third party Intellectual Property Rights by the Company and its planned product offerings as of the Execution Date.

(v) The Company shall have delivered to Parent evidence in a form reasonably acceptable to Parent that:

(A) (1) all Patents exclusively licensed to the Company pursuant to the SERES Exclusive Patent License Agreement (for clarity, in form and substance acceptable to Parent (in Parent’s sole discretion)) were, as of the earlier of (x) the date of first use or practice by the Company of any such Patents; and (y) the effective date of such SERES Exclusive Patent License Agreement, solely and exclusively owned by SERES and (2) no other Person owns or is licensed or authorized to use any of such licensed Patents in the field of vehicle design, vehicle manufacturing, vehicle marketing, vehicle sales, vehicle offers for sale, vehicle importation, vehicle distribution, or vehicle commercialization in the United States of America (including all territories and possessions), Canada, and Mexico (collectively, the “Territory”); and

(B) (1) the Intellectual Property Rights exclusively licensed to the Company pursuant to the SERES Exclusive IP License Agreement (for clarity, in form and substance acceptable to Parent (in Parent’s sole discretion)) includes all Intellectual Property Rights (other than Patents and Trademarks) that SERES or any of its Affiliates own or have rights under in the Territory as of the earlier of (x) the date of first use or practice by the Company of any such Intellectual Property Rights; and (y) the effective date of such SERES Exclusive IP License Agreement and used (or held for use) in or related to electric urban utility or commercial vehicles (including skateboards used for urban utility truck, cargo van, or open bed truck vehicles) (collectively, “Licensed Products”) or the design, manufacture, development, marketing, sale, offering for sell, or commercialization thereof and (2) no other Person owns or is licensed or is authorized to use any of such licensed Intellectual Property Rights in connection with the Licensed Products in the Territory.

(j) Closing Deliverables. The Company and the Stockholder Representative shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 2.11.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Parent:

(i) The representations and warranties of Parent set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Authority; Approval) and Section 4.12 (Brokers and Finders) shall be true and correct in all but de minimis respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The other representations and warranties of Parent contained in Article IV and any certificates delivered pursuant to this Agreement shall be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

(b) Performance of Obligations of Parent. Parent shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a duly authorized officer of Parent (solely in their capacity as such and not in their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(d) and Section 6.3(f) have been satisfied.

(d) Listing. The shares of Parent Common Stock described in Section 2.6 and to be issued pursuant to Section 2.6 shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

(e) Closing Deliverables. The Parent shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 2.11 other than any payments to be made pursuant thereto, which payments shall be made at the Closing.

(f) Sponsor Support Agreement. Since the Execution Date, there shall not have occurred any amendment or modification to the Sponsor Support Agreement, other than as consented to in writing by the Company.

(g) No Parent Material Adverse Effect. Since the Execution Date, there shall not have occurred any Parent Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Parent and the Company;

(b) by either Parent or the Company, by giving written notice of such termination to the other Party, if:

(i) the Closing shall not have occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or

(ii) any Order permanently enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.10 (Regulatory Filings/Approvals), in any manner that proximately contributed to such Order becoming final and non-appealable; or

(iii) the Requisite Parent Vote shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement;

(c) by the Company if Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3; and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent; and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2;

(d) by Parent if the Initial Stockholder Consent has not been delivered to Parent prior to the end of the Stockholder Support Delivery Period (provided, that if the Initial Stockholder Consent is subsequently delivered to Parent at any time prior to termination of this Agreement, then Parent shall no longer have the right to terminate this Agreement pursuant to this Section 7.1(d));

(e) by Parent if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively; and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company; and (B) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3;

(f) by the Company if Parent has made a Change in Recommendation in accordance with the terms and conditions set forth in Section 5.6; or

(g) by Parent on or after January 31, 2021, if at such time any of the Key Contracts has not been executed by each of the parties thereto in form and substance acceptable to Parent (in Parent’s sole discretion).

Section 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any willful and material breach of this Agreement; and (b) the provisions set forth in this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement; and provided, further, that in the event this Agreement is terminated by Parent pursuant to Sections 7.1(b), 7.1(d), 7.1(e), 7.1(f) or 7.1(g), for any reason and at the time of such termination any of the conditions set forth in Section 6.2(f) have not been satisfied, then the Company shall indemnify, defend and hold harmless Parent and its Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers, directors and Affiliates (collectively, the “Parent Indemnitees”), and save and hold each of them harmless against, any and all (i) Losses suffered, incurred or sustained by, or imposed upon, the Parent Indemnitees in connection with any third party claim as a result of, arising out of or related to, the failure of such conditions set forth in Section 6.2(f) and (ii) documented, reasonable out-of-pocket costs and expenses incurred by Parent Indemnitees in connection with the Transactions (including the reasonable and documented fees and expenses of Parent’s legal counsel, accountants and other third-party advisors and including the Merger Agreement HSR Fee, if paid) provided, in the case of this clause (ii), that at the time of such termination, all of the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied (other than those, that by their terms, are capable of being satisfied only at the Closing).

Article VIII

STOCKHOLDER REPRESENTATIVE

Section 8.1 Designation and Replacement of Stockholder Representative.

(a) The Parties have agreed that it is desirable to designate a representative to act on behalf of the Stockholders, as specified herein (the “Stockholder Representative”). The Stockholders have designated Jason Luo as the initial Stockholder Representative, and approval of this Agreement by the Stockholders shall constitute (i) the ratification and approval of such designation, and (ii) the irrevocable appointment of the Stockholder Representative as each Stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of each Stockholder in accordance with the terms and provisions of this Agreement and to act on behalf of each Stockholder in any amendment of or litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in conjunction with any of the Transactions, including the power: (A) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Company or each Stockholder to consummate the Transactions; (B) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions; and (C) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the Transactions. As the representative of Stockholders under this Agreement, the Stockholder Representative shall act as the agent for all Stockholders, shall have authority to bind each Stockholder in accordance with this Agreement, and Parent may rely on such appointment and authority until the receipt of notice of the appointment of a successor (as further described in Section 8.1(b) below) upon two (2) Business Days’ prior written notice to Parent. Parent may conclusively rely upon, without independent verification or investigation, all decisions made by the Stockholder Representative in connection with this Agreement in writing and signed by the Stockholder Representative.

(b) The Stockholder Representative may resign at any time, and the Stockholder Representative may be removed by the vote of Persons that collectively constituted the requisite Stockholders as of immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination). If a Stockholder Representative has resigned or been removed, a new Stockholder Representative shall be appointed by a vote of Stockholders constituting the Stockholders as of immediately prior to the Effective Time, such appointment to become effective upon the written acceptance thereof by the new Stockholder Representative. The designation of any Person as the Stockholder Representative is and shall be coupled with an interest, and, except as set forth in this Article VIII, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Stockholders.

(c) The Stockholder Representative will not be liable to the Stockholders for any act taken or omitted by it as permitted under this Agreement and the Transactions, except if such act is taken or omitted in bad faith or by willful misconduct. The Stockholder Representative will also be fully protected against the Stockholders in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof).

(d) The Stockholder Representative is authorized to hold all or any portion of any distributions to the Stockholders pursuant to this Agreement for such period of time as the Stockholder Representative deems advisable in order to provide a source of funds for future expenses to be incurred by the Stockholder Representative. Any such amounts released by the Stockholder Representative shall be distributed to the Stockholders in accordance with the Company’s Organizational Documents.

Article IX

MISCELLANEOUS AND GENERAL

Section 9.1 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parent and the Company, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.2 Expenses.

(a) If the Closing does not occur, (i) the Company shall be responsible for the Company Transaction Expenses and any other fees and expenses of the Company and its Affiliates incurred in connection with this Agreement and the Transactions, and (ii) subject to Section 7.2, Parent shall be responsible for the Parent Transaction Expenses and any other fees and expenses of the Parent and its Affiliates incurred in connection with this Agreement and the Transactions.

(b) Upon and subject to the Closing, each of the Company Transaction Expenses and the Parent Transaction Expenses shall be paid by Parent at the Closing.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the Laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction would be required thereby).

(b) Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated by this Agreement or any Transaction Document exclusively in the courts of the State of Delaware and the federal courts of the United States located in the State of Delaware; and solely in connection with claims arising under or relating to this Agreement or any of the Transaction Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 9.4(c).

(d) Irreparable damage would occur in the event that any covenant herein was not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 9.5 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended; (b) delivered by registered or certified mail, return receipt requested; or (c) sent by email, as provided in this Section 9.5; provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein:

If to Parent or Merger Sub:

Forum Merger III Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention:	Marshall Kiev

David Boris

Email:	mk@mkcapitalpartners.com

david@forummerger.com

With a copy, which shall not constitute notice, to:

White & Case LLP
1221 Avenue of the Americas

New York, NY 10020

Attention:	Joel Rubinstein

Gary Silverman

Email:	Joel.Rubinstein@whitecase.com

Gary.Silverman@whitecase.com

To Company:

Electric Last Mile, Inc.
2541 High Meadow Circle

Suite 170

Auburn Hills, MI 48362

Email:	jluo@electriclastmile.com
Attn:	Jason Luo, President

With a copy, which shall not constitute notice, to:

Foley & Lardner LLP
111 Huntington Avenue

Suite 2500

Boston, MA 02199

Email:	pbroude@foley.com
Attn:	Paul D. Broude

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided; however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 9.6 Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof; provided; however, that each Party acknowledges and agrees that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at and as of the Closing and this Agreement supersedes any provision to the contrary in the Confidentiality Agreement.

Section 9.7 No Third-Party Beneficiaries. Except as provided in Section 5.24, there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.

Section 9.8 Obligations of Parent. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

Section 9.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable; (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.10 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing any gender shall include all other genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) No specific provision, representation or warranty in this Agreement shall limit the applicability of a more general provision, representation or warranty in this Agreement.

(f) The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g) Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 9.11 Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Parties, which such Parties may withhold in their discretion. Any purported assignment in violation of this Agreement is void.

Section 9.12 Fulfillment of Obligations. Any obligation of any Party under this Agreement or any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.13 Obligations of Merger Sub. Parent hereby guarantees the due and punctual performance and payment (not merely collection) in full of all obligations and liabilities of Merger Sub under this Agreement, as and when due and payable or required to be performed pursuant to any provision of this Agreement.

Section 9.14 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants in this Agreement shall survive the Effective Time; provided, however, that this Section 9.14 shall not limit any covenant or agreement herein that, by its terms, contemplates performance at or after the Closing (including any obligation to hold a party harmless or any covenant entitling a Person to rely upon any other Person) until such covenant or agreement has been performed or satisfied or any claim based on fraud.

Section 9.15 Release of Claims. In consideration of the receipt the Merger Consideration (which may be increased to decreased pursuant to Section 2.7), each Stockholder (in its capacity as a Stockholder of the Company), (collectively, “Releasors”) hereby releases and discharges the Company and its Affiliates and their respective past, present and future directors, officers, employees, agents, representatives and their respective successors and assigns (collectively, “Releasees”) fully, finally and forever, from all and any manner of claims, actions, rights, causes of actions, suits, obligations, liabilities, debts, due sums of money, agreements, promises, damages, judgments, executions, accounts, expenses, costs, attorneys’ fees and demands whatsoever, whether in law, contract or equity, whether known or unknown, matured or unmatured, foreseen or unforeseen, arising out of events existing or occurring contemporaneously with or prior to the Effective Time (including whether or not the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate) or otherwise relating to such Stockholder’s acquisition, ownership, control or sale of Company Common Stock (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Stockholder in connection with such issuance); provided, that nothing contained herein shall operate to release any liabilities of a Releasee based upon, arising out of or relating to, without duplication, (i) the Merger Agreement or any of the Transaction Documents, (ii) the obligations of any insurer under any insurance policy (including any insurance policy obtained pursuant to Section 5.24), (iii) any rights to indemnification to the extent provided for (A) in the Organizational Documents of the Company or any of its Subsidiaries or (B) pursuant to Indemnification Agreement by and between any Stockholder and the Company entered into prior to the date hereof and made available to Parent prior to the date hereof, (iv) if applicable, any rights to compensation or other employment benefits earned or accrued by or for his benefit prior to the Closing in respect of services performed as an employee or consultant of the Company prior to the Closing, solely to the extent not paid by the Company prior to the Closing, (v) any employment agreement or consulting agreement, as applicable, entered into connection with the consummation of the Transactions, in each of clauses (iv) and (v) to the extent such agreements and the agreements underlying such services have been made available to Parent or (vi) any claims, actions, or causes of action that, as a matter of applicable Law, are not waivable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FORUM MERGER III CORPORATION

By	/s/ Marshall Kiev
Name:	Marshall Kiev
Title:	Co-CEO and President

ELMS MERGER CORP.

By	/s/ David Boris
Name:	David Boris
Title:	President and Treasurer

ELECTRIC LAST MILE, INC.

By	/s/ Benjamin Wu
Name:	Benjamin Wu
Title:	Secretary

JASON LUO, solely in his capacity as the initial Stockholder Representative hereunder.

By	/s/ Jason Luo
Name:	Jason Luo
Title:	Stockholder Representative

Exhibit A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A:

“280G Approval” has the meaning set forth in Section 5.27.

“Accounting Principles” means (a) GAAP, and (b) calculations based exclusively on the facts and circumstances as they exist as of 12:01 a.m. (Eastern Time) on the Closing Date and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring at or after Closing and (ii) any purchase accounting or other adjustment arising out of the consummation of the Transactions.

“Accounting Referee” has the meaning set forth in Section 2.7(c).

“Accredited Investor” means a Stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act; and (b) certifies, to the reasonable satisfaction of Parent, that such Stockholder is an Accredited Investor.

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Adjustment Amount” has the meaning set forth in Section 2.7(d).

“Adjustment Escrow Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Adjustment Escrow Share Rights” has the meaning set forth in the Recitals.

“Adjustment Escrow Stock” means those shares of Parent Common Stock deposited with the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement as collateral for the Merger Consideration Adjustment. The number of such shares of Parent Common Stock initially deposited with the Escrow Agent shall be Two Hundred Fifty Thousand (250,000) (to be the Adjustment Escrow Amount divided by the Reference Price).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt; (a) prior to the Closing, the Company shall not be an “Affiliate” of Parent; and (b) following the Closing, the Company shall not be an “Affiliate” of any Stockholder.

“Aggregate Consideration Value” has the meaning set forth in Section 2.5.

“Agreed Form” means the form attached hereto as Exhibit C, subject to de minimis changes agreed to by Parent; provided that, Parent will not unreasonably withhold, condition or delay its agreement to such de minimis changes.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 5.15(a).

“Amended and Restated Parent Charter” has the meaning set forth in Section 1.4.

“Amended and Restated Registration Rights Agreement” has the meaning set forth in the Recitals.

“Anti-Corruption Laws” has the meaning set forth in Section 3.22(a).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, for the benefit of any Employee (or such Employee’s eligible dependent or beneficiary) and that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Business” means the business of the Company as currently conducted or as currently contemplated to be conducted in the future as of the Execution Date directly related to the design, development, homologation, manufacture, importation, marketing, promotion, distribution, offering for sale, sale and other commercialization of the electric vehicles currently under development or as currently contemplated to be under development as of the Execution Date, including such electric vehicles known as the “Urban Delivery” (Light Duty Platform); “Urban Delivery Variant” (Light Duty Platform); “Urban Utility” (Medium Duty Platform); and “Urban Utility Variant” (Medium Duty Platform).

“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Combination Transaction” has the meaning set forth in Section 5.15(b).

“Business Day” means any day other than (a) a Saturday or a Sunday; or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York.

“Business IP” means, collectively, any and all (a) Company IP and (b) Intellectual Property Rights used (or held for use) in or necessary for the conduct of the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” of any Person as of any date means all cash and cash equivalents (including marketable securities and short term investments), and (i) includes checks, wire transfers and drafts deposited or available for deposit for such Person’s account, as well as petty cash (ii) excludes issued but uncleared checks, wire transfers in transit and drafts issued by such Person, and (iii) excludes Restricted Cash, in each case, calculated in accordance with the Accounting Principles.

“Certificate” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving Parent in which the holders of all of the outstanding Equity Interests in Parent immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding Equity Interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of Parent’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), that were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of Parent prior to the consummation of such transactions (other than as a result of Equity Interests transferred in a secondary transaction by any single Stockholder or together with its Affiliates that is not otherwise approved by the disinterested independent directors of the Parent Board) or (iii) the consummation of the sale of all or substantially all of the assets of Parent and its Subsidiaries (including the Company), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of Parent, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

“Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Cash” has the meaning set forth in Section 2.7(b).

“Closing Date Indebtedness” has the meaning set forth in Section 2.7(b).

“Closing Date Statement” has the meaning set forth in Section 2.4(a).

“Closing Statement” has the meaning set forth in Section 2.7(b).

“Code” has the meaning set forth in the Recitals.

“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Certificate” means the Certificate of Incorporation of the Company, filed on November 12, 2020 with the Secretary of State of the State of Delaware.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company D&O Premium” means the premium payable in connection with obtaining the D&O Insurance pursuant to Section 5.24, inclusive of any underwriting fees, taxes, etc.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company IP” means any and all Intellectual Property Rights owned by or exclusively licensed to the Company, or purported to be owned by or exclusively licensed to the Company.

“Company Letter of Transmittal” has the meaning set forth in Section 2.6(b).

“Company Registered IP” has the meaning set forth in Section 3.16(a).

“Company Transaction Expenses” means the following fees, expenses and amounts payable solely to the extent such fees, expenses and amounts payable are incurred and unpaid as of the Closing: (a) the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and/or payable by the Company or its Subsidiaries in connection with the Transactions, the preparation, negotiation and execution of this Agreement and the consummation of the Transactions; (b) any severance, change of control, transaction, termination or similar amounts payable to any Employees of the Company or its Subsidiaries as a result of the consummation of the Transactions, together with the employer portion of all payroll Taxes payable thereon or deferred pursuant to Section 2302 of the CARES Act thereon; and (c) fifty percent (50%) of the Merger Agreement HSR Fee payable pursuant to Section 5.10(g).

“Confidentiality Agreement” has the meaning set forth in Section 5.17.

“Contract” means any contract, agreement, undertaking, note, mortgage, indenture, arrangement subcontract, lease, sublease, license, sublicense, purchase order, or other obligation, in each case, including any amendment, modification and supplement thereto.

“Convertible Note Adjustment Amount” means (a) the number of shares of Class A Parent Common Stock issuable to the Convertible Note Holders at Closing pursuant to the terms of the Convertible Notes and as set forth in the Merger Consideration Schedule; minus (b) the number of shares of Class A Parent Common Stock equal to (i) the aggregate amount of principal and interest of the Convertible Notes outstanding on the Closing Date divided by (ii) the price per share of Parent Class A Common Stock paid by the PIPE Investors pursuant to the Subscription Agreements; with the difference of (a) and (b) multiplied by $10.00.  For illustrative purposes only, if 110,000 shares of Parent Class A Common Stock are issuable to the Convertible Note Holders at Closing, the aggregate amount of principal and interest of the Convertible Notes outstanding on the Closing Date is $1,000,000, and the price per share of Parent Class A Common Stock paid by the PIPE Investors pursuant to the Subscription Agreements is $10 per share, the Convertible Note Adjustment Amount would be $100,000 (i.e., ((110,000 – ($1,000,000/$10))*$10)).

“Convertible Note Holders” has the meaning set forth in the Recitals.

“Convertible Notes” has the meaning set forth in the Recitals.

“Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any proprietary Software or other Company IP that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software or other Company IP for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other Company IP; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including without limitation Patents) regarding such Software or other Company IP (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights”.

“COVID-19” means the outbreak of the novel coronavirus and the associated ongoing public health considerations.

“COVID-19 Measures” has the meaning set forth in Section 5.1(a).

“D&O Insurance” has the meaning set forth in Section 5.24(a).

“Deficit Amount” has the meaning set forth in Section 2.7(f).

“Derivative Rights” means, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in, such Person.

“Determination Date” has the meaning set forth in Section 2.7(c).

“DGCL” has the meaning set forth in the Recitals.

“Director Nomination Agreement” has the meaning set forth in Section 2.11(a)(iv).

“Disagreement Notice” has the meaning set forth in Section 2.7(c).

“Dollars” and “$” mean the lawful currency of the United States of America.

“Earnout Period” has the meaning specified in Section 2.10(a).

“Earnout Release” has the meaning specified in Section 2.10(a).

“Earnout Share Value” means Fifty Million Dollars ($50,000,000).

“Earnout Shares” has the meaning set forth in Section 2.10(a).

“ECV Operations” means the U.S. electric commercial vehicle operations component of SERES.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee” means any current or former employee (whether full-or part-time), director, officer or independent contractor (who is a natural person) of the Company.

“Environmental Law” means any Law, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial, administrative or other legally-binding order, consent decree or judgment, relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources; (b)  the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (c)  wetlands, pollution, contamination or any injury or threat of injury to Persons or property by any Hazardous Substance.

“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan”.

“Escrow Account” means, collectively, the escrow accounts in the name of the Escrow Agent to be opened in accordance with the Escrow Agreement.

“Escrow Agent” means Continental Stock Transfer & Trust Company or such other escrow agent designated by Parent and the Company.

“Escrow Agreement” means the escrow agreement, substantially in the form attached hereto as Exhibit N.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.4(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Execution Date” has the meaning set forth in the Preamble.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.7(b).

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing; (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim; or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Share Price Trigger” has the meaning set forth in Section 2.10(a).

“Forum III LTIP” has the meaning set forth in Section 5.14.

“Fully Diluted Share Number” means the sum of the number of shares of Company Common Stock issued and outstanding immediately before the Closing.

“Funded Indebtedness” shall mean all Indebtedness listed on Section 1.2 of the Company Disclosure Letter, which may be repaid at Closing pursuant to Section 2.11(d)(iii).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

“Group” has the meaning set forth in the definition of “Change of Control”.

“Hazardous Substance” means (a) any chemical, material or substance, including any admixture or solution thereof, that is listed, defined, designated or classified as a “pollutant”, “contaminant” or “waste” or as “hazardous” or “toxic” or that is otherwise, regulated or which could result in liability under or pursuant to any Law, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., or in regulations promulgated pursuant to such laws, or in applicable state laws and regulations addressing similar subject matter; and (b) without limiting the foregoing, any petroleum, petroleum product, breakdown product or by-product, hexavalent chromium and any other hexavalent chromium compound, tetrachloroethene, arsenic, lead, and any other asbestos, asbestos-containing material, polychlorinated biphenyl, per- and polyfluoroalkyl substance, mold, radioactive material or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.13(d).

“Incumbency Certificate” means a certificate delivered by or on behalf of the Company, on the one hand, and Parent, on the other hand, dated as of the Closing Date, signed by an executive officer of such Party on its behalf, certifying as to (i) the incumbency of its and, as applicable, its Subsidiaries’ officers executing this Agreement and the Transaction Documents, (ii) the Organizational Documents of such Person and each of its Subsidiaries and that such Organizational Documents have not been amended or rescinded since the date of such certification and remain in full force and effect immediately prior to the Effective Time, and (iii) the resolutions of the board of directors (or similar governing body) of such Person and, as applicable, authorizing the execution, delivery and performance by such Person of this Agreement and the Transaction Documents to which such Person is party.

“Indebtedness” means, without duplication, all (a) indebtedness of the Company and its consolidated Subsidiaries for borrowed money (including (x) letters of credit to the extent drawn, and (y) under the existing credit documents), (b) all Funded Indebtedness, (c) all obligations under leases that were, prior to the effectiveness of ASC 842, required to be capitalized under GAAP, (d) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, (e) obligations under any interest rate, currency or other hedging agreement (including any swaps, forward contracts, caps, floors, collars and similar Contracts calculated in accordance with the Accounting Principles), (f) obligations under any performance bond, but only to the extent drawn or called prior to the Closing Date, (g) income Taxes accrued but unpaid as of the Closing Date, and the employer portion of any payroll Taxes accrued and otherwise payable on or prior to the Closing Date but deferred by the Company or any Subsidiary pursuant to Section 2302 of the CARES Act, (h) the amounts payable by the Company pursuant to the terms of the SERES Lease Agreement, (i) any governmental filing fees to the extent outstanding or payable in connection with the SERES Lease Agreement, (j) any outstanding obligations under or amounts to be paid by the Company or any Subsidiary pursuant to the Transition Services Agreement to the extent incurred or arising prior to the Closing, and (k) guarantees with respect to any indebtedness of any other Person of a type described in clauses “(a)” through “(j)” above, and (l) for clauses “(a)” through “(j)” above, all accrued and unpaid interest thereon, if any, and any premiums, make-whole amounts, penalties (including in respect of prepayment) and fees owing in respect thereof (but, only to the extent outstanding or payable in connection with the Transaction). For the avoidance of doubt, except as explicitly set forth in this definition, “Indebtedness” shall not include any other amounts pursuant to the Key Contracts.

“Industry” has the meaning set forth in the definition of “Material Adverse Effect”.

“Information Statement” has the meaning set forth in Section 5.9.

“Initial Stockholder Consent” has the meaning set forth in the Recitals.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property Rights” means any and all intellectual property or industrial property rights existing, created, arising, or protected under applicable Law anywhere in the world, including all rights, title, and interest in and to any and all: (a) trademarks, service marks, certification marks, brand names, slogans, logos, symbols, trade dress, trade names, corporate and business names, social media identifiers and related accounts, and other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, patentable inventions, invention disclosures and other patent rights, including provisionals, extensions, divisionals, continuations, continuations-in-part, re-issues, re-examinations, interferences, and counterparts thereof (collectively, “Patents”); (c) confidential information, trade secrets, inventions, know-how, processes, procedures, ideas, research and development, formulas, compositions, algorithms, source code, object code, technology, data and databases, manufacturing and production processes and techniques, specifications, prototypes, models, designs, drawings, customer lists and supplier lists, pricing and cost information, and business and marketing plans and proposals; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights, design and database rights, and registrations and applications for any of the foregoing and all renewals, extensions, restorations and reversions thereof, and all moral rights associated with any of the foregoing (collectively, “Copyrights”); (e) mask works and all applications, registrations, and renewals in connection therewith; (f) Internet domain names and URLs; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including: any and all rights of any kind whatsoever accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and any and all claims and causes of action with respect to any of the foregoing and all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, or other violation of the foregoing; and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Intended Tax Treatment” has the meaning set forth in Section 2.9.

“IRS” means the Internal Revenue Service.

“IT Assets” means technology devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated processes, and all other information or operational technology, telecommunications, facilities, systems services, or equipment, in each case, owned, leased, licensed or operated by the Company or used (or held for use) in the operation of the Business, and all associated documentation.

“Key Contracts” means collectively, the SERES Exclusive IP License Agreement, the SERES Exclusive Patent License Agreement, the SERES Lease Agreement, the Sokon Supply Agreement and the Transition Services Agreement.

“Knowledge” means (a) with respect to the Parent, the actual knowledge of Marshall Kiev or David Boris, after reasonable inquiry; and (b) with respect to the Company, the actual knowledge of Jason Luo, James Taylor or Benjamin Wu, after reasonable inquiry.

“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Lease” or “Leases” has the meaning set forth in Section 3.13(b).

“Leased Real Property” has the meaning set forth in Section 3.13(b).

“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.

“Loss” or “Losses” shall mean, without duplication, (a) actual out-of-pocket losses, damages, liabilities, obligations, or costs, including reasonable fees and expenses of attorneys, accountants and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and (b) any actual out-of-pocket losses or costs incurred in investigating, defending or settling any of claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened; provided that, “Loss” or “Losses” shall not include any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, or diminution of value or any damages based on any type of multiple, except in the case of punitive damages to the extent awarded to a third party.

“LTIP Value” means an amount equal to the sum of $142,000,000 plus $150,000,000.

“made available”, as it pertains to the Company, means documents delivered to Parent or its Representatives or posted to the electronic data room hosted by iDeals relating to the Company and titled “ELM Inc.” at least twenty-four (24) hours prior to the Execution Date except to the extent required as a result of actions taken by the Company in compliance with Section 5.1.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or taken together with any other change, circumstance, condition, development, effect, event, occurrence or state of facts is, or would reasonably be expected to be, materially adverse to (x) the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Company, whether known or unknown or (y) the ability of the Company to consummate the Transactions; provided; however, none of the following shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:

(a) changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or political, regulatory or business conditions in the geographic markets in which the Company has operations or its products or services are sold;

(b) changes, developments, circumstances, facts or effects that are the result of factors generally affecting the electric-powered automobile industry (the “Industry”);

(c) any loss of, or adverse change to the relationship of the Company with its customers or suppliers, if and to the extent the Company establishes with reasonable evidence that such loss or adverse change was directly and proximately caused by the entry into, announcement, pendency or performance of this Agreement and the Transactions;

(d) changes in applicable accounting standards, including GAAP or in any Law of general applicability, or in the authoritative interpretation by a Governmental Entity thereof, after the Execution Date;

(e) any failure by the Company to meet any internal or public projections, forecasts, estimates, milestones or financial or operating predictions of revenues, earnings, cash flow or cash position; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;

(f) any change, development or effect resulting from acts of war (whether or not declared), sabotage, civil unrest or terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of an epidemic or pandemic (including COVID-19);

(g) any actions taken or not taken by the Company pursuant to this Agreement or with Parent’s prior written consent (except for any obligation to operate in the ordinary course of business or similar obligation);

(h) any action not taken by the Company pursuant to this Agreement or with Parent’s prior written consent or at Parent’s written request;

provided, further, that, with respect to clauses (a), (b), (d) and (f) of this definition, such changes, circumstances, conditions, developments, effects, events, occurrences or states of facts shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur if it materially disproportionately and adversely affects the Company relative to other companies within the Industry (in which case, only the incremental material disproportionate and adverse impact may be taken into account in determining whether there is a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.12(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement HSR Fees” has the meaning set forth in Section 5.10(g).

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Consideration Adjustment” has the meaning set forth in Section 2.7(a).

“Merger Consideration Schedule” has the meaning set forth in Section 2.4(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.9(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“ordinary course of business” or any similar reference, means: (a) with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement; and/or (b) any action taken by the Company in the ordinary course of the normal day-to-day operations of the Business during the period of the outbreak of the disease, COVID-19, caused by SARS-CoV-2 novel coronavirus, including but not limited to actions taken by the Company: (i) in order to comply with the requirements or guidance of any Governmental Entity or public health agency; (ii) in response to changes in customer demand for the services and products of the Business; and (iii) in response to changes in the Company’s financial condition during this period.

“Organizational Documents” means (a) the certificate or articles of incorporation, (b) bylaws, (c) any charter, certificate of formation or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or stockholder agreement, and (e) any amendment to any of the foregoing.

“Outside Date” means June 30, 2021.

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.3(b).

“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock, collectively.

“Parent Class A Common Stock” has the meaning set forth in the Recitals.

“Parent Class B Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock” means (i) prior to the Effective Time, the Parent Class A Common Stock and the Parent Class B Common Stock, and (ii) at and after the Effective Time, the common stock of Parent, par value $0.0001 per share.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Indemnitees” has the meaning set forth in Section 7.2.

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that has, or would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to enter into, to perform their respective obligations under, or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (i) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or enforcement philosophy or interpretation thereof; (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (iii) any change generally affecting any of the industries in which Parent, the Company or any of its Subsidiaries operate or the economy as a whole, including any change in commodity prices; (iv) any acts of terrorism, war or the outbreak or escalation of armed hostilities; or (v) any failure, in and of itself, of Parent, the Company or its Subsidiaries to meet any projections, forecasts or budgets; provided, that this clause (v) shall not prevent a determination that any event, change, development, effect or occurrence underlying such failure to meet projections or forecasts has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect); except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such event, change, development, effect or occurrence has a materially disproportionate and adverse effect on the businesses of the Parent, the Company and its Subsidiaries, taken as a whole, relative to other businesses in the industries in which Parent, the Company and its Subsidiaries operate, taken as a whole (in which case, only the incremental material disproportionate and adverse impact may be taken into account in determining whether there is a Parent Material Adverse Effect).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Reports” has the meaning set forth in Section 4.5(a).

“Parent Share Redemption” means the election of an eligible (as determined in accordance with Parent’s Organizational Documents) Parent Stockholder to redeem all or a portion of the shares of Parent Common Stock held by such stockholder at a per-share price, payable in cash, equal to such Parent Stockholder’s pro rata share of the funds held in the Parent Trust Account (as determined in accordance with Parent’s Organizational Documents) in connection with the Transactions.

“Parent Special Meeting” has the meaning set forth in Section 4.3(a).

“Parent Stockholder” means a holder of Parent Common Stock.

“Parent Stockholder Proposals” means, collectively, the following proposals to be voted upon at the Parent Special Meeting: (a) approval and adoption of this Agreement, the Transaction Documents and consummation of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of NASDAQ, of the issuance of equity interests of the Parent in connection with the consummation of the Transactions; (c) the approval of the Amended and Restated Parent Charter; (d) the election of the members of the board of directors of Parent in accordance with Section 1.6; (e)  the approval of the Forum III LTIP; and (f) the adjourning of the Parent Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the foregoing proposals.

“Parent Transaction Expenses” means: (a) the legal, accounting, financial advisory (including Jefferies LLC), and other advisory, transaction or consulting fees and expenses incurred and/or payable by the Parent and its Affiliates in connection with the Transactions; (b) fifty percent (50%) of the Merger Agreement HSR Fees payable pursuant to Section 5.10(g); (c) the fees payable to the Escrow Agent in connection with the Escrow Agreement; (d) all Transfer Taxes to be paid pursuant to Section 5.22(b); and (e) the Company D&O Premium.

“Parent Trust Account” has the meaning set forth in Section 4.8.

“Parent Trust Agreement” has the meaning set forth in Section 4.8.

“Parent Trustee” has the meaning set forth in Section 5.3(a).

“Parties” or “Party” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights”.

“PCAOB Audited Financial Statements” has the meaning set forth in Section 5.23.

“PCAOB Financial Statements” has the meaning set forth in Section 5.23.

“Per Share Amount” means, with respect to any class of Company Common Stock, the portion of the Stock Merger Consideration (without giving effect to the Merger Consideration Adjustment) that is payable with respect to any share of Company Common Stock, as determined in accordance with the Company Certificate and as such determination is certified in the Merger Consideration Schedule.

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Liens; (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property; (d) zoning, building, subdivision, and entitlement restrictions, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially interfere with the present uses of the Real Property; or (ii) materially and adversely affect the value of the specific parcel of Real Property to which they relate; (e) zoning promulgated by Governmental Entities; (f) non-exclusive licenses or sublicenses under Company IP granted by the Company to its customers in the ordinary course of business consistent with past practice on standard terms and conditions; and (g)  other Liens that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any information that relates, to, describes, identifies, could reasonably be used to identify, or could reasonably be linked directly or indirectly with an individual, browser household or device, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser-or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“PIPE Investment” means the private placement equity offering conducted by Parent prior to the Closing pursuant to the Subscription Agreements entered into on or prior to the Execution Date.

“PIPE Investors” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Paid Company Transaction Expense Amount” means an amount equal to the aggregate amount of all Company Transaction Expenses paid by the Company or its Subsidiaries after the Execution Date and prior to the Closing.

“Predecessor” means an entity whose ownership, title and interest, including all rights, benefits, duties and liabilities were acquired in an uninterrupted chain of succession by the Company.

“Privacy and Security Policies” has the meaning set forth in Section 3.16(l).

“Pro Rata Share” means with respect to each Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by the Parent to such Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Parent to all Stockholders in accordance with the terms of this Agreement.

“Proxy Statement” means a proxy statement of Parent relating to the Parent Special Meeting in connection with the Transactions, as the same may be amended or supplemented in accordance herewith.

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

“Public Warrants” has the meaning set forth in Section 4.2(a).

“Real Property” has the meaning set forth in Section 3.13(b).

“Reference Price” has the meaning set forth in Section 2.1(a).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name register.

“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, injection, escaping, depositing, disposing, emptying, discharging, dispersing, dumping, leaching or migration of any Hazardous Substance into, onto, in, on or through the indoor or outdoor environment, including relating to any landfill, basin, subsurface or aboveground pipeline or other structure, wetland, quarry or natural resource (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance), including the movement of any Hazardous Substance through indoor or outdoor air, soil, subsurface strata, sediment, surface water or groundwater.

“Releasees” has the meaning set forth in Section 9.15.

“Releasors” has the meaning set forth in Section 9.15.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Requisite Parent Vote” has the meaning set forth in Section 4.3(a).

“Restricted Cash” means (i) any deposits related to security deposits for leased property or equipment and (ii) any Taxes that would be imposed on, or payable with respect to, a distribution of any such cash and cash equivalents held by any direct or indirect non-U.S. Subsidiary of the Company if such cash and cash equivalents were distributed to the Company at the end of the day on the Closing Date.

“Restricted Contracts” has the meaning set forth in Section 5.1(b)(xii).

“Sanctions” has the meaning set forth in Section 3.22(d).

“Schedule Supplement” has the meaning in Section 5.25(b).

“SEC” means the Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 5.6.

“Second Share Price Trigger” has the meaning set forth in Section 2.10(a).

“Section 16” has the meaning set forth in Section 2.8.

“Securities Act” means the Securities Act of 1933.

“SERES” means SF Motors Inc. (d/b/a SERES), a Delaware corporation.

“SERES Exclusive IP License Agreement” means the exclusive Intellectual Property license agreement to be entered into following the date hereof and prior to Closing, by and between SERES and the Company, with Parent’s prior written consent.

“SERES Exclusive Patent License Agreement” means the exclusive patent license agreement to be entered into following the date hereof and prior to Closing, by and between SERES and the Company, with Parent’s prior written consent.

“SERES Group” means collectively, Chongqing Jinkang New Energy Automobile / Vehicle Co., Ltd., Chongqing Sokon Motor (Group) Imp. & Exp. Co., Ltd. (“Sokon”), Chongqing Sokon Industry Group Stock Co., LTY., SERES, and their Affiliates.

“SERES Lease Agreement” means the capital lease agreement to be entered into following the date hereof and prior to Closing, by and between SERES and the Company, with Parent’s prior written consent.

“Sokon Supply Agreement” means the supply agreement to be entered into following the date hereof and prior to Closing, by and between SERES and the Company, with Parent’s prior written consent.

“Share Price Trigger” has the meaning set forth in Section 2.10.

“Significant Supplier” has the meaning set forth in Section 3.18(a).

“Software” and all (a) computer programs, applications, middleware, firmware, microcode and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto; (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (h) all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

“Specially Designated National or Blocked Person” has the meaning set forth in Section 3.22(d).

“Sponsor” means Forum Investors III LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals.

“Stock Merger Consideration” has the meaning set forth in Section 2.1(a).

“Stockholder” means any holder of shares of Company Common Stock immediately prior to the Effective Time.

“Stockholder Representative” has the meaning set forth in Section 8.1(a).

“Stockholder Support Delivery Period” has the meaning set forth in Section 5.8.

“Straddle Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1(b).

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” or “Taxes” means any and all taxes, including all U.S. federal, state, local, foreign and other income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy, escheat and other taxes, and any charges, fees, levies, tariff, duties, assessments, or other governmental charges in the nature of taxes (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all estimated taxes, deficiency assessments, interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Tax Return” means any and all U.S. federal, state, local and foreign returns, information statements, forms, reports (including elections, declarations, disclosures, schedules, estimates and information returns), claims for refund, or other documents and any amendments thereto, whether or not required to be filed with any taxing authority, relating to Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the Company, any of its Subsidiaries, or Parent is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Documents” means this Agreement, the Support Agreements, the Amended and Restated Registration Rights Agreement, the Escrow Agreement, the Subscription Agreements, and the Convertible Notes.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the Transactions.

“Transition Services Agreement” means the Transition Services Agreement, to be entered into following the date hereof and prior to Closing, by and between SERES and the Company, with Parent’s prior written consent.

“Trustee” has the meaning set forth in Section 4.8.

“Updated Merger Consideration Schedule” has the meaning set forth in Section 2.7(g).

“Warrants” has the meaning set forth in Section 4.2(a).

EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

[See attached.]

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 10, 2020, is entered into by and among Forum Investors III LLC, a Delaware limited liability company (the “Sponsor Holdco”, the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each a “Sponsor” and, together, the “Sponsors”), Forum Merger III Corporation, a Delaware corporation (“Parent”), and Electric Last Mile, Inc., a Delaware corporation (the “Company” and together with the Sponsors and Parent, each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of December 10, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent, ELMS Merger Corp., a Delaware corporation (“Merger Sub”), and Jason Luo, in the capacity as the initial Stockholder Representative thereto in accordance with the terms and conditions of the Merger Agreement.

RECITALS

WHEREAS, as of the date of this Agreement, the Sponsors are the record holders and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owners of 616,250 Parent Class A Common Stock, 6,250,000 Parent Class B Common Stock and 205,416 Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01. Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that he, she or it has read the Merger Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 5.15 (Exclusivity) and 5.16 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.02. Voting.

(a) Each Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of Parent (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of Parent (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) all of his, her or its shares of Parent Common Stock that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i) in favor of any proposal for stockholders of Parent to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of Parent to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Parent Common Stock present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for a Business Combination Transaction or the adoption of an agreement to enter into a Business Combination Transaction;

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

(v) against any change in the business, management or Board of Directors of Parent; and

(vi) against any action, transaction or agreement that (A) would result in a breach of any representation or warranty or covenant of Parent or the Merger Sub under the Merger Agreement; (B) would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect; (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires a Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Parent Common Stock.

(c) Each Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02.

(d) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of August 18, 2020, by and among the Sponsors, Parent and other parties thereto (the “Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Parent Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

Section 1.03. No Transfers. During the Applicable Period, each Sponsor shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any shares of Parent Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Parent; (b) deposit any shares of Parent Common Stock or Warrants or any rights to acquire any securities or equity interests of Parent into a voting trust or enter into a voting agreement or any other arrangement with respect to any shares of Parent Common Stock or Warrants or any rights to acquire any securities or equity interests of Parent or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any shares of Parent Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Parent; (d) otherwise grant, permit or suffer the creation of any Liens on any shares of Parent Common Stock or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Parent and the Company a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any shares of Parent Common Stock or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of Parent Common Stock or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.04. Stop Transfer. No Sponsor shall request that Parent register any transfer of any Certificate or other uncertificated interest representing any shares of Parent Common Stock or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05. Waiver of Appraisal Rights. Each Sponsor hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.06. No Agreement as Director or Officer. Each Sponsor is entering into this Agreement solely in such Sponsor’s capacity as record or beneficial owner of shares of Parent Common Stock or Warrants and nothing herein is intended to or shall limit or affect any actions taken by such Sponsor or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of such Sponsor to the board of directors of Parent) of such Sponsor, solely in his or her capacity as a director or officer of Parent (or a Subsidiary of Parent) or other fiduciary capacity for Parent’s stockholders.

Section 1.07. New Shares. In the event that (a) any shares of Parent Common Stock, Warrants or other equity securities of Parent are issued to a Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Parent Common Stock or Warrants of, on or affecting the shares of Parent Common Stock or Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock, Warrants or other equity securities of Parent after the date of this Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock or other equity securities of Parent after the date of this Agreement (such shares of Parent Common Stock, Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Parent Common Stock or Warrants owned by such Sponsor as of the date hereof.

Section 1.08. No Litigation. Each Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions or (c) seeking Appraisal Rights in connection with the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Sponsor from enforcing such Sponsor’s rights under this Agreement.

Section 1.09. Further Assurances. Each Sponsor shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Parent or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSORS

Each Sponsor hereby represents and warrants to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

Section 2.01. Organization; Authorization. In the event a Sponsor is an individual, such Sponsor has full power, right and legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. In the event a Sponsor is a legal entity, (a) such Sponsor is a legal entity duly organized, validly existing and in good standing under the Laws of such Sponsor’s jurisdiction of organization, (b) such Sponsor has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform such Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of such Sponsor’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by such Sponsor and, in the event such Sponsor is an individual and is married and any of such Sponsor’s shares of Parent Common Stock or Warrants constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of such Sponsor, this Agreement has been duly executed and delivered by or on behalf of such Sponsor’s spouse, and this Agreement constitutes a valid and binding agreement of such Sponsor enforceable against such Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.02. Governmental Filings; No Violations; Certain Contracts.

(a) Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by such Sponsor with, nor are any required to be made or obtained by such Sponsor with or from any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by such Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform such Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by such Sponsor does not, and the consummation of the transactions contemplated by this Agreement by such Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Sponsor, if applicable or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such Sponsor pursuant to, any Contract binding upon such Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which such Sponsor is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform his, her or its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03. Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of such Sponsor, threatened against such Sponsor or any of its Affiliates and (b) neither such Sponsor nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

Section 2.04. Ownership of Parent Common Stock and Warrants; Voting Power. Schedule I hereto correctly sets forth the number of shares such Sponsor’s shares of Parent Common Stock and Warrants as of the date of this Agreement and, other than such shares of Parent Common Stock and Warrants, as of the date of this Agreement, there are no Parent securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Parent securities) held of record or beneficially owned by such Sponsor or in respect of which such Sponsor has full voting power. Such Sponsor is the record holder and beneficial owner of all of his, her or its shares of Parent Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such shares of Parent Common Stock and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such shares of Parent Common Stock and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) the Parent’s Organizational Documents or the terms of any customary custody or similar agreement applicable to shares of Parent Common Stock or Warrants held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Sponsor’s shares of Parent Common Stock or Warrants other than pursuant to the Merger Agreement or as set forth in Parent’s Organizational Documents.

Section 2.05. Reliance. Each Sponsor understands and acknowledges that Parent and the Company are relying upon such Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Sponsor contained in this Agreement.

Section 2.06. Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Sponsor.

Section 2.07. Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries.

Section 2.08. No Other Representations or Warranties. Except for the representations and warranties made by such Sponsor in this Article 2, neither such Sponsor nor any other Person makes any express or implied representation or warranty to Parent or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and such Sponsor expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Sponsor as follows:

Section 3.01. Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02. Corporate Authority. Parent has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Parent’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.03. No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 3, neither Parent nor any other Person makes any express or implied representation or warranty to such Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and Parent expressly disclaims any such other representations or warranties.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Sponsor as follows:

Section 4.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02. Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of the Company’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty to such Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties.

Article 5

GENERAL PROVISIONS

Section 5.01. Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VII thereof; (c) the effective date of a written agreement duly executed and delivered by Parent, the Company and such Sponsor terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of such Sponsor, in a manner that extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 Waiver of Appraisal Rights, Section 1.08 No Litigation and Section 1.09 Further Assurances and this Article 5 shall survive such termination. Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 5.02. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 5.02:

If to Parent:

Forum Merger III Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention: Marshall Kiev

David Boris

Email: mk@mkcapitalpartners.com

   david@forummerger.com

with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas

New York, NY 10020
Attention: Joel Rubinstein

Gary Silverman

Email: Joel.Rubinstein@whitecase.com

 Gary.Silverman@whitecase.com

If to the Company:

Electric Last Mile, Inc.

2541 High Meadow Circle

Suite 170

Auburn Hills, MI 48362

Attention: Jason Luo, Chairman

Email: jluo@electriclastmile.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP
111 Huntington Avenue
Suite 2500

Boston, MA 02199
Attention: Paul D. Broude

Email: pbroude@foley.com

If to such Sponsor, to such Sponsor’s address set forth on a signature page hereto.

Section 5.03. Miscellaneous. Article IX, other than Sections 9.5, 9.8, 9.13 and 9.14, of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Forum Merger III Corporation

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Electric Last Mile, Inc.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FORUM INVESTORS III LLC

By:	Forum Capital Management III LLC, as managing member

By:
Name:	David Boris
Title:	Managing Member

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FORUM CAPITAL MANAGEMENT III LLC

By:
	Name:	David Boris
	Title:	Managing Member

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

By:
Name: Marshall Kiev

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

By:
Name: David Boris

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

Schedule I

Sponsor Parent Common Stock and Warrants

Sponsor	Parent Class A Common Stock	Parent Class B Common Stock	Warrants
Forum Investors III LLC	616,250	6,250,000	205,416
Forum Capital Management III LLC	*	*	*
Marshall Kiev	*	*	*
David Boris	*	*	*

*	Forum Capital Management III LLC is the managing member of Forum Investors III LLC and has voting and investment discretion with respect to the common stock and warrants held by Forum Investors III LLC. Marshall Kiev and David Boris are the managing members of Forum Capital Management III LLC and may be deemed to have beneficial ownership of the common stock and warrants held directly by Forum Investors III LLC.

Schedule II

Affiliate Agreements

Letter Agreement, dated August 18, 2020, by and among Forum Merger III Corporation, each of Forum Merger III Corporation’s officers and directors and Forum Investors III LLC

Amended and Restated Promissory Note, dated July 2, 2020, issued to Forum Investors III LLC

Investment Management Trust Agreement, dated August 18, 2020, between Continental Stock Transfer & Trust Company and Forum Merger III Corporation

Registration Rights Agreement, dated August 18, 2020, among Forum Merger III Corporation, Forum Investors III LLC and the Holders signatory thereto

Securities Subscription Agreement, dated June 26, 2019, between Forum Merger III Corporation and Forum Investors III LLC

Private Placement Units Purchase Agreement, dated August 18, 2020, between Forum Merger III Corporation and Forum Investors III LLC

Administrative Services Agreement, dated August 18, 2020, between Forum Merger III Corporation and Forum Capital Management III LLC

Indemnity Agreements, each dated August 18, 2020, between Forum Merger III Corporation and each of the officers and directors of Forum Merger III Corporation

Warrant Agreement, dated August 18, 2020, between Continental Stock Transfer & Trust Company and Forum Merger III Corporation

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of December 10, 2020 (the “Sponsor Support Agreement”) by and among Parent, the Company and the Sponsors that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to:

EXHIBIT C
FORM OF SUPPORT AGREEMENT

[See attached.]

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and between Forum Merger III Corporation, a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder” and, together with Parent, each a “Party” and collectively, the “Parties”) of Electric Last Mile, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of December 10, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent, ELMS Merger Corp., a Delaware corporation (“Merger Sub”) and Jason Luo, in the capacity as the initial Stockholder Representative thereto in accordance with the terms and conditions of the Merger Agreement.

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholder is the record holder and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner of, and has full voting power over, the number of shares of common stock, par value $0.0001 per share (the “Shares”), of the Company set forth on the Stockholder’s signature page hereto;

WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL;

WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required that (i) certain stockholders specified in the Merger Agreement, promptly after the execution and delivery of the Merger Agreement and in any event within twenty-four (24) hours and (ii) prior to the Closing, the holders of 100% of the issued and outstanding Shares enter into Support Agreements, including written consents in the form attached hereto as Annex A (each, a “Written Consent”), and, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;

WHEREAS, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, and to enter into the Written Consent and otherwise vote its Shares in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering a Written Consent, constituting the Stockholder’s consent to, and vote to adopt, the Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering the Amended and Restated Registration Rights Agreement in the form attached hereto as Annex B; and

WHEREAS, Parent and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01. Voting.

(a)  The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of the Company (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) that number of Shares set forth on the Stockholder’s signature page hereto and any additional Shares that are hereafter held of record or beneficially owned by the Stockholder (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i)  in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)  in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)  against any proposal providing for an Alternative Transaction or the adoption of an agreement to enter into an Alternative Transaction;

(iv)  against any proposal for any amendment or modification of the Company’s Organizational Documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement; and

(v)  against any action, transaction or agreement that (A) would result in a breach of any representation or warranty or covenant of the Company under the Merger Agreement; (B) would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect; or (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled.

(b)  Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Stockholder (or entitles any proxy of the Stockholder) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Shares.

(c)  The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.

Section 1.02. No Transfers. During the Applicable Period, the Stockholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of any Liens on any Subject Shares (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between the Stockholder and any Affiliate of the Stockholder, (ii) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (iii) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder, in each case, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Parent a joinder to this Agreement in the form attached hereto as Annex C. Any Transfer or action in violation of this Section 1.02 shall be void ab initio. If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. For the avoidance of doubt, nothing in this Section 1.02 shall prevent entry into or performance of any obligations pursuant to the Amended and Restated Registration Rights Agreement.

Section 1.03. Stop Transfer. The Stockholder shall not request that the Company register any transfer of any Certificate or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.02 during the Applicable Period.

Section 1.04. Waiver of Appraisal Rights. The Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.05. Public Announcements; Filings; Disclosures.

(a)  The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Parent and Parent’s legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by Parent; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Entity so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Parent pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 1.05(a), if the Stockholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Merger Agreement.

(b)  The Stockholder hereby consents to and authorizes the Company and Parent to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the proxy statement prepared by Parent and filed with the SEC relating to the Parent Special Meeting (the “Proxy Statement”) the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”), consents to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger, and agrees to cooperate with Parent in connection with such filings, including providing Stockholder Information reasonably requested by Parent. Parent shall use its reasonable best efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing. As promptly as practicable, the Stockholder shall notify Parent of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

Section 1.06. Non-Solicitation.

(a)  The Stockholder acknowledges that the Stockholder has read Section 5.15(a) (Exclusivity) of the Merger Agreement. In addition, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.15(a) of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 5.15(a) of the Merger Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 5.15(a) of the Merger Agreement.

(b)  Notwithstanding Section 1.06(a), the Stockholder may participate in discussions and negotiations with any Person making a proposal relating to an Alternative Transaction (or its Representatives) with respect to such proposal if (i) the Company is engaging in discussions or negotiations with such Person in compliance with Section 5.15(a) of the Merger Agreement and (ii) such Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.

Section 1.07. No Agreement as Director or Officer. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.

Section 1.08. Acquisition of Additional Shares. The Stockholder shall promptly (and in any event within two Business Days) notify Parent of the number of any additional Shares with respect to which the Stockholder becomes the holder of record or acquires beneficial ownership, if any, after the execution of this Agreement and before the Expiration Date, which Shares shall, for the avoidance of doubt, automatically become Subject Shares in accordance with Section 1.01.

Section 1.09. No Litigation. The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, or (c) seeking Appraisal Rights in connection with the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement or the Stockholder’s right to receive the Merger Consideration or any cash in lieu of fractional shares to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof.

Section 1.10. Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

Section 2.01. Organization; Authorization. In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of the Stockholder’s jurisdiction of organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Stockholder’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.02. Governmental Filings; No Violations; Certain Contracts.

(a)  Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)  The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder, if applicable, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03. Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

Section 2.04. Ownership of Company Stock; Voting Power. The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no Company securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company securities) held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power. The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) the Company’s Organizational Documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s Organizational Documents.

Section 2.05. Reliance. The Stockholder understands and acknowledges that Parent and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

Section 2.06. Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07. Proxy Statement. None of the information supplied or to be supplied by the Stockholder for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Parent and at the time of the Parent Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08. Other Agreements. The Stockholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Stockholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09. Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.10. No Other Representations or Warranties. Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholder as follows:

Section 3.01. Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02. Corporate Authority. Parent has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Parent’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.03. No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 3, neither Parent nor any other Person makes any express or implied representation or warranty to the Stockholder in connection with this Agreement or the transactions contemplated by this Agreement, and Parent expressly disclaims any such other representations or warranties.

Article 4

GENERAL PROVISIONS

Section 4.01. Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VII thereof; (c) the effective date of a written agreement duly executed and delivered by Parent and the Stockholder terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Stockholder, in a manner that (1) reduces or imposes any restriction on the right of the Stockholder to receive the Merger Consideration, (2) reduces the amount or changes the form of the Merger Consideration, or (3) extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.04 (Waiver of Appraisal Rights), Section 1.05 (Public Announcements; Filings; Disclosures), Section 1.09 (No Litigation) and Section 1.10 (Further Assurances) and this Article 4 shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 4.02:

If to Parent:

Forum Merger III Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention: Marshall Kiev

David Boris

Email: mk@mkcapitalpartners.com

 david@forummerger.com

with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas

New York, NY 10020
Attention: Joel Rubinstein

Gary Silverman

Email: Joel.Rubinstein@whitecase.com

Gary.Silverman@whitecase.com

If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.

Section 4.03. Miscellaneous. Article IX, other than Sections 9.5, 9.8, 9.13 and 9.14 of the Merger Agreement, shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Forum Merger III Corporation

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

[Signature of Stockholder’s Spouse]	[Printed Name of Stockholder’s Spouse]

Address:

Shares Owned Beneficially	Shares Held of Record	Shares Over Which the Stockholder has Full Voting Power
[●]	[●]	[●]

[Signature Page to Stockholder Support Agreement]

Annex A

ACTION
BY WRITTEN CONSENT
OF THE STOCKHOLDERS
OF
ELECTRIC LAST MILE, INC.

In accordance with Sections 228 and 251 of the Delaware General Corporation Law (“DGCL”) and the Amended and Restated Bylaws of Electric Last Mile, Inc., a Delaware corporation (the “Company”), the undersigned stockholders of the Company (the “Stockholders”), having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and representing all of the stockholders of the Company, hereby take the following actions and adopt the following resolutions:

APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY

WHEREAS, the Stockholders have considered the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 10, 2020, by and among the Company, Forum Merger III Corporation, a Delaware corporation (“Parent”), ELMS Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Jason Luo, in the capacity as the initial Stockholder Representative thereto, a copy of which has been presented to the Stockholders and is attached hereto as Annex A. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement;

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, pursuant to the Merger and subject to the terms and conditions of the Merger Agreement, Parent will deliver or cause to be delivered the aggregate Merger Consideration to be allocated among the Stockholders as provided in the Merger Agreement in exchange for all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and declared advisable the Merger Agreement and entered into the Merger Agreement on the date thereof; and

WHEREAS, the Board has recommended that the Stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, together with all exhibits, annexes and schedules thereto, the transactions contemplated thereby, including the Merger, and any matter required to be approved by the Stockholders in order to facilitate the Merger and the approval of all other transactions contemplated by the Merger Agreement are hereby consented to, adopted, approved and ratified in accordance with the DGCL and the Company’s Amended and Restated Bylaws (the “Bylaws”); and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Merger Agreement and (ii) enter into and/or perform its obligations under each other agreement, instrument, document or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities, including the filing of the Certificate of Merger, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement;

RESOLVED FURTHER, that the Board be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its Stockholders; and

RESOLVED FURTHER, that any rights to receive notice, or any other consent or waiver required in connection with the Merger or the Merger Agreement, under the DGCL, the Company’s Certificate of Incorporation, the Bylaws or any other agreement or provision is hereby waived or granted, as applicable, in all respects.

WAIVER OF DISSENTERS’ RIGHTS

WHEREAS, under the DGCL, the Stockholders may be entitled to appraisal rights in connection with the Merger.

NOW, THEREFORE, BE IT RESOLVED, that each undersigned Stockholder, with respect only to himself, herself or itself, hereby irrevocably waives any appraisal rights under the DGCL and any notice or disclosure requirements related thereto.

GENERAL AUTHORITY

RESOLVED FURTHER, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolutions, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval; and

RESOLVED FURTHER, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Merger Agreement are hereby ratified and approved.

[The remainder of this page has been intentionally left blank.]

The undersigned has executed this Action By Written Consent of the Stockholders as of the date set forth below.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Date:

[Signature Page to Action By Written Consent of the Stockholders]

Annex B

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

See attached.

Annex C

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Support Agreement dated as of [●] [●], 20[●] (the “Support Agreement”) by and between Parent and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to:

EXHIBIT D
FORM OF Amended and Restated Registration Rights Agreement

[See attached.]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into on [●], 20[●], by and among Forum Merger III Corporation (the “Company”), and the undersigned parties listed on the signature pages hereto (each, an “Investor” and, collectively, the “Investors”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)).

RECITALS

WHEREAS, Forum Investors III LLC, a Delaware limited liability company (the “Sponsor”) is a party to a Registration Rights Agreement (the “Initial Agreement”), dated as of August 18, 2020, by and among the Sponsor, the Company, Jefferies LLC (“Jefferies”) and other signatories thereto, pursuant to which the Company provided the Sponsor and Jefferies with certain rights relating to the registration of certain securities of the Company, including the Founder Shares (as defined herein) and Private Placement Units (as defined herein);

WHEREAS, prior to the initial public offering (the “IPO”) of the Company, the Sponsor owned shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of the Company (the “Class B common stock”);

WHEREAS, the Founder Shares are convertible into shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) on the terms provided in the Company’s second amended and restated certificate of incorporation (the “Pre-Merger COI”);

WHEREAS, the Sponsor and Jefferies purchased an aggregate of 741,250 units (“Private Placement Units”) consisting of one share of Class A common stock and one-third of one warrant exercisable for one share of Class A common stock (the “Private Placement Warrants”) in a private placement that was completed simultaneously with the consummation of the IPO;

WHEREAS, in connection with the IPO, the Company entered into a warrant agreement, dated as of August 18, 2020, pursuant to which the Company agreed to use its commercially reasaonable efforts to file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement for the registration, under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time, the “Securities Act”), of the shares of Class A common stock issuable upon exercise of the warrants issued to the public investors in the IPO (the “Public Warrant”) and the 247,082 shares of Class A common stock issuable under the Private Placement Warrants;

WHEREAS, reference is made to that certain Agreement and Plan of Merger, by and among the Company, Electric Last Mile, Inc., a Delaware corporation (“ELMS”), ELMS Merger Corp., a Delaware corporation (“Merger Sub”), and a wholly-owned subsidiary of the Company, and Jason Luo, in the capacity as the initial Stockholder Representative thereto, dated December 10, 2020 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into ELMS, with ELMS continuing as the surviving corporation (the “Merger”);

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement and the other Transaction Documents, the Company, ELMS, the Sponsor, Jefferies LLC and the other signatories to the Initial Agreement have agreed to amend and restate the Initial Agreement in order to provide rights relating to the registration of shares of Common Stock issued or issuable to the holders of equity interests of the Company or ELMS pursuant to the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby;

WHEREAS, at the Effective Time, all shares of Class B common stock will automatically convert into shares of Class A common stock in accordance with the Pre-Merger COI and the Merger Agreement;

WHEREAS, immediately following the conversion of the Class B common stock into Class A common stock, all shares of Class A common stock will be reclassified as shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, the Company will issue to the stockholders of ELMS (collectively, the “ELMS Holders”) shares of Common Stock as consideration in the Merger (together with any shares of Common Stock issued to the ELMS Holders after the Closing of the Merger pursuant to the Merger Agreement, including, for the avoidance of doubt, any shares of Adjustment Escrow Stock, the Earnout Shares and/or the 15 million shares reserved for issuance pursuant to Section 5.14 of the Merger Agreement, collectively, the “Merger Shares”);

WHEREAS, pursuant to Section 5.5 of the Initial Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of holders of at least a majority in interest of the Registrable Securities at the time in question (which majority interest must include Jefferies if such amendment or modification affects in any way the rights of Jefferies thereunder); and

WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in order to provide the Investors with certain rights relating to the registration of the Registrable Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. The Initial Agreement is hereby amended in its entirety and restated herein. Upon the execution of this Agreement, all provisions of, rights granted and covenants made in the Initial Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Merger Agreement.

SECTION 1
Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Agreement” has the meaning set forth in the Preamble.

(b) “Affiliate” of any person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than 50% of the voting rights of a person or entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).

(c) “Class A common stock” has the meaning set forth in the Recitals.

(d) “Class B common stock” has the meaning set forth in the Recitals.

(e) “Closing” means the closing of the transactions contemplated under the Merger Agreement.

(f) “Commission” has the meaning set forth in the Recitals.

(g) “Common Stock” has the meaning set forth in the Recitals.

(h) “Company” has the meaning set forth in the Preamble.

(i) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(j) “Dollars” or “$” means the currency of the United States of America.

(k) “ELMS” has the meaning set forth in the Recitals.

(l) “ELMS Founders” means Jason Luo and James Taylor.

(m) “ELMS Holders” has the meaning set forth in the Recitals.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

(o) “FINRA” has the meaning set forth in Section 2.4(q).

(p) “Founder Shares” has the meaning set forth in the Recitals.

(q) “Holder” means an Investor who holds Registrable Securities (including their donees, pledgees, assignees, transferees and other successors) and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.11 or Section 2.13 of this Agreement.

(r) “Indemnified Party” has the meaning set forth in Section 2.7(c).

(s) “Indemnifying Party” has the meaning set forth in Section 2.7(c).

(t) “Initial Agreement” has the meaning set forth in the Recitals.

(u) “Initiating Holders” means either (i) any Holder or Holders who, in the aggregate, hold not less than a majority of the Registrable Securities issued to the Sponsor or (ii) any Holder or Holders who, in the aggregate, hold not less than twenty percent (20%) of the Merger Shares that constitute Registrable Securities.

(v) “Investors” has the meaning set forth in the Preamble.

(w) “IPO” has the meaning set forth in the Recitals.

(x) “Merger” has the meaning set forth in the Recitals.

(y) “Merger Agreement” has the meaning set forth in the Recitals.

(z) “Merger Shares” has the meaning set forth in the Recitals.

(aa) “Merger Sub” has the meaning set forth in the Recitals.

(bb) “Other Selling Stockholders” means persons or entities other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(cc) “Other Shares” means securities of the Company, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(dd) “Pre-Merger COI” has the meaning set forth in the Recitals.

(ee) “Private Placement Units” has the meaning set forth in the Recitals.

(ff) “Private Placement Warrants” has the meaning set forth in the Recitals.

(gg) “Qualified Holder” means each Holder whose Registrable Securities have a market value of at least $5,000,000 based on the average closing price of the Common Stock for the ten (10) days ending on the trading day prior to the date on which notice is sent pursuant to Section 2.2(a)(i).

(hh) “Public Warrants” has the meaning set forth in the Recitals.

(ii) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(jj) “Registrable Securities” means shares of Common Stock issued or issuable to the Investors pursuant to the Merger Agreement, including without limitation any (i) Merger Shares and (ii) Private Placement Warrants and shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants) held by the Sponsor or Jefferies immediately after the Closing of the Merger (including without limitation, giving effect to the conversion of shares of Class B common stock into Class A common stock and subsequent conversion into shares of Common Stock upon the closing of the Merger). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by the Company and any subsequent sale, transfer or distribution of them does not require registration under the Securities Act; (c) such securities have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without public information requirements or volume limitations.

(kk) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the Common Stock is then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, two (2) counsels for the Holders, one selected by Holders holding a majority of the Registrable Securities initially issued to the Sponsor and one selected by Holders holding a majority of the Merger Shares that are Registrable Securities, up to a maximum of $50,000 total per counsel, blue sky fees and expenses (including reasonable fees and disbursements of counsels for the Holders in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(ll) “Representatives” means, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other person associated with, or acting on behalf of, such person.

(mm) “Resale Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

(nn) “Restricted Securities” means any Registrable Securities that are required to bear a legend restricting transfer or are otherwise prohibited from being sold, transferred or distributed without registration under the Securities Act.

(oo) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(pp) “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(qq) “SEC Guidance” means (i) any publicly-available written or oral guidance, or comments, requirements or requests of the Staff and (ii) the Securities Act and the rules and regulations thereunder.

(rr) “Securities Act” has the meaning set forth in the Recitals.

(ss) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel to the Sponsor and to the Holders of Merger Shares included in Registration Expenses).

(tt) “Staff” means the staff of the Division of Corporation Finance of the Commission.

(uu) “Suspension Notice” has the meaning set forth in Section 2.1(f).

(vv) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(ww) “Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement.

SECTION 2
Registration Rights

2.1 Registration

(a) Registration Requirements. The Company shall, not later than thirty (30) days after the Closing, prepare and file with the Commission a registration statement on Form S-1, or Form S-3 if such registration statement form is available to the Company, and take all such other actions as are necessary to ensure that there is an effective “shelf” registration statement containing a prospectus that remains current covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Securities by the Holders on a continuous or delayed basis pursuant to Rule 415 of the Securities Act (the registration statement, the “Resale Shelf Registration Statement”). The Company shall use reasonable best efforts to cause the Commission to declare the Resale Shelf Registration Statement effective as soon as possible thereafter, but in any event within three (3) days after the Commission advises the Company that it has completed its review of such registration statement, and to remain effective and the prospectus contained therein current until all Holders cease to hold Registrable Securities. The Resale Shelf Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Holders, and shall comply with the relevant provisions of the Securities Act and Exchange Act.

(b) Request for Underwritten Takedowns. The Holders that qualify as Initiating Holders will be entitled to Underwritten Takedowns with respect to their Registrable Securities in accordance with this Section 2.1. If the Company shall receive from any Initiating Holder a written request signed by such Initiating Holder that the Company effect any Underwritten Takedown with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities proposed to be disposed of by such Initiating Holder), the Company will:

(i) promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed Underwritten Takedown to all other Qualified Holders; and

(ii) as soon as practicable, use its reasonable best efforts to cause the Commission to declare such Underwritten Takedown effective within ninety (90) days thereafter (including, without limitation, filing post-effective amendments, one or more prospectus supplements, appropriate qualifications under any applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit and facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.

(c) Limitations on Underwritten Takedowns. The Company shall not be obligated to effect any Underwritten Takedown pursuant to this Section 2.1:

(i) If the Initiating Holder, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Takedown, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $20,000,000;

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) If the Company has effected two (2) such Underwritten Takedowns in any given twelve (12) month period;

(iv) If the Initiating Holder proposes to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.2;

(v) If the Initiating Holder does not request that such offering be firmly underwritten by underwriters selected by the Initiating Holder (subject to the consent of the Company); or

(vi) If the Company and the Initiating Holder are unable to obtain the commitment of the underwriter described in clause (v) above to firmly underwrite the offer.

(d) Other Shares. Any Underwritten Takedown may, subject to the provisions of Section 2.1(f), include Other Shares, and may include securities of the Company being sold for the account of the Company, provided that, any Other Shares or securities of the Company to be included in an Underwritten Takedown must be the subject of an effective shelf registration statement at the time the Company receives the request for an Underwritten Takedown from the Initiating Holder.

(e) Underwriting; Cutback. If the Company requests inclusion in any Underwritten Takedown of securities to be sold for its own account, or if other persons request inclusion of Other Shares in any Underwritten Takedown, the Initiating Holder shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such other person’s securities of the Company and their acceptance of the applicable provisions of this Section 2. The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of Holders that qualify as Initiating Holders. No Holder (or its permitted transferee or assignee under Section 2.11 or Section 2.13) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.1, if the underwriters, in good faith, advise the Initiating Holder in writing that marketing factors require a limitation on the number of securities of the Company to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among Initiating Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Initiating Holders (determined based on the aggregate number of Registrable Securities held by each such Initiating Holder), provided that not less than 20% of the allocation in this clause (i) shall be for the Sponsor or its permitted transferees under Section 2.11 or Section 2.13; (ii) second, among all other Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder); (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other Holders or employees of the Company, and (iv) fourth, to any Other Selling Stockholders requesting to include Other Shares in such Underwritten Takedown.

If a person who has requested inclusion in such Underwritten Takedown as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company, the underwriter or the Initiating Holders, and the securities so excluded shall also be withdrawn from the Underwritten Takedown. If securities are so withdrawn from the Underwritten Takedown and if the number of shares to be included in such Underwritten Takedown was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the Underwritten Takedown the right to include additional Registrable Securities in the offering in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

(f) Deferral; Suspension. Notwithstanding anything in this Agreement to the contrary, if the Company furnishes to the Holders a certificate (the “Suspension Notice”) signed by an executive officer of the Company stating that, in the good faith judgment of the Company’s Board of Directors, effecting a registration (whether by the filing of a registration statement or by taking any other action) or the offering or disposition of Registrable Securities thereunder (including, for the avoidance of doubt, through an Underwritten Takedown) should be postponed or suspended because such registration, offering or disposal would (1) materially impede, delay or interfere with a pending material acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material non-public information that the Company has a material bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then by delivery of the Suspension Notice to the Holders, then (in addition to the limitations set forth in Section 2.1(c) of this Agreement) the Company may so postpone effecting a registration or require the Holders to refrain from offering or disposing of Registrable Securities for a period of not more than sixty (60) days, and, provided further, that the Company shall not suspend usage of a registration statement in this manner more than once in any twelve (12) month period.

2.2 Company Registration

(a) Company Registration/Underwritten Offering. If the Company determines to (1) register any of its securities either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing) during a period in which a Resale Shelf Registration Statement covering a Holder’s Registrable Securities is not then effective, other than: a registration pursuant to Section 2.1; a registration relating to the shares of Common Stock underlying the Public Warrants; a registration relating solely to employee benefit plans; a registration relating to the offer and sale of non-convertible debt securities; a registration relating to a corporate reorganization or other Rule 145 transaction; or a registration on any registration form that does not permit secondary sales, or (2) effect an underwritten public offering of securities, either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing), the Company will:

(i) promptly give written notice (in any event not later than ten (10) days prior to the filing of the registration statement or preliminary prospectus to which such offering relates) of the proposed registration or offering, as applicable, to all Holders; and

(ii) use its reasonable best efforts to include in such registration or offering, as applicable, and any related qualification under blue sky laws or other compliance, except as set forth in Section 2.2(b), and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within five (5) days after receipt of such written notice from the Company. Such written request may specify all or a part of a Holder’s Registrable Securities; provided however, that notwithstanding anything to the contrary herein, only Qualified Holders shall be entitled to notice of and to participate in underwritten public offerings contemplated by clause (ii) of this Section 2.2(a).

(b) Underwriting; Cutback. If the registration or offering of which the Company gives notice is for an underwritten public offering, the Company shall so advise the Qualified Holders who have elected to participate (and include the names of the proposed underwriters) as a part of the written notice given pursuant to Section 2.2(a)(2)(i). All Qualified Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders with registration rights to participate therein) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. No Qualified Holder (or its permitted transferee or assignee under Section 2.11 or Section 2.13) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Qualified Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.2, if the underwriters in good faith advise the Company and the Qualified Holders of Registrable Securities participating in the offering in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (1) if the underwritten offering is for the Company’s account, (m) first, to the Company; (n) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (o) third, to the Other Selling Stockholders, if any, requesting to include Other Shares in such underwritten offering pursuant to piggyback rights and (2) if the underwritten offering is for the account of Other Selling Stockholders, then (x) first, to the Other Selling Stockholders, (y) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (z) third, to the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company and the underwriter. Any Registrable Securities or Other Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding anything to the contrary, the Company shall be responsible for the Registration Expenses prior to any such withdrawal.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d) Limitations. The Company shall not be obligated to effect any registrations pursuant to this Section 2.2:

(i) After the Company has initiated five (5) such Underwritten Takedowns pursuant to this Section 2.2 (counting for these purposes only (x) registrations in which Registrable Securities are not excluded or reduced pursuant to Section 2.2(b) and which have been declared or ordered effective and pursuant to which securities have been sold, and (y) withdrawn registrations);

(ii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.1;

(iii) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by such Initiating Holders (subject to the consent of the Company); or

(iv) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (iii) above to firmly underwrite the offer.

2.3 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to this Section 2 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.2 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, if a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders and the holders of any Other Shares shall be borne by the Holders and any holders of any Other Shares included in such registration pro rata among each other on the basis of the number of Registrable Securities and Other Shares, respectively, registered on their behalf.

2.4 Registration Procedures. In the case of each registration of Registrable Securities pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its sole expense, the Company will:

(a) Prepare each registration statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such registration statement, any prospectus or any amendments or supplements thereto, furnish to the Holders of the Registrable Securities copies of all documents prepared to be filed, which documents shall be subject to the review of such Holders and their respective counsel;

(b) As soon as reasonably practicable, file with the Commission the registration statement relating to the Registrable Securities, including all exhibits and financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement(s) to become effective under the Securities Act as soon as practicable;

(c) Prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be requested by the Holders or any underwriter of Registrable Securities or as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d) Notify the participating Holders of Registrable Securities, and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable registration statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement, prospectus or for additional information (whether before or after the effective date of the registration statement), (c) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder (or its counsel) from time to time may reasonably request;

(f) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;

(g) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such registration statement and prospectus, so that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a registration statement, use reasonable best efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Holders listed as selling security holders in such prospectus a written notice of such amendment or supplement, and, upon receipt of such notice, each such Holder agrees not to sell any Registrable Securities pursuant to such registration statement until such Holder’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;

(h) Use its reasonable best efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any registration statement (and promptly notify in writing each Holder covered by such registration statement of the withdrawal of any such order);

(i) Provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j) if requested, cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;

(k) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 or 2.2, enter into and perform its obligations under an underwriting agreement in form reasonably necessary to effect the offer and sale of the Registrable Securities subject to such underwriting, provided, that such underwriting agreement contains reasonable and customary provisions;

(m) Furnish to each Holder of Registrable Securities included in such registration statement a signed counterpart, addressed to such Holder, of (1) any opinion of counsel to the Company delivered to any underwriter dated the effective date of the registration statement or, in the event of an underwritten offering, the date of the closing under the applicable underwriting agreement, in customary form, scope, and substance, at a minimum to the effect that the registration statement has been declared effective and that no stop order is in effect, which counsel and opinions shall be reasonably satisfactory to the Holders and their respective counsel and (2) any comfort letter from the Company’s independent public accountants delivered to any underwriter in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request. If no legal opinion is delivered to any underwriter, the Company shall furnish to each Holder of Registrable Securities included in such registration statement, at any time that such Holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the registration statement containing such prospectus has been declared effective and that no stop order is in effect and any other matters as the Holders or underwriter may reasonably request and as are customarily included;

(n) Promptly identify to the selling Holders any underwriter(s) participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, make available for inspection by the selling Holders all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(o) Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any registration statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential stockholders;

(p) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(q) Reasonably cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and use its reasonable best efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any registration statement;

(r) In the event of any underwritten public offering of Registrable Securities, cause senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(s) Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration of Registrable Securities complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(t) Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

2.5 Price and Underwriting Discounts. In the case of an underwritten offering requested by Holders pursuant to Section 2.1, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the participating Holders holding a majority of the Registrable Securities. In the case of any underwritten offering pursuant to Section 2.2, such price, discount and other terms shall be determined by the Company, subject to the right of the Holders to withdraw their request to participate in the registration pursuant to Section 2.2 after being advised of such price, discount and other terms.

2.6 “Market Stand-Off” Agreement. The Holders shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Holders (other than those included in the registration) for a period specified by the representatives of the managing underwriter or underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed five (5) days prior and ninety (90) days following any Underwritten Takedown. Each of the Holders that is a director or officer of the Company or that owns more than five percent (5%) of the Company’s Common Stock also shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Takedown, but only to the extent as is required generally of any executive officers, directors or five percent (5%) or greater stockholder by such managing underwriter.

2.7 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of Section 15 of the Securities Act) such Persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls within the meaning of Section 15 of the Securities Act any underwriter, against all reasonable out-of-pocket expenses, claims, judgments, suits, costs, penalties, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls such persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, judgment, suit, penalty, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, judgment, suit, penalty loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s Representatives, any person or entity controlling such Holder, such underwriter or any person or entity who controls any such underwriter, and stated to be specifically for use therein; provided, further that, the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, employees, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person or entity who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person or entity controlling each other such Holder, and each of their respective Representatives, against all claims, judgments, penalties losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Holder and relating to action or inaction required of the Holder in connection with any offering covered by such registration, qualification or compliance, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (i) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein and (ii) has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall (i) give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought  (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party has failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder will be required under this Section 2.7(d) to contribute any amount in excess of the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7 and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.

2.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, or that it qualifies as registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration. The Company further covenants that it shall take such further action as any Holder may reasonably request to enable such Holder to sell from time to time shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing at the Company’s expense any legal opinions.

2.10 No Inconsistent Agreements.  The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof. Unless the Company receives the consent of each of (i) the Holders holding a majority of the Registrable Securities issued to the Sponsor and (ii) the Holders holding a majority of the Merger Shares that are Registrable Securities, the Company shall not enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof.

2.11 Transfer or Assignment of Rights. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. The rights granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only to a transferee of Registrable Securities; provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws, (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

2.12 Lock-up Period.

(a) The Sponsor agrees that it shall not Transfer Founder Shares (or shares of Common Stock issuable upon conversion thereof) held by the Sponsor until the date that is the earlier of (1) the twelve month anniversary of the Closing, (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger and (3) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Each of Sponsor and Jefferies agree that they shall not Transfer Private Placement Units (or any securities underlying the Private Placement Units, including the shares of Common Stock and Private Placement Warrants included in the Private Placement Units and the shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the Closing. This Section 2.12(a) shall supersede and replace the transfer restrictions in the Letter Agreement, dated August 18, 2020, among the Company, Forum Capital Management III LLC and certain directors and officers of the Company.

(b) The Holders of Merger Shares agree that they shall not Transfer any of the Merger Shares held by the Holders until the date that is the six month anniversary of the Closing; provided, that, the ELMS Founders agree that they shall not Transfer (i) any of the Merger Shares held by them until the date that is the twelve month anniversary of the Closing and (ii) 50% of the Merger Shares held by them until the date that is the 24 month anniversary of the Closing.

(c) Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), Transfers of the Founder Shares, Merger Shares and shares of Common Stock issuable upon the conversion of the Founder Shares that are held by the Sponsor, any Holder of Merger Shares or any of their permitted transferees (that have complied with this Section 2.12(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members of the Sponsor, any affiliate of the Sponsor or any member of the managing member of the Sponsor; (b) in the case of a Holder that is an entity, to the equityholders of such Holder; (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales or transfers made in connection with the consummation of the Merger at prices no greater than the price at which the securities were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of the Merger; (h) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Merger; provided, however, that in the case of clauses (a) through (f) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

2.13 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, including to the members of the managing member of the Sponsor, the members of the Sponsor or members of the managing member of the Sponsor, shall be treated as the Sponsor under this Agreement; provided that such members of the Sponsor or members of the managing member of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor or members of the managing member of the Sponsor hold any Registrable Securities directly, the members of the Sponsor or members of the managing member of the Sponsor shall be treated as the Sponsor under this Agreement; provided that the members of the Sponsor or members of the managing member of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(c) In the event that an Investor that holds Merger Shares distributes all of its Registrable Securities to its members, such distributees shall be treated as an Investor under this Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on an Investor, as if such Investor remained a single party to this Agreement.

(d) To the extent that a distribution for purposes of this Section 2.13 occurs prior to the conclusion of any applicable lock-up period pursuant to Section 2.12 applicable to the Sponsor or an Investor, distributees shall be be treated as the Sponsor or Investor, as the case may be, and be subject to any remaining period of the lock-up period applicable to the Sponsor or Investor, as the case may be.

SECTION 3
Miscellaneous

3.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Holders holding a majority of the Registrable Securities issued to the Sponsor and (iii) the Holders holding a majority of the Merger Shares that are Registrable Securities; provided, however, that if any amendment, waiver, discharge, or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge, or termination. Persons who become assignees or other transferees of Registrable Securities in accordance with this Agreement after the date of this Agreement may become parties hereto, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any amendment, waiver, discharge, or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder.

3.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service at the following addresses:

(a) if to an Investor, to such Investor’s address or electronic mail address as shown on Exhibit A, as may be updated in accordance with the provisions hereof.

(b) if to any Holder other than an Investor, to such address or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) If to the Company:

Forum Merger III Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention: Marshall Kiev

David Boris

Email: mk@mkcapitalpartners.com

david@forummerger.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if via electronic mail (to a Holder only), on the date of transmission.

3.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

3.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

3.5 Entire Agreement. This Agreement, the Merger Agreement, and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

3.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.7 Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

3.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.11 Electronic Execution and Delivery. A facsimile, portable document format (“.PDF”) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, .PDF, or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, .PDF, or other reproduction hereof.

3.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.13 Attorneys’ Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.14 Aggregation of Stock. All securities held or acquired by affiliated entities of or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

3.15 Waiver of Jury Trial; Consent to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

COMPANY:

FORUM MERGER III CORPORATION

By:
Name:
Title:

[Company Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS:

FORUM INVESTORS III LLC

By:
Name:
Title:

David Boris

Neil Goldberg

Richard Katzman

Steven Berns

Jeffrey Nachbor

Jefferies LLC

By:
Name:
Title:

[Investor Signature Page to Registration Rights Agreement]

456 Investments, LLC

By:
Name:
Title:

Luo Pan Investment II, LLC

By:
Name:
Title:

The JET Group, LLC

By:
Name:
Title:

Barry S. Volpert Roth IRA

By:
Name:
Title:

The CGV Bunny Trust

By:
Name:
Title:

New Era Capital EV, LLC

By:
Name:
Title:

AJ Capital Investment, LLC

By:
Name:
Title:

[Investor Signature Page to Registration Rights Agreement]

Partners Capital Kestrel Fund, LP – Series B

By:
Name:
Title:

[Investor Signature Page to Registration Rights Agreement]

EXHIBIT E
FORM OF Restrictive Covenant Agreement

[See attached.]

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is entered into as of December [●], 2020 by and between Forum Merger III Corporation, a Delaware corporation (“Parent”), and [●] (the “Restricted Party”, and together with Parent, the “Parties”, and each a “Party”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)). References to the “Company” in this Agreement shall refer to Parent after giving effect to the consummation of the Merger (as defined below) and each of Parent’s direct and indirect Subsidiaries (including ELM) and any of their respective successors-in-interest or joint ventures (if any).

RECITALS

WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger, dated as of December 10, 2020 (the “Signing Date”) (as amended, restated or otherwise modified from time to time in accordance therewith, the “Merger Agreement”), by and among Parent, ELMS Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Electric Last Mile, Inc., a Delaware corporation (“ELM”) and Jason Luo, in the capacity as the initial Stockholder Representative thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, Parent (i) is a publicly listed special purpose acquisition vehicle, which has been established for the purpose of effecting an initial business combination, and (ii) has no material operating assets (other than those of a kind customarily held by a special purpose acquisition vehicle).

WHEREAS, pursuant to, and subject to the terms and conditions contained in, the Merger Agreement, Parent, Merger Sub, and ELM will enter into a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with ELM continuing as the Surviving Corporation.

WHEREAS, as a result of the Merger, (i) the stockholders of ELM that existed a moment in time prior to the Merger, will have their equity interests in ELM cancelled and converted into the right to receive the consideration set forth in the Merger Agreement, and (ii) ELM (as the Surviving Corporation) will be a wholly-owned Subsidiary of Parent.

WHEREAS, the Restricted Party acknowledges and agrees that (i) this Agreement is being entered into as part of the Merger Agreement and the Merger, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, Parent’s willingness to enter into the Merger Agreement and consummate the Merger, (iii) the Restricted Party shall receive substantial direct and indirect benefits by the consummation of the Merger (including the Restricted Party’s portion of the consideration received by such Restricted Party in connection with the Merger), if any, and (iv) Parent and its Affiliates would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto if the Restricted Party breached the provisions of this Agreement.

WHEREAS, as a condition to the consummation of the Merger, the Restricted Party has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual promises and covenants of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	Covenants of the Restricted Party.

1.1.	Restrictive Covenants.

1.1.1. Non-Competition. During the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner or contractor), or engage in activities or businesses, or establish any new businesses, within North America (including Mexico), China or Europe (the “Territory”) any business that is competitive with the business operated by the Company as of the Signing Date or as of immediately prior to the Closing, including any activities or business engaged in the design, development, homologation, manufacture, importation, marketing, promotion, distribution, offering for sale, sale, and other commercialization of any and all products and services currently under development or in production (including the vehicles known as the “Urban Delivery (Light Duty Platform)” and “Urban Utility (Medium Duty Platform)”) as of the Signing Date (collectively, the “Business”). Notwithstanding the foregoing, this Section 1.1.1 shall be deemed not breached solely as a result of the ownership by the Restricted Party or any of his, her or its Affiliates of less than an aggregate of 1% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and is listed on a national securities exchange.

1.1.2. Non-Solicitation of Business Relations. During the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, (i) adversely interfere with the relationship between the Company and any Material Business Relationship, (ii) solicit, induce or attempt to induce (or assist any other Person in soliciting, inducing or attempting to induce), any Material Business Relationship to terminate its relationship with the Company, cease doing business with the Company or terminate or otherwise adversely modify its relationship with the Company, or (iii) acquire or attempt to acquire an interest in any Person or business in which, prior to the Closing, ELM had either (a) requested or received information relating to the acquisition of such Person or business, (b) identified to Parent that such Person or business was a potential acquisition target of ELM, or (c) otherwise contemplated the acquisition of such Person or business. “Material Business Relationship” means any (x) material customer, supplier, licensee, licensor, franchisee of the Company as of the Closing or at any time in the six (6) month period prior to the Closing, or (y) any other Person with whom the Company, as of the Closing or at any time in the six (6) month period prior to the Closing, had a material business relationship.

1.1.3. Non-Solicitation of Personnel; No Hire. During the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its controlled Affiliates not to, and shall not assist any other Person to, directly or indirectly, (i) solicit, recruit or hire any employee, independent contractor or consultant of the Company (“Company Employee”), or any Person who was an employee, independent contractor or consultant of the Company at any time during the 12-month period before the Closing, and (ii) solicit or encourage any Company Employee to leave the employment of Parent; provided, however, that, without limiting the restrictions against hiring, the provisions of this Section 1.1.3 shall not prevent the Restricted Party or any of his, her or its Affiliates (not including the Company) from (a) making a general solicitation for employment that are not specifically targeted at the Company Employees or other employees of Parent or (b) soliciting, inducing or otherwise offering employment to any Company Employees or other employees of Parent who have not been employed with the Company and/or Parent during the previous six months prior to any contact with any such employees initiated by the Restricted Party or his, her or its Affiliates.

1.1.4. Non-Disparagement. From and after the date hereof, the Restricted Party shall not, and shall cause each of his, her or its controlled Affiliates not to, make any intentionally negative, derogatory or disparaging statements or communications, either orally or in writing, regarding the Business, the Company and its Affiliates, or any director, manager, officer, agent, representative or direct or indirect equity holder of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 1.1.4 shall prevent the Restricted Party from (i) performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries, or (ii) making any truthful statement (A) necessary with respect to any Action involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such Action properly takes place or (B) required by Law or any judicial or administrative process.

1.1.5. For the avoidance of doubt, this Agreement shall not restrict the Restricted Party from performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries nor shall anything in this Agreement prevent or otherwise restrict the Restricted Party in any way from engaging in the practice of law or the provision of legal services to any person or business.

1.2	Remedies.

1.2.1 The Restricted Party acknowledges and agrees that (i) the covenants and agreements contained in Section 1.1 (collectively the “Non-Competition and Related Covenants”) relate to matters that are of a special, unique and extraordinary value; (ii) the Company has one or more legitimate business interest justifying enforcement in full of the Non-Competition and Related Covenants, including for the protection of the goodwill of the business acquired by Parent pursuant to the Merger Agreement, and the Non-Competition and Related Covenants are reasonable and narrowly tailored to protect the compelling interests of Parent, the Company and the Business; (iii) a breach by the Restricted Party of any of the Non-Competition and Related Covenants will result in irreparable harm and damages that may not be adequately compensated by a monetary award and, accordingly, the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) pursuant to the Merger Agreement, the Restricted Party will receive valuable consideration (including, as applicable, significant benefits, equity in Parent, and other valuable consideration), both directly or indirectly, from Parent in connection with the Merger; and (v) the Non-Competition and Related Covenants are intended to comply with the Laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a Contract that restrains a Person from engaging in a lawful profession, trade or business. Notwithstanding the foregoing, if the restrictions contained in Section 1.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area of by reason of their being too extensive in any other respect, Section 1.1 shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. Parent and the Restricted Party hereby consent and agree to any such reformation of the restrictions to the maximum of enforceability as determined by any court of competent jurisdiction.

2.	Miscellaneous.

2.1. Severability. Subject to and without limiting the application of Section 1.2, in the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Subject to and without limiting the application of Section 1.2, upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

2.2. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

2.3. Jurisdiction; Waiver of Jury Trial.

2.3.1. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.3.1.

2.3.2. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each Party (i) certifies that no representative, agent or attorney of any Party has represented, expressly or otherwise, that such Party would not, in the event of any Action, seek to enforce the foregoing waiver, and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 2.3.2.

2.4. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each Party. No breach of any covenant or agreement shall be deemed waived unless expressly waived in writing by the Party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. For the avoidance of doubt, no notice, consent or waiver purported to be on behalf of the Parent or the Company shall be effective unless (i) provided by the Parent prior to the Closing, or (ii) provided by the Company at the direction or with the approval of a majority of the independent members of the board of directors of the Company.

2.5. Counterparts and PDF or Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

2.6. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

2.7. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any Party without the prior written consent of the other Party; provided, however, that Parent (or, after the Closing, the Company) may assign its rights hereunder, without the consent of the Restricted Party, to any Person in connection with a merger or consolidation involving the Company (including any of its Subsidiaries) or other disposition of all or substantially all of the assets of the Company.

2.8. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, in each case to the parties at the following addresses or to other such addresses as may be furnished by one party to the others in accordance with this Section 2.8:

if to Parent (prior to the Closing):

Forum Merger III Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention: Marshall Kiev

David Boris

Email: mk@mkcapitalpartners.com

david@forummerger.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Joel Rubinstein

Gary Silverman

Email: Joel.Rubinstein@whitecase.com

Gary.Silverman@whitecase.com

if to Parent (following the Closing):

Electric Last Mile Solutions, Inc.

2541 High Meadow Circle

Suite 170

Attention: Jason Luo

Email: jluo@electriclastmile.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Joel Rubinstein

Gary Silverman

Email: Joel.Rubinstein@whitecase.com

Gary.Silverman@whitecase.com

if to the Restricted Party:

[__________]

[__________]

[__________]

[__________]

2.9. Effectiveness. This Agreement will become effective as of the Closing. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and the Parties shall have no rights, liabilities or obligations whatsoever hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT:

FORUM MERGER III CORPORATION

By:
Name: Marshall Kiev
Title: Co-CEO and President

RESTRICTED PARTY:

[___________________]

[Signature Page to Restrictive Covenant Agreement]

EXHIBIT F

Form(s) of Employment Agreement

[See attached.]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is agreed upon and entered into this 10th day of December, 2020, by and between [______________] (the “Employee”) and Electric Last Mile, Inc., a Delaware corporation, together with its affiliates, successors and assigns (the “Company”) (each individually a “Party” and collectively the “Parties”).

RECITALS

A. Pursuant to that Agreement and Plan of Merger by and among Forum Merger III Corporation, ELMS Merger Corp. (the “Merger Sub”), the Company, and Jason Luo, in the capacity as the initial Stockholder Representative thereto, dated on or about December 10, 2020 (the “Merger Agreement”), the Company intends to merge with and into the Merger Sub with the Company surviving the merger (the “Merger”) upon the Effective Time (as such term in defined the Merger Agreement); and

B. The Company desires to employ the Employee, and the Employee desires to be employed by the Company and any publicly-traded parent entity of the Company, to the extent applicable (the “Parent”), to be effective as of the first business day immediately following the Effective Time.

AGREEMENTS

In consideration of the mutual covenants and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, each intending to be legally bound hereby, agree as follows:

1. Employment

1.1. Duties. The Employee shall serve as [________________]1 of the Company and any Parent, as applicable in its discretion, and will, under the direction of [the Board of Directors of the Company (the “Company Board”) and any Board of Directors of the Parent (the “Parent Board”)] [the Chief Executive Officer of the Company (the “CEO”)]2, faithfully and to the best of the Employee’s ability perform the duties assigned by [the CEO or][ the Company Board and any Parent Board]3 in [his/her or] its discretion from time to time. The Employee shall, if requested, also serve [as a member of the Company Board and Parent Board or]4 as a director or officer of any affiliate of the Company for no additional compensation.

1.2. Best Efforts. The Employee agrees to devote [the Employee’s entire business time]5[a substantial portion of the Employee’s business time]6, and best effort, skill and attention to the discharge of the Employee’s duties while employed by the Company.

[1]	Note to Draft: Insert title/position.
[2]	Note to Draft: Identify who has authority to direct the employee based on position.
[3]	Note to Draft: Same as above.
[4]	Note to Draft: Insert, as applicable.
[5]	Note to Draft: To be inserted for J. Taylor, B. Wu and J.Hu.

[6]	Note to Draft: To be inserted for J. Luo only.

1.3. Duty to Act in the Best Interest of the Company. The Employee shall not, directly or indirectly, act in any manner which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally, or with any of its other employees. The Employee shall act in the best interest of the Company at all times. The Employee will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of the Employee’s services under the Agreement either directly or indirectly without the prior written consent of the Company Board and any Parent Board[; provided that the Employee may serve on other boards of directors, subject to any limits or requirements of the Company’s or Parent’s corporate governance policies (as in effect from time to time) and to the extent such service does not conflict or interfere with the Employee’s duties to the Company. The Employee agrees that the Employee will disclose any such directorship to the Company Board and Parent Board prior to the Effective Time or prior to commencing such position, as applicable].7

1.4. Place of Performance; Required Travel. The Employee’s principal place of employment shall be the Company’s office as of the Effective Time that is located in Auburn Hills, MI or the metropolitan area of Detroit, MI, provided that the Employee will be required to travel as needed on Company business during the Term (as such term is defined in Section 2.1 below). Required travel is anticipated to occupy up to 40% of Employee’s working time on average but may occupy more or less time depending on business needs.

2. Term of Employment

2.1. Term. The Employee’s employment with the Company shall commence on the day that is the first business day immediately following the Effective Time of the Merger (the “Commencement Date”) and shall, subject to Section 2.2, continue until the Company or the Employee terminate the Agreement in accordance with the terms herein (the “Term”).

2.2. “At Will” Employment Status. Notwithstanding any term or provision of this Agreement, at all times the Employee shall be employed by Company on an “at will” basis, subject to termination in accordance with Section 5.

3. Base Compensation and Incentive Compensation.

3.1. Base Compensation. During the Term, the Company shall pay to the Employee an annual base salary in the amount of $[_____________]8 (the “Base Compensation”). The Base Compensation shall be paid in periodic installments in accordance with the Company’s normal payroll procedures, subject to all applicable taxes and withholdings. The Base Compensation may be increased from time-to-time by the Company in accordance with the regular compensation review practices of the Company Board and any Parent Board or the Compensation Committee of the Company Board and any Parent Board (the “Compensation Committee”), as applicable, and may be decreased from time-to-time by the Company, but only to the extent such decrease is part of an across-the-board salary reduction that applies in a consistent manner to similarly-situated executives of the Company.

[7]	Note to Draft: Applicable to J. Luo agreement only.
[8]	Note to Draft: Insert starting base salary.

3.2. Annual Bonus. The Employee shall be eligible to participate in a Company annual cash incentive plan, as established by the independent directors on the Company Board and Parent Board or the Compensation Committee from time to time for similarly-situated executives of the Company, and through which the Company awards performance-based cash bonuses on an annual basis, subject to the Company achieving performance targets as approved by the independent directors on the Company Board and Parent Board or by the Compensation Committee. The Employee shall be eligible to participate in any such plan at a target bonus level as determined by the Compensation Committee from time to time, but such target bonus level shall be no less than [___]%9 of the Employee’s Base Compensation (as then in effect from time to time). The Employee’s participation in any such plan shall be governed by the terms and conditions of such plan as then in effect and the decision to provide any bonus opportunity and the amount and terms of any annual bonus shall be in the sole and absolute discretion of the independent directors on the Company Board and Parent Board or the Compensation Committee. The Company’s payment of any such bonus pursuant to such plan to the Employee shall be subject to the Employee’s employment with the Company on the applicable bonus payment date.

3.3. Long-Term Incentive Compensation/Equity Awards. The Employee shall be eligible to participate in a Company long-term incentive compensation plan, through which the Company grants equity awards to its key employees, pursuant to the separate terms and conditions of such plan. The Employee shall be eligible to participate in any such plan at a target award level as determined by the independent directors on the Company Board and Parent Board or the Compensation Committee from time to time. The Employee’s participation in any such plan shall be governed by the terms and conditions of such plan as then in effect and any applicable award agreements, and the decision to provide any award and the amount and terms of any award shall be in the sole and absolute discretion of the independent directors on the Company Board and Parent Board or the Compensation Committee.

4. Benefits.

4.1. Employee Benefits. During the Term, the Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time to the extent consistent with applicable law and the terms of the applicable benefit plan, practice or program. Notwithstanding anything otherwise provided under this Agreement, nothing contained herein shall obligate the Company to continue or maintain any particular benefit plan or program on an ongoing basis and the Company reserves the right to amend, establish or terminate any benefit plan, practice or program at any time in its sole discretion.

4.2. Paid Time Off. During the Term, the Employee will be entitled to paid time off on a substantially-similar basis as other similarly-situated executives of the Company in accordance with the Company’s policies as such policies may exist from time to time.

4.3. Business Expenses. The Employee shall be entitled to reimbursement for reasonable and necessary out-of-pocket business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures (including the requirement to provide appropriate documentation of such expenses), as in effect from time to time.

[9]	Note to Draft: Insert target bonus percentage.

5. Termination of Employment

5.1. Termination for Cause. The Company shall have the right to immediately terminate this Agreement and the Employee’s employment with the Company at any time for any of the following causes (each a “Cause”):

(a) Any act of fraud, dishonesty, gross negligence, misrepresentation, or embezzlement, misappropriation, or conversion of assets of the Company or any of its affiliates (or attempt to do any of the foregoing);

(b) Subject to any protections set forth under applicable laws, commission of, indictment for, conviction of, pleading guilty or nolo contendere to, or engaging in any crime that constitutes a felony or any crime or other act involving fraud, theft, embezzlement, or moral turpitude;

(c) Subject to any protections set forth under applicable laws, commission of, conviction of, pleading guilty or nolo contendere to, or engaging in any crime or other act that violates any other law, rule, or regulation that the Company Board and Parent Board reasonably determines is job-related and/or is likely to have an adverse impact on the performance of the Employee’s duties under this Agreement;

(d) Willful or material violation of any federal, state, or foreign securities laws;

(e) Conduct or omission which the Company Board and Parent Board reasonably determines is or is reasonably likely to be detrimental to the reputation, goodwill, public image, or business operations of the Company;

(f) Continued failure by the Employee to perform the Employee’s duties or responsibilities to the Company or its affiliates (other than absence due to bona fide illness or Disability as defined herein);

(g) The Employee’s failure or refusal to comply with the lawful directions of [the CEO or]10 the Company Board and Parent Board;

(h) Making of threats or engaging in acts of violence in the workplace;

(i) Engaging in sexual, racial, or other forms of harassment or discrimination in violation of the law or Company policies;

(j) Breach of the Employee’s fiduciary duties or confidentiality obligations or engaging in any other act of material dishonesty or disloyalty toward the Company;

(k) Violating any of the Company’s written policies or codes of conduct including, but not limited to, written policies related to equal employment opportunity, performance of illegal or unethical activities, and ethical misconduct;

[10]	Delete for CEO.

(l) Repeatedly reporting to work under the influence of alcohol or drugs in a manner that impacts the Employee’s ability to perform the duties of the Employee’s job or the obligations under this Agreement;

(m) The Employee’s failure to obtain and/or maintain proper authorization to work in the United States commensurate with the needs of the Company;

(n) The Employee’s voluntary resignation or other termination of employment effected by the Employee at any time when the Company could effect a termination for Cause pursuant to this Agreement; and/or

(o) The Employee’s material breach of any term of this Agreement or any other agreement with the Company or any of its affiliates or failure to perform any of the Employee’s duties to the satisfaction of the Company Board and Parent Board.

The Company Board and Parent Board shall, in its sole discretion, have the authority to make the determination that the Employee has been terminated for Cause. Upon the effectiveness of any termination for Cause by the Company, the Company shall have no further obligation under this Agreement and payment of all compensation to the Employee under this Agreement shall cease immediately, except for (i) any payment of compensation accrued but unpaid through the date of such termination for Cause, (ii) any vested employee benefits covered by the Employee Retirement Income Security Act of 1974, as amended, to which the Employee is entitled upon termination of employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, as applicable, and (iii) reimbursement for any unreimbursed business expenses incurred by the Employee on or prior to the Employee’s last date of employment with the Company pursuant to Section 4.3 (collectively, the “Accrued Amounts”). In the event that (1) the Employee’s employment with the Company terminates for any reason other than for Cause and (2) any of the facts and circumstances described in the definition of Cause existed as of the date of such termination (whether or not known by the Company Board and Parent Board or the Company or any of its affiliates as of the time of such termination or discovered after any such termination), then, the Company may deem such termination of employment to have been for Cause, and such termination shall be treated as a termination by the Company for Cause and the Employee acknowledges that the Employee’s compensation may also be subject to any clawback provisions required by law, rule, regulation or Company policy (as in effect upon the Commencement Date or any time thereafter), as well as any other agreement between the Company and the Employee that provides for clawback of any compensation or equity in the Company (including any equity related awards).

5.2. Termination by the Company Without Cause. The Company shall have the right to immediately terminate this Agreement and the Employee’s employment without Cause, at any time, and for any reason or no reason at all, subject to the following:

(a) If the Company terminates this Agreement and the Employee’s employment and such termination is not a termination for Cause under Section 5.1, then the Employee shall receive the Accrued Amounts and a cash payment from the Company as severance (the “Severance Payment”) equal to [_______]11 of Base Compensation as in effect at the time of the termination, subject to all applicable federal, state, local and other withholdings. The Severance Payment shall be paid in substantially equal installments with the Company’s regular payroll over the [______]12 period (the “Severance Pay Period”) following the effective date of termination of employment and commencing on the first administratively practicable payroll date on or next following the date the Release Agreement becomes effective and fully irrevocable in accordance with Section 5.2(c) (provided that the initial and final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period); provided that any amounts that would be payable prior to the effectiveness of the Release Agreement (as defined below) shall be delayed until the Release Agreement is effective and fully irrevocable.

[11]	Note to Draft: Insert amount for severance payment.

[12]	Note to Draft: Insert period equal to amount of the severance payment.

(b) The Severance Payment will be subject to offset by the amount of any compensation earned by the Employee or to which the Employee is entitled during the Severance Pay Period (regardless of when any such amount is paid by a subsequent employer or by the Company): (i) from any subsequent employer following the termination of the Employee’s employment with the Company, or (ii) from the Company under any contingent employment agreement between the Company and the Employee. In the event the Employee obtains other employment before the end of the Severance Pay Period, the Employee shall immediately notify the Company of such employment in writing.  The Employee expressly agrees that failure to immediately advise Company of the Employee’s new employment shall constitute a material breach of this Agreement, and the Employee will forfeit all Severance Payment amounts paid or that otherwise would be paid by the Company under this Section 5 from the date of the Employee’s new employment until the end of the Severance Pay Period.  The Employee shall immediately repay to the Company all amounts paid by the Company as a Severance Payment applicable to the period commencing on the date of the Employee’s new employment through the end of the Severance Pay Period.  Notwithstanding such forfeiture, the remaining provisions of this Agreement shall remain in full force and effect. The Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company to substantiate the Employee’s new employment and all compensation and rights under the Employee’s new employment.

(c) Before receiving the Severance Payment set forth in Section 5.2(a), and as a condition to receiving the same, the Employee shall sign, and not revoke, a release of any and all claims or potential claims against the Company which the Employee has or may have, whether known or unknown, as of the date of execution of the release by the Employee (the “Release Agreement”). The Company must provide the form of Release Agreement to the Employee within fifteen (15) days after the Employee’s separation from service and the Employee must sign the Release Agreement and provide it to the Company within twenty-one (21) days (or forty-five (45) days, if applicable under applicable law) after receiving it from the Company and not revoke such release during any applicable revocation period. The Release Agreement shall be in the form as determined by the Company, in its sole discretion. To the extent the Severance Payment is subject to Section 409A and the period for executing (and not revoking) the Release Agreement begins in one taxable year and ends in another taxable year, the Severance Payment shall not begin until the beginning of the second taxable year; provided that, the first installment payment shall include all amounts that would otherwise have been paid to the Employee during the period beginning on the date of the Employee’s termination and ending on the first payment date if no delay had been imposed.

5.3. Termination by the Employee for Good Reason. The Employee may terminate this Agreement and/or the Employee’s employment with the Company for Good Reason, as defined below. If the Employee terminates this Agreement for Good Reason, then the Employee shall receive the Accrued Amounts and the Severance Payment as set forth in Section 5.2(a), subject to the requirements of Sections 5.2(b) and (c). For purposes of this Agreement, “Good Reason” shall mean:

(a) a material diminution in the Employee’s authority, duties or responsibilities;

(b) a material diminution in the Employee’s Base Compensation except for across-the-board salary reductions similarly affecting other similarly-situated executives of the Company or due to unforeseeable business circumstances, pandemics, natural disasters or similar circumstances;

(c) a change that would require the Employee to relocate to a primary office that is more than fifty (50) miles from the location of the Company’s then principal offices unless such relocation is closer to the Employee’s personal residence; or

(d) a material breach by the Company of any of its obligations under this Agreement.

Notwithstanding the foregoing, no such event described above shall constitute Good Reason unless: (1) the Employee gives written notice to the Company specifying the condition or event relied upon for such termination within thirty (30) days of the initial existence of such event; and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the Employee’s written notice. If the Employee does not terminate his or her employment for Good Reason within sixty (60) days after the end of such thirty (30)-day cure period, then the Employee will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds. If the Company cures the Good Reason condition during such cure period, Good Reason will be deemed not to have occurred.

5.4. Termination by Employee Without Good Reason. The Employee may resign from employment without Good Reason by providing sixty (60) days’ advance, written notice of the Employee’s intent to resign from employment. Upon the effectiveness of such resignation, the Company shall have no further obligation under this Agreement and payment of all compensation to the Employee under this Agreement shall cease immediately, except for the Accrued Amounts. With respect to any notice period pursuant to the immediately preceding sentence, the Company may in its sole discretion (a) place the Employee on a paid, non-working, garden leave during some or all of such notice period (and, for the avoidance of doubt, relieve the Employee of the Employee’s title and duties during such period), and/or (b) waive such notice, in whole or in part, by accelerating the Employee’s termination date and paying the Employee the Employee’s base salary in lieu of the portion of the notice period waived by the Company and without affecting the voluntary nature of the Employee’s termination.

5.5. Termination Due to Disability or Death. The Company shall have the right to terminate this Agreement and the Employee’s employment, at any time, upon the occurrence of the Employee’s death or Disability. If the Employee’s employment is terminated during the Term on account of the Employee’s death or Disability, the Company shall have no further obligation under this Agreement and payment of all compensation to the Employee under this Agreement shall cease immediately, except for the Accrued Amounts through the date of such termination due to death or Disability. The term “Disability” as used in this Agreement shall mean that the Employee is entitled to receive long-term disability benefits under the Company’s long-term disability plan or, if there is no such plan, the Employee has incurred (1) a permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code or any successor provision, or (2) a physical or mental disability that renders the Employee unable to perform the required functions of the Employee’s position, duties, and responsibilities under this Agreement, and which, in either case, has existed for at least ninety (90) consecutive days or one hundred and twenty (120) non-consecutive days during any three hundred sixty-five (365) day period as determined by the Company Board and Parent Board.

5.6. COBRA Coverage. Solely in the event of a termination by the Company without Cause pursuant to Section 5.2 and subject to the execution of the Release Agreement by the Employee and the Release Agreement becoming effective and fully irrevocable pursuant to Section 5.2(c), if the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Employee for the difference between the monthly COBRA premium actually paid by the Employee for the Employee and the Employee’s dependents and the monthly premium amount paid by similarly-situated active executives of the Company during the same period. Such reimbursement shall be paid to the Employee in the month immediately following the month in which the Employee timely remits the premium payment and the Employee provides proof of payment of such premium. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the end of the Severance Period; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to provide a cash payment to the Employee in lieu of providing reimbursement as described herein in an amount reasonably determined by the Company to be equivalent to the amount of COBRA premium reimbursements that would otherwise be due by the Company under this Section 5.6 for the Severance Period, without regard to any effect of taxation of such cash payment to the Employee. If the Employee obtains other employment prior to the end of the Severance Period which offers any of such insurance coverage, the Company’s obligation to reimburse the Employee for COBRA payments will be immediately terminated. The Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility.

5.7. Incentive Compensation. In the event of any termination of employment, any equity-based or cash incentive awards shall be treated as provided in the applicable plan document.

6.  Confidentiality, Inventions, and Non-Solicitation Agreement. Prior to the Effective Time, the Employee shall enter into with the Company a Confidentiality, Inventions, and Non-Solicitation Agreement in substantially the form set forth under Exhibit A hereto (the “CIIAA”). Notwithstanding anything to the contrary herein, this Agreement shall have no force or effect and be null and void ab initio if the Employee fails to execute the CIIAA prior to the Effective Time.

7.  Non-Competition, Non-Solicitation, and Non-Disparagement.

7.1.  Definitions. As used in this Agreement, the following terms shall have the following specified meanings:

(a)   “Business” means any business engaged in the manufacture, import, distribution and/or sale or resale of electric commercial delivery vehicles. A Business includes any business pursuing research and development, products or services in competition with the products or services which are, during and at the end of the Term, either (a) produced, marketed, distributed, sourced or otherwise commercially exploited by the Company or (b) in actual or demonstrably anticipated research or development by the Company.

(b)   “Competing Business” means any Person, business, or subdivision of a business engaged in Business in competition with the Company or, to the Employee’s actual knowledge, any such Persons who are actively pursuing or otherwise affirmatively planning to engage in competition with the Company.

(c)   “Customer” means a Person to whom the Company provided products or services for compensation at any time during the Term and with whom the Employee had direct contact, or provided services to, on behalf of the Company (or, if following the Employee’s last day of employment with the Company (such day, the “Termination Date”), then as of such Termination Date or at any time during the twelve (12) month period immediately preceding the Termination Date).

(d)   “Person” shall be construed broadly to mean an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, an educational entity, a governmental entity or any department, agency, or political subdivision thereof, and any other entity.

(e)   “Prospective Customer” shall mean a Person with whom the Company has had any negotiations or material discussions regarding the possible supply of products or services for compensation and with whom the Employee had direct contact, or provided services to on behalf of the Company (or, if following the Termination Date, then as of such Termination Date or at any time during the 12-month period immediately preceding the Termination Date).

(f) “Restricted Period” means the Term and for a period of [●]13 months after the Termination Date.

(g)   “Restricted Territory” means the United States.

[13]	Note to Draft: To consist of same length as Severance Pay Period.

7.2.  Non-Competition. During the Restricted Period, the Employee shall not (and shall cause the Employee’s controlled affiliates not to) directly or indirectly (including through the Employee’s respective controlled affiliates or otherwise, including as a director, officer, equityholder, partner, consultant, employer, employee, proprietor, principal, agent, manager, franchisee, franchisor, distributor, advisor, consultant, lender, representative or otherwise), either for the Employee or for any other Person in the Restricted Territory, (a) perform duties, carry out activities, provide services, or otherwise engage in, for the Employee’s own benefit or for the benefit of any third party, any Competing Business in the Restricted Territory (i) in a position or capacity that is the same or substantially similar to the position the Employee held at, or the capacity in which the Employee performed duties for, the Company, or (ii) in a position or capacity in which the Employee is likely to use or disclose the Company’s confidential information or trade secrets to or on behalf of such Competing Business, (b) otherwise own, manage, operate, control, advise, or participate in the ownership, management, operation or control of, or be connected in any manner with (where such connection is competitive with the business of the Company), any Competing Business, or (c) acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of, or any equity interest in, any Person if the annual revenues of such Person from a Competing Business (or Competing Businesses) are more than five percent (5%), individually or in the aggregate, of such Person’s or entity’s total consolidated annual sales (based on the most recent full fiscal year revenues of such person or entity). Notwithstanding the foregoing, if the Employee holds a passive investment representing no more than two percent (2%) of the issued and outstanding shares in a company listed on a recognized exchange that operates, in whole or in part, directly or indirectly as a Competing Business, this shall not constitute a breach of this Section 7.2.

7.3.  Non-Solicitation of Customers/Clients. The Employee shall not (and shall cause the Employee’s controlled affiliates not to), during the Restricted Period, directly or indirectly solicit, divert, or interfere with the Company’s relationship with, any of the Company’s Customers or Prospective Customers that the Employee had direct contact with, provided services to, or had confidential information about, in order to offer them goods and/or services competitive with those provided by the Company, or influence any Person to end or to curtail any business they are currently, or have been, transacting with the Company or otherwise negatively reduce his/her/its business relationship with the Company.

7.4.  Non-Solicitation of Company Employees. The Employee recognizes that the Employee possesses confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with Customers and Prospective Customers of the Company. The Employee recognizes that the information the Employee possesses about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining Customers, and will be acquired by the Employee because of the Employee’s business position with the Company. The Employee agrees that, during the Restricted Period, the Employee will not (and will cause the Employee’s controlled affiliates not to) (i) recruit or employ or otherwise solicit, entice, or induce any Person that is or has been an employee, officer or consultant of the Company in the twelve (12) months immediately prior to such action (or, if following the Termination Date, then as of such Termination Date and at any time during the twelve (12) months immediately preceding the Employee’s Termination Date) to become employed by, engaged by, or establish a business relationship with any Person other than the Company or its affiliated or related companies, or (ii) approach any such employee, consultant or officer for such purpose or authorize or participate in the taking of such actions by any other Person, or assist or participate with any such Person in taking such action. The restriction set forth in this paragraph does not apply to a general employment solicitation to the public that is not directed towards one of the Company’s employees or consultants.

7.5.  Non-Disparagement. The Employee shall not (and shall cause the Employee’s controlled affiliates not to) during the Term and at any time thereafter make, publish, encourage or support, any false, misleading or disparaging written, oral or electronic statements about the Company or any of its affiliates, including the Company’s or its applicable affiliate’s (i) predecessors, members, present or former directors, managers, employees, consultants, officers, partners, attorneys or other representatives, individually and in their official capacities, or (ii) products, services, practices or operations. However, nothing in this Agreement shall prevent the Employee from testifying truthfully under oath if compelled by law to do so in a deposition, lawsuit, or similar legal or dispute resolution proceeding; making or publishing any such statements the Employee or the Employee’s controlled affiliate, as applicable, reasonably believes in good faith to be necessary in responding to or initiating a bona fide legal claim involving the Employee’s or the Employee’s controlled affiliate, as applicable; filing a complaint, participating in an investigation, or otherwise cooperating with any federal, state, or local fair employment agency or other government or law enforcement agency.

7.6.  Performance of Duties [and Practice of Law]14 Not Affected. For the avoidance of doubt, this Agreement shall not restrict the Employee from performing his duties as an officer, director, or employee of the Company or any of its affiliates [nor shall anything in this Agreement prevent or otherwise restrict the Employee in any way from engaging in the practice of law or the providing of legal services to any person or business]15.

8.  Miscellaneous Provisions Governing Restrictive Covenants.

8.1.  Reasonableness of Restrictions and Covenants. The Employee hereby confirms that the Employee was informed of the time, territory, scope and other essential requirements of the restrictions set forth in Section 7 of this Agreement when the Employee agreed to become employed with the Company under the terms set forth in this Agreement and the Employee acknowledges that the Company would not have entered into this Agreement had the Employee not agreed to the restrictions set forth in Section 7 of the Agreement. The Employee further acknowledges that the Employee has received sufficient and valuable consideration for the Employee’s agreement to such restrictions. The Employee also agrees that the covenants and restrictions contained in this Agreement are reasonable and valid and hereby agrees that the Company would suffer irreparable injury in the event of any breach by the Employee of the Employee’s obligations under any such covenant or restriction. Accordingly, the Employee hereby agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Employee from any such breach. The Employee further consents and stipulates to the entry of such injunctive relief without the need to post any bond or other security.

8.2.  Survival. The provisions of Sections 7, 8, 9, 10.2 and 11 of this Agreement shall remain in full force and effect notwithstanding the termination of the Employee’s employment and regardless of the circumstances that result in such termination. This provision shall not be construed to limit the survival of any other provisions that also survive the termination of this Agreement by the express or implied terms of such provisions.

8.3.  Enforcement, Severability, and Modification. If, at the time of enforcement of any provision of Section 7 of this Agreement, a court or arbitrator holds that the restrictions stated in Section 7 of this Agreement are unreasonable or unenforceable under the circumstances then existing, the Parties agree that (i) the court/arbitrator should first reform the provisions of Section 7 prior to severing any provisions, and if the court/arbitrator will not or cannot reform such provisions, then the court/arbitrator may sever provisions as described in this paragraph, (ii) the provisions of Section 7 of this Agreement shall be severable in the event that any of such provisions are, for any reason whatsoever, deemed invalid, void or otherwise unenforceable, (iii) such invalid, void or otherwise unenforceable provisions in Section 7 of this Agreement shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iv) the remaining provisions in Section 7 of this Agreement shall remain enforceable to the fullest extent permitted by law.

[14]	Note to Draft: Applicable to Ben Wu’s employment agreement only.
[15]	Note to Draft: Applicable to Ben Wu’s employment agreement only.

9.  Post-Termination Cooperation

For a period of two (2) years following the Termination Date, the Employee agrees to be reasonably available to assist and cooperate with the Company in connection with any litigation, administrative proceedings, audits or other governmental or regulatory inquiries. Such assistance and cooperation will, when under the control of the Company, be at a mutually convenient time and location and may include, without limitation, appearing for meetings, consultations, depositions, hearings, or trials. The Company will reimburse the Employee for reasonable, pre-approved travel, lodging and meal expenses incurred in connection with providing such assistance and cooperation.

10. Disclosures

10.1.  Upon Employment. In entering into this Agreement, the Employee represents and warrants that the Employee does not have any obligation, whether express or implied, to any third party that would interfere with, hamper, or limit the Employee’s ability to provide any employment services or to otherwise comply with the Employee’s obligations under this Agreement. The Employee explicitly represents and warrants to the Company that the Employee is not a party to any confidentiality, non-competition, non-solicitation or similar agreements with any third party, or to any agreement the terms of which could prohibit the Employee from performing the Employee’s employment duties for the Company, or to any agreement which could be breached by the Employee’s entry into this Agreement and/or performance of the Employee’s employment duties for the Company.

10.2.  Upon Termination of Employment. For any period of time when the restrictions referenced in Section 7 of this Agreement apply, the Employee shall promptly notify any subsequent employer of the terms of this Agreement to ensure that this Agreement is not breached by the Employee.

11. [Indemnification

The Employee agrees that the Employee shall indemnify and hold the Company, its subsidiaries and any affiliates thereof (the “Indemnified Parties”) harmless from and against any Taxes (as defined herein) imposed upon or otherwise required to be paid by any Indemnified Party with respect to any payments, rights or other transfers provided to the Employee by or with respect to an Indemnified Party (including for the avoidance of doubt any person who was an Indemnified Party prior to the Effective Time) on or prior to the Effective Time.  For purposes of the precedent sentence, “Taxes” shall mean taxes or other governmental charges (including any withholding, employment, payroll, social security or other similar taxes) and any penalties, interest, surcharges, additional to tax and deficiency assessments with respect thereto. The Employee shall provide such security for the foregoing indemnity obligations as the Company may reasonably request from time to time.]16

[16]	Note to Draft: To be inserted, as applicable.

12. General Provisions

12.1.  Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Commencement Date or later adopted or modified) established by the Company providing for clawback or recovery of amounts that were paid to the Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

12.2.  Resignation of All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee agrees to resign and shall be deemed to have resigned from all positions that the Employee holds as an officer of the Company or any of its affiliates or as a member of the Company Board and Parent Board (or a committee thereof) of the Company or any of its affiliates.

12.3.  Assignment and Successors. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company, and their respective successors and assigns, except that the Employee may not assign any of the Employee’s duties hereunder and the Employee may not assign any of the Employee’s rights hereunder without the prior written consent of the Company. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any entity which controls, is controlled by, or is under common control with the Company, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and the permitted successors and assigns.

12.4.  Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to be duly given by the Employee to the Company only if provided to the Company, [Attention: General Counsel][Attention: Chief Executive Officer]17, and shall be deemed to be duly given by the Company to the Employee if provided by mail, email, mail, or nationally or internationally recognized carrier to the Employee at the Employee’s address as shown in the Company’s records.

12.5.  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

[17]	Note to Draft: Insert appropriate contact.

12.6.  Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Employee of any additional tax, penalty, or interest under Section 409A, provided, however, that the Employee understands and agrees that the Company shall not be held liable or responsible for any taxes, penalties, interests or other expenses incurred by the Employee on account of non-compliance with Section 409A.

(a)   For purposes of Section 409A, each installment payment or payroll period amount provided under this Agreement shall be treated as a separate payment.

(b)   A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(c)   If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall not be made or provided until the date which is the earlier of (i) the first regular payroll date following the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, or (ii) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)   With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

12.7.  Governing Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Michigan without giving effect to any conflict of law provisions.

12.8.  Mandatory Arbitration; Subsequent Court Jurisdiction. The Parties agree that any dispute over this Agreement will be submitted to and settled exclusively by binding arbitration, in accordance with the provisions of this section, subject only to any applicable requirement of law that the Parties engage in a preliminary non-binding mediation or arbitration. Binding arbitration shall be conducted in accordance with the Judicial Arbitration and Mediation Service Streamlined Rules & Procedures (the “JAMS Rules”). Arbitration shall be held in Oakland County, Michigan, before an arbitrator selected pursuant to the JAMS Rules who will have no personal or pecuniary interest, either directly or indirectly, from any business or family relationship with either of the Parties. All decisions of the arbitrator will be final, binding, and conclusive on the Parties.

The Parties will equally share the costs of the arbitrator and the arbitration fee (if any). Each Party will bear that Party’s own attorneys’ fees and costs, and the prevailing Party will not be entitled to reimbursement by the other Party of any of its fees or costs incurred in connection with the arbitration hereunder, regardless of any rule to the contrary in the applicable arbitration rules. Either Party may seek confirmation of the arbitration award in the federal or state courts with jurisdiction over Auburn Hills, Michigan and such court shall be the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the Parties arising from or relating to this Agreement. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, each Party hereby consents to the exclusive jurisdiction and venue of the federal and state courts with jurisdiction over Auburn Hills, Michigan in any claim or action arising hereunder and waives any claim that such court is an inconvenient forum.

12.9.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY TO THIS AGREEMENT CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION; AND AGREES THAT IF SUCH PARTY SEEKS A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.10. Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

12.11. Non-Waiver of Rights and Breaches. No failure or delay of any Party in the exercise of any right given to such Party under this Agreement shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a Party of any default of any other Party shall not be deemed to be a waiver of any subsequent default or other default by such Party.

12.12. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

12.13. Representation by Counsel; No Strict Construction. Each Party acknowledges that such Party has been represented by independent counsel of such Party’s choice with respect to this Agreement, including throughout all negotiations that have preceded the execution of this Agreement and that each Party has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted this Agreement is of no application and is hereby expressly waived by the Parties.

12.14.   Attorneys’ Fees. Each Party shall bear its own attorneys' fees and other reasonably related costs and expenses (“Fees”) associated with any claim asserted under this Agreement; provided, however, that if either Party asserts a claim which is finally determined by a court of competent jurisdiction to have been asserted frivolously or in bad faith, the Party against whom such claim was brought shall be entitled to recovery of its Fees from the Party bringing such claim.

12.15. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.16. Integration, Amendment and Waiver. This Agreement and the CIIAA constitute the entire understanding and agreement between the Company and the Employee, superseding all prior arrangements, understandings, and agreements, oral or otherwise, among the Parties with respect to the subject matter hereof. All negotiations by the Parties concerning the subject matter hereof are merged into this Agreement and the CIIAA, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, by the Parties in relation to this Agreement or the CIIAA other than those incorporated herein or in the CIIAA. No supplement, modification, waiver, or amendment of this Agreement or the CIIAA shall be binding unless executed in writing and signed by both Parties.

12.17. Counterparts; Original. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any facsimile, photocopy, pdf copy, or electronic copy of any Party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be duly executed as of the date first written above.

EMPLOYEE:	THE COMPANY:

ELECTRIC LAST MILE, INC.

By :

Exhibit A to Employment Agreement
Confidentiality, Inventions, and Non-Solicitation Agreement

CONFIDENTIALITY, INVENTIONS, AND

NON-SOLICITATION AGREEMENT

This Confidentiality, Inventions and Non-Solicitation Agreement (this “Agreement”) is entered into by and between Electric Last Mile, Inc. and its successors and assigns (the “Company”), a Delaware corporation and [●] (“Employee”).

RECITALS

WHEREAS, the Company has offered to employ or to continue to employ Employee in a position of trust, in which Employee acknowledges Employee will obtain new or updated Confidential Information (as defined below) about the business of the Company and the Company Affiliates (as defined below) to or for whom Employee provides services;

WHEREAS, in the course of Employee’s employment with the Company, Employee may Create Inventions (as such terms are defined below);

WHEREAS, the Company and the Company Affiliates collaborate in the course of business such that Employee has obtained, or will obtain, Confidential Information about both the Company and the Company Affiliates; and

WHEREAS, the Company and Employee agree that some of the purposes of this Agreement are to memorialize the parties’ respective ownership and rights to Inventions (as defined below) and to prevent irreparable harm to the Company and the Company Affiliates and that any restrictions set forth herein are reasonable and necessary to protect Confidential Information, goodwill, existing business relationships and other legitimate business interests.

NOW, THEREFORE, in consideration of Employee’s employment or continued employment and the Company’s entrusting to Employee confidential information relating to the Company Affiliates’ business, and for the mutual promises and covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby mutually agree as follows:

1.	Definitions.

a.	“Company Affiliates” means (i) all Persons controlling, controlled by or under common control with, the Company (including, without limitation, its parent, brother-sister companies, other affiliates, subsidiaries, and joint ventures), (ii) all Persons in which the Company owns an equity interest and (iii) all predecessors, successors and assigns of those affiliates identified in (i) and (ii). As used in this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

b.	“Confidential Information” means any and all confidential, proprietary or trade secret information not generally known or available outside the Company and/or the Company Affiliates, and/or information entrusted to the Company and/or the Company Affiliates in confidence by third parties, in each case, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is Created by Employee. Confidential Information includes, without limitation, all Work Products (as defined below), technical data, trade secrets, know-how, improvements, research, product or service ideas or plans, software (whether in source code or object code), designs, developments, processes, formulas, techniques, biological materials, mask works, designs and drawings, hardware configuration information, information relating to existing or potential employees, consultants, clients, suppliers, vendors, or other service providers of the Company and the Company Affiliates (including, but not limited to, their names, contact information, jobs, compensation and expertise), information relating to suppliers and customers, information relating to stockholders or lenders, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, financial statements, profit margins, sales information, historical financial data, budgets or other business information. Confidential Information also means all similar information disclosed to the Company by third parties, which is subject to confidentiality obligations. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or Person(s) acting on the Employee’s behalf.

c.	“Create” means make, create, author, discover, develop, invent, conceive, or reduce to practice.

d.	“Inventions” means any and all inventions, discoveries, developments, concepts, designs, ideas, know how, improvements, trade secrets, code, algorithms, works of authorship, and/or expressions thereof and any technology relating thereto, in each case, whether or not patentable, copyrightable or otherwise legally protectable, as well as any and all rights in and to patents, copyright, trademark, trade secret or other intellectual property rights (in the United States or elsewhere), including all pending and future applications and registrations therefor. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

e.	“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, entity, association or other organization, whether or not a legal entity, or a governmental entity.

f.	“Tangible Embodiments” means any and all tangible documents, materials, records, notebooks, tapes, disks, drives, software (whether in source code, object code or machine- readable copies), work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence, results or other embodiments.

g.	“Work Product” means any and all Inventions that Employee, solely or jointly with others, Creates, in whole or in part, during the period of Employee’s employment or within one (1) year following termination of such employment, including those that relate to or result from the actual or anticipated business, work, research, or investigation of the Company or any of the Company Affiliates or which are suggested by, relate to, or result from any task assigned to or performed by Employee for the Company or any of the Company Affiliates.

2.	Confidential Information.

a.	Employee acknowledges that all Confidential Information constitutes a protectable business interest of the Company, and covenants and agrees that at all times during the period of Employee’s employment and thereafter, Employee agrees (i) to hold in strictest confidence the Confidential Information, (ii) not to, directly or indirectly, disclose, furnish, or make available to any Person any Confidential Information without prior written authorization from the Company, and (iii) not to use any Confidential Information except during the term of Employee’s employment in the course of performing Employee’s duties as an employee of the Company. Employee will abide by the Company’s policies and rules as may be established from time to time by it for the protection of its Confidential Information and will not make any copies of Confidential Information except as authorized by the Company. Employee agrees that in the course of employment with the Company, Employee will not bring to the Company’s offices nor use for the Company’s benefit, nor disclose, furnish or make available to the Company or any Company Affiliate, or induce the Company or any Company Affiliate to use, any confidential or proprietary information or Tangible Embodiments belonging to others. Employee’s obligations under this Section 2(a) with respect to particular Confidential Information will survive expiration or termination of this Agreement and Employee’s employment with the Company, and will terminate only at such time (if any) as the Confidential Information in question becomes publicly and widely known to the public other than as a result of any wrongful act of Employee or Employee’s breach of this Agreement (or a breach by those acting in concert with the Employee or on the Employee’s behalf) or wrongful act of any other Person who was under confidentiality obligations as to the item or items involved.

b.	For clarity, Employee’s agreements in this Section 2 are intended to be for the benefit of the Company, the Company Affiliates, and any third party that has entrusted information or Tangible Embodiments to the Company or the Company Affiliates in confidence. This Agreement is intended to supplement, and not to supersede, any rights the Company or the Company Affiliates may have with respect to the protection of trade secrets or confidential or proprietary information.

c.	Notwithstanding any other provision of this Agreement, an individual (including Employee) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual (including Employee) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual (including Employee) who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

3.	Return of Materials. Upon termination of employment with the Company or otherwise upon the Company’s request, and regardless of the reason for such termination, Employee agrees to promptly return to the Company or destroy all Tangible Embodiments of the foregoing in Employee’s possession, custody, or control that contain, summarize, abstract, or in any way reflect, relate to, or embody any Confidential Information or any other information concerning the Company, any of the Company Affiliates or any of its or their products, services or clients, whether prepared by the Employee or others. At the time Employee returns or destroys these materials (or otherwise upon the Company’s request), Employee will acknowledge to the Company, in writing and under oath, in the form attached as Exhibit A, that Employee has complied with the terms of this Section 3.

4.	Work Product.

a.	Employee agrees to promptly and fully disclose in writing to the Company all Work Product (including all original works of authorship and all work product relating thereto). This disclosure will include complete and accurate copies of all Tangible Embodiments of such Work Product.

b.	Employee covenants and agrees that all Work Product and Tangible Embodiments are and shall be the sole and exclusive property of the Company. Employee acknowledges that all Work Product that are original works of authorship Created by Employee (solely or jointly) within the scope of Employee’s employment are “works made for hire” to the maximum extent permitted under applicable law and as that term is under the United States Copyright Act (17 U.S.C., et seq.). Without limiting the foregoing, Employee hereby agrees to hold in trust for the sole right and benefit of the Company and hereby assigns (and without limiting the foregoing, agrees in the future to assign) to the Company all of the entire worldwide right, title, and interest in and to all Work Product (and Tangible Embodiments thereof) throughout the world, without any requirement of further documentation or consideration, including, for clarity, any and all patent rights, copyrights, trademark rights, mask work rights, moral rights, sui generis database rights, and all other intellectual property rights therein or pertaining thereto and all rights to prosecute, enforce, and sue for past, present and future infringements, misappropriations or other violations thereof, throughout the universe in perpetuity or for the longest period permitted by law. Employee hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Employee now has or may hereafter have for infringement of any and all Work Product and/or Tangible Embodiments and intellectual property rights related thereto.

c.	At any time during or after Employee’s employment with the Company, at the request of the Company or any of the Company Affiliates, Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in registering, recording, obtaining, maintaining, defending, perfecting, enforcing, and/or assigning any Work Product and Tangible Embodiments in any and all countries. In the event Employee refuses or fails to perform such acts, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

d.	To the extent that such an assignment of any Work Product and/or Tangible Embodiment is not permitted under applicable law, Employee hereby grants to (and without limiting the foregoing, agrees in the future to grant to) the Company an exclusive (even as to Employee), royalty-free, fully paid up, irrevocable, perpetual, worldwide, sublicenseable and transferable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display, sell, offer for sale, import, distribute, and/or otherwise exploit such Work Product or Tangible Embodiment for any commercial or internal business purposes and all other purposes. To the extent not assignable, Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to any so-called “moral rights” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works, in the Company’s sole discretion, in any format or medium hereafter devised.

e.	Without limiting the generality of any other provision of this Section 4, Employee hereby authorizes the Company and each of the Company Affiliates to make any desired changes to any part of any Work Product, to combine it with other materials in any manner desired, and to withhold Employee’s identity in connection with any distribution or use thereof alone or in combination with other materials.

f.	The obligations of Employee set forth in this Section 4 (including, but not limited to, the assignment obligations) will continue beyond the termination of Employee’s employment with respect to Work Product Created by Employee alone or jointly with others during Employee’s employment with the Company and for one (1) year thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon Employee and Employee’s executors, administrators and other representatives.

g.	Employee agrees that Employee will register all domains, usernames, handles, social media accounts and similar online accounts which Employee registers on behalf of the Company and which relate to the Company or its intellectual property rights (the “Online Accounts”) in the name of the Company, except to the extent that such requests by the Company are prohibited by law. If any Online Account that is not (or by the terms of such Online Account cannot be) registered in the name of the Company is registered in Employee’s name or under Employee’s control, Employee agrees to assign ownership and control of such Online Account to any Person designated by the Company upon the Company’s request. Employee agrees to use any Online Account, whether registered in Employee’s name or the name of the Company, in compliance with any applicable policies or guidelines of the Company.

h.	Notwithstanding anything to the contrary herein, this Agreement does not apply to any Invention which qualifies as a non-assignable Invention under the provisions of California Labor Code Section 2870 (“Section 2870”), a copy of which is attached as Exhibit B. Employee will advise the Company promptly in writing of any Inventions that Employee believes fully qualify for protection under Section 2870; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without Employee’s consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. Employee will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS RECEIVED EXHIBIT B, WHICH SHALL CONSTITUTE WRITTEN NOTICE OF THE PROVISIONS OF SECTION 2870.

5.	Excluded IP.

a.	As a matter of record, Employee has set forth on Exhibit C hereto a list with non-confidential descriptions of any and all proprietary information, works of authorship, ideas, reports, creative works, intellectual property or other Inventions which have been made by Employee prior to employment with the Company and which are excluded from the scope of this Agreement (collectively, the “Excluded IP”). Employee hereby represents and warrants that such list is accurate and complete. If no list is attached (or if the list is empty), then Employee hereby represents and warrants that there is no Excluded IP. Employee will not assert any right, title or interest in or to any Work Product nor claim that Employee Created any Work Product before Employee’s employment with the Company unless Employee has specifically identified that Invention as an Excluded IP on the attached Exhibit C prior to the execution of this Agreement.

b.	If in the course of Employee’s employment, Employee uses or incorporates into any Work Product or Tangible Embodiment any Inventions (including any Excluded IP) in which Employee or a third Person has any interest and which is not covered by Section 4(b) hereof, Employee will promptly so inform the Company. Whether or not Employee gives such notice, Employee hereby grants to (and without limiting the foregoing, agrees in the future to grant to) the Company an exclusive, royalty-free, fully paid up, irrevocable, perpetual, worldwide, sublicenseable and transferable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display, sell, offer for sale, import, distribute, and/or otherwise exploit such Invention (including such Excluded IP) for any commercial or internal business purposes and all other purposes.

6.	Representations and Warranties.

a.	No Conflicts. Employee hereby represents and warrants that Employee is not subject to any obligation to any third Person, including any former employer, that would be inconsistent with any provision of this Agreement, including with respect to any Excluded IP, and that Employee has the right to grant the license and rights granted in Section 5(b).

b.	No Infringement. Employee hereby represents and warrants that all Excluded IP licensed to the Employer pursuant to Section 5(b) do not (and all Work Product will not) infringe, misappropriate, dilute, or otherwise violate any third Person’s patents, copyrights, trademarks, trade secrets, or other intellectual property rights or other rights.

7.	Equitable Remedies. Employee acknowledges and agrees that the agreements and covenants set forth in this Agreement are reasonable and necessary for the protection of the Company’s and the Company Affiliates’ business interests, that irreparable injury will result to the Company and the Company Affiliates if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company and the Company Affiliates will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company or any of the Company Affiliates, as applicable, will be entitled to immediate injunctive and other equitable relief, without posting bond or other security and without the necessity of showing actual monetary damages. Nothing in this Section 7 will be construed as prohibiting the Company or any of the Company Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

8.	No Right to Employment. No provision of this Agreement shall give Employee any right to continue in the employ of the Company or any of the Company Affiliates, create any inference as to the length of employment of Employee, affect the right of the Company or the Company Affiliates to terminate the employment of Employee, with or without cause, or give Employee any right to participate in any employee welfare or benefit plan or other program of the Company or any of the Company Affiliates. Notwithstanding the foregoing, in the event Employee has executed a written employment agreement with the Company, in the event of any direct and irresolvable conflict between the terms of this Agreement and such employment agreement, the terms of this Agreement shall control with respect to all Inventions and Confidential Information, but otherwise the terms of the employment agreement shall control.

9.	Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.	Severability. Employee acknowledges that the agreements and covenants contained in this Agreement are essential to protect the Company and the Company Affiliates and their goodwill. Each of the covenants in this Agreement will be construed as independent of any other covenants or other provisions of this Agreement. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy or any of the covenants set forth in this Agreement not fully enforceable, the other provisions of this Agreement will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

11.	Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) five (5) days after sent by certified mail, return receipt requested; or (c) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below:

If to the Company: the address of the Company’s current headquarters, Attention: General Counsel.

If to Employee: to the last-known address of the Employee as shown in the Company’s records.

Each party will be entitled to provide a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 11.

12.	Headings. The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.

13.	Governing Law. This Agreement has been executed in the State of Michigan, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, except with respect to conflicts of laws principles. The parties hereby consent to the exclusive jurisdiction of the federal or state courts with jurisdiction over Auburn Hills, Michigan in any action or claim arising out of, under or in connection with this Agreement, or the relationship between the parties hereto.

14.	Binding Effect. This Agreement will be binding upon and inure to the benefit of Employee, the Company, the Company Affiliates, and their respective successors and permitted assigns. The Company will be entitled to assign its rights and duties under this Agreement, without the Employee’s prior consent. Employee may not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void ab initio.

15.	No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

16.	Waiver of Jury. THE COMPANY AND THE EMPLOYEE KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO.

17.	Voluntary Execution. Employee acknowledges and agrees that Employee has carefully read all of the provisions of this Agreement, that Employee understands and has voluntarily accepted such provisions, and that Employee will fully and faithfully comply with such provisions.

18.	Advice of Counsel. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has signed this Agreement, as of the date written below.

EMPLOYEE

Name:
Date:
State of Residence:

COMPANY

Electric Last Mile, Inc.

Name:
Date:

EXHIBIT A

My engagement by Electric Last Mile, Inc., (the “Company”) is now terminated. I have reviewed my Confidentiality, Inventions and Non-Solicitation Agreement with the Company, dated ________________ ___, 20__ (the “Agreement”), and I hereby swear, under penalty of perjury, that:

●	I have complied and will continue to comply with all of the provisions of the Agreement.

●	I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company. I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession.

●	Any breach of my declarations hereunder would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, will entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to the Company hereunder are cumulative and in addition to any other rights and remedies available to the Company at law or in equity. I hereby acknowledge that the Company shall be entitled to recover its reasonable attorneys’ fees and litigation expenses incurred in any action to enforce its rights in the event of a breach of my declarations hereunder.

Employee:

Date: _______________
Name:

EXHIBIT B

California Labor Code Section 2870

Invention On Own Time – Exemption From Agreement

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

I hereby represent and warrant that I have disclosed on this Exhibit all inventions, discoveries, developments, concepts, designs, ideas, know how, improvements, trade secrets, code, algorithms, works of authorship, and/or expressions thereof and any technology relating thereto and other intellectual property (including all Excluded IP) that I have made, created, authored, discovered, developed, invented, conceived, or reduced to practice, prior to employment with the Company. I agree that any present or future patent, idea, copyright, writing, computer program, or other Invention that is not listed on this Exhibit is a Work Product is subject to (and assigned by) the assignment under the attached Confidentiality, Inventions and Non-Solicitation Agreement to which this is an Exhibit. I further agree that under no circumstances will I incorporate in any work that I perform for the Company any of the Excluded IP that I have disclosed on this Exhibit without the prior written consent of the Company.

Brief Description of Excluded IP (e.g., inventions, discoveries, developments, concepts, designs, ideas, know how, improvements, trade secrets, code, algorithms, works of authorship, and/or expressions thereof and any technology relating thereto inventions, proprietary information, works of authorship, computer programs, know-how, trade secrets, ideas, reports, creative works, and other intellectual property)	Right, Title or Interest and Date Acquired

Employee:

Date: ___________
Name:

EXHIBIT G
FORM OF Certificate of Merger

[See attached.]

CERTIFICATE OF MERGER

OF

ELMS MERGER CORP.
(a Delaware corporation)

with and into

ELECTRIC LAST MILE, INC.
(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, Electric Last Mile, Inc., a Delaware corporation, executed the following Certificate of Merger:

FIRST: The name of the corporation surviving the merger is Electric Last Mile, Inc., a Delaware corporation (the “Surviving Corporation”), and the name of the corporation being merged into the Surviving Corporation is ELMS Merger Corp., a Delaware corporation.

SECOND: An Agreement and Plan of Merger, dated as of December 10, 2020, by and among Forum Merger III Corporation, a Delaware corporation, ELMS Merger Corp., a Delaware corporation, Jason Luo in the capacity as the initial Stockholder Representative thereto and the Surviving Corporation (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the Delaware General Corporation Law.

THIRD: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

FOURTH: This Certificate of Merger and the merger provided for herein shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the office of the Surviving Corporation at 2851 High Meadow Circle, Suite 170, Auburn Hills, Michigan 48326. A copy will be provided by the Surviving Corporation, upon request and without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

G-1

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer this [●] day of [●], [●].

Electric Last Mile, Inc.

By:
Name:	[●]
Its:	[●]

G-2

EXHIBIT H
FORM OF Amended and Restated Parent Charter

[See attached.]

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORUM MERGER III CORPORATION

[__________] hereby certifies that:

ONE: The name of this company is Forum Merger III Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was June 25, 2019 and an Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on July 1, 2020 and a Second Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on August 18, 2020.

TWO: He is the duly elected and acting [Chief Executive Officer] of Forum Merger III Corporation, a Delaware corporation.

THREE: The Second Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I.

The name of this corporation is Electric Last Mile Solutions, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Corporation.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized and incorporated under the Delaware General Corporation Law or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV.

A.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,100,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 100,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B.  Effective immediately upon the filing and effectiveness of this Third Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.

C.  Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following: (1) the designation of the series, which may be by distinguishing number, letter or title; (2) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding); (3) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative; (4) the dates on which dividends, if any, shall be payable; (5) the redemption rights and price or prices, if any, for shares of the series; (6) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (7) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (8) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (9) restrictions on the issuance of shares of the same series or any other class or series; (10) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and (11) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

D.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

E.  Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

F.  Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

G.  Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Article IV shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

ARTICLE V.

A.

1.   DIRECTOR NOMINATIONS. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. Subject to the applicable requirements of the Director Nomination Agreement, dated as of [___], [___] (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board.

2.  BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3.  REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

4.  VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock and the rights granted pursuant to the Nomination Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1.  BYLAW AMENDMENTS. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation with, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

2.  BALLOTS. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

3.  ACTION BY STOCKHOLDERS WITHOUT A MEETING. Any action properly brought before the stockholders by or at the direction of the Board may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding shares of capital stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

4.  NOTICE. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

5.  SPECIAL MEETINGS. Special meetings of the stockholders of the Corporation may be called only by (i) the Chair of the Board or President and (ii) shall be called by the Chair of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be. The ability of the stockholders to call a special meeting is hereby specifically denied.

ARTICLE VI.

A.  To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B.  The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

C.  No repeal or modification of this Article VI shall apply to or have any adverse effect on any right, indemnification or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII.

A.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case the Superior Court of the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising under any provision of the DGCL, this Third Amended and Restated Certificate of Incorporation or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act of 1933, as amended. Notwithstanding any of the foregoing to the contrary, the provisions of this Section A of this Article VII will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, then such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE VIII.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX.

A.  If any provision or provisions of this Third Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Third Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Third Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Third Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C. of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

C.  Notwithstanding any other provisions of this Third Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Third Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII and IX of this Third Amended and Restated Certificate of Incorporation.

* * * *

FOUR: This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Corporation.

FIVE: This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be signed on this [___] day of [__________], 2021.

FORUM MERGER III CORPORATION

By:
Name:
Title:

[Signature page to Third Amended and Restated Certificate of Incorporation]

EXHIBIT I
FORM OF Amended and Restated Parent Bylaws

[See attached.]

AMENDED AND RESTATED

BYLAWS
OF
ELECTRIC LAST MILE SOLUTIONS, INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1. Registered Office. The registered office of Electric Last Mile Solutions, Inc. (the “Corporation”) within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the Corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with these Bylaws.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chair of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholder meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given. Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon Public Disclosure (as defined in Section 2.7(a)(ii)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chair of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting, as provided by applicable law, on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3(c)), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted or the delivery of a consent action in writing to the Corporation pursuant to Section 2.9. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. In advance of any meeting of the stockholders, the Board shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall: (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the shares represented at the meeting and the validity of proxies and ballots; (iii) count all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place, if any. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings of Stockholders.

(i) At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (A) made pursuant to the Director Nomination Agreement, dated as of [___], [___] (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”); (B) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or any committee thereof; (C) otherwise properly brought before the meeting by or at the direction of the Board or any committee thereof; or (D) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.7.

(ii) In addition, any proposal of business (other than the nomination of persons for election to the Board) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.7(a)(i)(D), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.7(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the 10th day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.7, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board pursuant to Section 2.7(a)(i)(D) or Section 2.7(d), a Proposing Stockholder’s notice to the Secretary shall set forth or include: (i) the name, age, business address, and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any); (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act; (v) a written statement executed by each such nominee acknowledging that such person consents to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting, (C) a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting, (D) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Any such update or supplement shall be delivered to the Secretary at the Corporation’s principal executive offices no later than five business days after the request by the Corporation for subsequent information has been delivered to the Proposing Stockholder.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting; (ii) the reasons for conducting such business at the annual meeting; (iii) the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); (iv) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed; (v) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (vi) a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and (vii) the information required by Section 2.7(b)(vi) above.

(d) Special Meetings of Stockholders.

(i) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders called by the Board at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) as provided in the Nomination Agreement, (ii) by or at the direction of the Board or any committee thereof, or (iii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.7(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.7.

(ii) In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.7(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the 10th day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e) Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.7 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.7. If any proposed nomination was not made or proposed in compliance with this Section 2.7, or other business was not made or proposed in compliance with this Section 2.7, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.7 does not provide the information required under this Section 2.7 to the Corporation, including the updated information required by Section 2.7(b)(vi)(B), Section 2.7(b)(vi)(C), and Section 2.7(b)(vi)(D) within five business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(f) Rule 14a-8. This Section 2.7 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(g) In addition to the provisions of this Section 2.7, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

(h) Notwithstanding anything in Section 2.7 to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no Public Disclosure of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the Corporation at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 2.7, a stockholder’s notice required by this Section 2.7 and which complies with the requirements in Section 2.7(b), other than the timing requirements in Section 2.7(a), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Disclosure is first made by the Corporation. For purposes of this section, an “Expiring Class” means a class of directors whose term shall expire at the next annual meeting of stockholders.

(i) Notwithstanding anything to the contrary contained in this Section 2.7, for as long as the Nomination Agreement remains in effect, Forum Investors III LLC, a Delaware limited liability company shall not be subject to the notice procedures set forth in Section 2.7(a)(ii), Section 2.7(b)(ii) or Section 2.7(h) with respect to any annual or special meeting of stockholders.

Section 2.8. Conduct of Meetings. The chair of each annual and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following:

(a) the establishment of an agenda or order of business for the meeting;

(b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c) rules and procedures for maintaining order at the meeting and the safety of those present;

(d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine;

(e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Action by Stockholders Without a Meeting. Subject to the following paragraph, any action that is properly brought before the stockholders by or at the direction of the Board and that could be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall (a) be signed by the holders of outstanding shares of capital stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (as determined in accordance with Section 9.4 hereof) and (b) be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the records of proceedings of meetings of stockholders. Delivery made to the Corporation’s registered office shall be by hand or by certified mail or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless written consents signed by the requisite number of stockholders entitled to vote with respect to the subject matter thereof are delivered to the Corporation, in the manner required by this Section 2.9, within 60 (or the maximum number permitted by applicable law) days of the earliest dated consent delivered to the corporation in the manner required by this Section 2.9. The validity of any consent executed by a proxy for a stockholder pursuant to an electronic transmission transmitted to such proxy holder by or upon the authorization of the stockholder shall be determined by or at the direction of the Secretary. A written record of the information upon which the person making such determination relied shall be made and kept in the records of the proceedings of the stockholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the stockholders.

ARTICLE III
DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things, including, without limitation, adopting rules and procedures as it may deem proper for the conduct of its meetings and the management of the Corporation, as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 3.2. Classes of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the adoption of these Bylaws, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) Notwithstanding the foregoing provisions of this Section 3.2, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3.3. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law or in the Nomination Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation or the Nomination Agreement, vacancies and newly created directorships of such class or classes or series shall be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 3.4. Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 3.5. Removal. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors. Directors shall not be removed without cause pursuant to this Section 3.5.

Section 3.6. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places, within or without the State of Delaware, as shall from time to time be determined by the Board.

Section 4.2. Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board or President and (b) shall be called by the Chair of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place, within or without the State of Delaware, as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least three days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.3. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.4. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.5. Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chair of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chair of the Board. The Chair of the Board shall preside when present at all meetings of the stockholders and the Board. The Chair of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chair of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chair of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chair of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chair of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Each Vice President of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board, the Chief Executive Officer or the President, or that are incident to the office of Vice President.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chair of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer, the President and the Chief Financial Officer (if not the Treasurer) shall designate from time to time.

Section 6.2. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 6.3. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the majority vote of the members of the Board then in office. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.4. Other Officers; Duties of Officers May Be Delegated. Such other officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers. In case any officer is absent, or for any other reason that the Board may deem sufficient, the Chief Executive Officer or the President or the Board may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Section 6.5. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chair of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Stolen or Destroyed Certificates. The Board or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.

Section 8.3. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 8.4. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 8.5. Indemnification of Other Persons; Other Indemnification. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

Section 8.6. Amendments. Any amendment, repeal, or modification of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 8.7. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.8. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.9. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) For the purpose of determining stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 (or the maximum number permitted by applicable law) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by Chapter 1 of the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by Chapter 1 of the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Such participation in a meeting shall constitute presence in person at the meeting.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board shall think conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board or by an officer or officers authorized by the Board to make such designation.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced, as may be prescribed by law or by the Board.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 9.12. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chair of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chair of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.13. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chair of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.14. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.6) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Section 9.15. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case the Superior Court of the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising under any provision of the DGCL, the Certificate of Incorporation or these Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act of 1933, as amended. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 9.15 will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, then such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

EXHIBIT J
Company Letter of Transmittal

[See attached.]

INSTRUCTIONS FOR LETTER OF TRANSMITTAL
FOR STOCKHOLDERS
OF
ELECTRIC LAST MILE, INC.

1.	Delivery of Letter of Transmittal and Exhibits. The Letter of Transmittal, together with the exhibits attached thereto, properly completed and duly executed, should be delivered to Electric Last Mile, Inc., a Delaware corporation (the “Company”), at the address below in the envelope enclosed for your convenience. If the space provided on the Letter of Transmittal is inadequate, the applicable information should be listed on a separate schedule to be attached thereto.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE PRE-CLOSING HOLDER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE COMPANY AT THE ADDRESS BELOW.

2.	Signatures.

(a)	If the Letter of Transmittal is signed by the legal and beneficial owner(s) of the issued and outstanding Company Common Stock listed and to be surrendered thereby, no evidence of transfer is required. If Company Common Stock surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

(b)	If the Letter of Transmittal is signed by a Person other than the legal and beneficial owner(s) of the Company Common Stock listed or its duly authorized representative (as confirmed by proper evidence satisfactory to the Company and to Forum Merger III Corporation, a Delaware corporation (the “Parent”)), the Letter of Transmittal must be accompanied by appropriate stock powers, in either case signed by the legal and beneficial owner(s) of the Company Common Stock.

(c)	If the Letter of Transmittal or any stock power, or other exhibit to the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other entities or others, acting in a fiduciary or representative capacity, such Persons should so indicate when signing and proper evidence, satisfactory to the Company and the Parent, of their authority to do so must be submitted.

3.	Special Payment and Delivery Instructions. Indicate on the Letter of Transmittal all names and addresses to which consideration for the securities is to be issued and the amounts thereto, if different from the name and address of the Person(s) signing the Letter of Transmittal.

4.	Form W-8/W-9. If you are a U.S. Person, please enter your social security or employer identification number, and complete, sign and date the attached Form W-9. If you are a non-U.S. Person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN or other Form W-8, which you can obtain from the Company by contacting the designated Person below.

5.	Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Company at the address listed below.

All questions as to the validity, form and eligibility of any surrender of Company Common Stock will be determined by the Company and the Parent, and such determination shall be final and binding on each holder of shares of the Company’s Common Stock immediately prior to the Effective Time (each, a “Pre-Closing Holder”). The Company and the Parent reserve the right to jointly waive any irregularities or defects in the surrender of any Company Common Stock. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither the Company nor the Parent is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any Company Common Stock, nor shall the Company or the Parent be liable for any failure to give such notification.

All documentation and requests should be sent to the Company at the following address:
Electric Last Mile, Inc.
2541 High Meadow Circle, Suite 170
Auburn Hills, MI 48362
Attn: Benjamin Wu, Secretary
E-mail: bwu@electriclastmile.com

Method of delivery of the documentation is at the option and risk of the Pre-Closing Holder. See Instruction 1.

All Pre-Closing Holders, please mail or deliver each of the following:

☐	An original of this Letter of Transmittal, duly executed by such Pre-Closing Holder

☐	A completed and executed IRS Form W-9 or Form W-8BEN (or other Form W-8), as applicable, the form of which is attached as Exhibits A-1 and A-2, respectively

☐	An original of the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), duly executed by such Pre-Closing Holder, the form of which is attached as Exhibit B

☐	An original of the Stockholder Support Agreement (the “Stockholder Support Agreement”), duly executed by such Pre-Closing Holder, the form of which is attached as Exhibit C

☐	An original stock power, duly executed by such Pre-Closing Holder, the form of which is attached as Exhibit D

☐	A completed and executed Accredited Investor Questionnaire, which is attached as Exhibit E

☐	A completed and executed “Bad Actor” Certificate, which is attached as Exhibit F

Please return all documents to the Company using the address set forth in the instructions.

LETTER OF TRANSMITTAL

To Exchange Common Stock of Electric Last Mile, Inc.
Pursuant to the Merger of Electric Last Mile, Inc. and ELMS Merger Corp.

This Letter of Transmittal (this “Letter of Transmittal”) is being furnished in connection with the merger of ELMS Merger Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Forum Merger III Corporation, a Delaware corporation (the “Parent”), with and into Electric Last Mile, Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of December 10, 2020 (the “Merger Agreement”), by and among the Parent, Merger Sub, the Company, and Jason Luo, in the capacity as the initial Stockholder Representative in accordance with the terms and conditions of the Merger Agreement. Any capitalized term used but not defined in this Letter of Transmittal will have the meaning ascribed to such term in the Merger Agreement.

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, among other matters, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”): each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into, and become exchangeable for (x) the number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) the Aggregate Consideration Value less the Earnout Share Value, less the Adjustment Escrow Amount, by (B) $10.00 by (C) the Fully Diluted Share Number, (y) the contingent right to receive its portion of the Earnout Shares (if any) after the Closing if payable subject to and in accordance with Section 2.10 of the Merger Agreement and (z) the contingent right to receive its portion of the Adjustment Escrow Stock (if any) after the Closing if payable subject to and in accordance with Section 2.7 of the Merger Agreement.

The undersigned (“Pre-Closing Holder”) legal and beneficial owner of Company Common Stock understands that this Letter of Transmittal is being provided to both the Company and the Parent in connection with, and as a condition to the consummation to the transactions contemplated by the Merger Agreement, including the Merger, and that the Company and the Parent are consummating the Merger and the other transactions contemplated by the Merger Agreement in reliance upon the representations, warranties, covenants and agreements of Pre-Closing Holder set forth in this Letter of Transmittal.

IN ADDITION, PRE-CLOSING HOLDER HAS READ, UNDERSTANDS AND AGREES TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT, THE ANCILLARY DOCUMENTS TO WHICH THE PRE-CLOSING HOLDER IS BOUND, THE MATERIALS ACCOMPANYING THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS BEFORE COMPLETING ANY OF THE INFORMATION BELOW. THE PRE-CLOSING HOLDER UNDERSTANDS AND, BY VIRTUE OF THE PRE-CLOSING HOLDER’S EXECUTION AND DELIVERY OF THIS LETTER OF TRANSMITTAL, THE PRE-CLOSING HOLDER ACKNOWLEDGES AND AGREES AND WAIVES ANY AND ALL CLAIMS THAT THE MERGER CONSIDERATION SCHEDULE DOES NOT ACCURATELY REFLECT THE TERMS OF THE COMPANY CERTIFICATE.

Please read carefully this entire Letter of Transmittal and the accompanying instructions before completing any of the boxes below.

1.  Representations and Warranties of Pre-Closing Holder. Pre-Closing Holder hereby represents, warrants and covenants to the Company and the Parent as follows as of the date of this Letter of Transmittal and as of the Effective Time:

(a)  Ownership of Securities. All of the shares of Company Common Stock owned by Pre-Closing Holder are set forth and accurately described in Schedule 1 below. Pre-Closing Holder has beneficial ownership over, is the lawful owner of, and has good and valid title to, the Company Common Stock, free and clear of any and all Liens, proxies, voting agreements, adverse claims, and demands of any nature or kind whatsoever (other than those imposed by applicable securities laws and the Company’s Organizational Documents, each as in effect on the date hereof). There are no claims for finder’s fees or brokerage commission or other like payments in connection with the Merger Agreement or the transactions contemplated thereby payable by Pre-Closing Holder pursuant to arrangements made by such Pre-Closing Holder. Except for convertible promissory notes issued by the Company and held by the Pre-Closing Holder and the Company Common Stock in each case set forth on Schedule 1, Pre-Closing Holder is not a beneficial owner or record holder of any: (i) equity interests of the Company or (ii) securities of the Company having the right to vote on any matters on which the holders of equity interests of the Company may vote.

(b) Binding Agreement. Pre-Closing Holder, (i) if a natural person, is of legal age to execute this Letter of Transmittal and each of the Exhibits hereto, including without limitation the Registration Rights Agreement and Stockholder Support Agreement and any other document required by this Letter of Transmittal (collectively, with the Letter of Transmittal, the “Transmittal Documents”), and is legally competent to do so, and (ii) if not a natural person, is (A) a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver the Transmittal Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If Pre-Closing Holder is not a natural person, the execution and delivery of the Transmittal Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by Pre-Closing Holder has been duly authorized by all necessary corporate or similar action on the part of Pre-Closing Holder. This Letter of Transmittal and each other Transmittal Document, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Pre-Closing Holder, enforceable against Pre-Closing Holder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or other Permit of any other Person is necessary for the execution of this Letter of Transmittal or any other Transmittal Document by Pre-Closing Holder, the performance of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. None of the execution and delivery of this Letter of Transmittal or any other Transmittal Document by Pre-Closing Holder, the performance of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of the Organizational Documents of Pre-Closing Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Pre-Closing Holder is a party or by which Pre-Closing Holder or any of the Company Common Stock or its other assets may be bound, or (iii) to the actual knowledge of Pre-Closing Holder, violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair in any material respect Pre-Closing Holder’s ability to perform its obligations under this Letter of Transmittal or the other Transmittal Documents.

2. Disposition of Company Common Stock. Pursuant to the Merger Agreement, Pre-Closing Holder hereby surrenders, cancels and terminates Pre-Closing Holder’s Company Common Stock, if any, in exchange for Pre-Closing Holder’s applicable portion of the Merger Consideration, subject to the terms and conditions of the Merger Agreement. Pre-Closing Holder hereby authorizes and instructs Parent to make entries in its books and records to record and give effect to the issue and allotment of the portion of Merger Consideration due to Pre-Closing Holder as a result of the Merger, if any, in the name of and deliver to the address indicated below (unless otherwise instructed in Schedule 1 hereto).

3. Appointment of the Stockholder Representative to Act on Pre-Closing Holder’s Behalf. By the execution and delivery of this Letter of Transmittal, Pre-Closing Holder on behalf of itself and its successors and assigns, hereby agrees to the provisions of Article VIII of the Merger Agreement and irrevocably constitutes and appoints Jason Luo, in his capacity as the Stockholder Representative as set forth in the Merger Agreement, as the true and lawful agent and attorney-in-fact of Pre-Closing Holder with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of the Pre-Closing Holder to the extent set forth in Article VIII of the Merger Agreement.

4. Confidentiality. Pre-Closing Holder hereby agrees for a period of five (5) years from and after the date hereof to, and to cause its heirs, past, present or future directors, managers, employees, partners, equityholders, agents, attorneys, advisors, representatives, successors, assigns, including, without limitation, any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law, and Affiliates (collectively, “Representatives”) to: (i) treat and hold in strict confidence any Company Confidential Information, and not use for any purpose (except solely in connection with the consummation of the transactions contemplated by this Letter of Transmittal, the Merger Agreement or any other Transaction Document, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s and the Parent’s prior written consent (except for (A) for disclosures to Pre-Closing Holder’s Representatives, in each case with a bona fide need to know, provided, that such persons and entities have agreed to the confidentiality restrictions contained herein or (B) if such Company Confidential Information has otherwise been made public other than as a result of a breach by Pre-Closing Holder of its confidentiality obligations under this Letter of Transmittal (including its obligations with respect to Pre-Closing Holder’s Representatives; provided, that Pre-Closing Holder shall be responsible for any disclosure by any such Representative not permitted by this Letter of Transmittal) or pursuant to a separate confidentiality obligation to the Company or Parent); and (ii) in the event that Pre-Closing Holder or any of Pre-Closing Holder’s Representatives becomes legally compelled to disclose (after Pre-Closing Holder or any of Pre-Closing Holder’s Representatives have used their commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Company and Parent about their intention to make, and the proposed contents of, such disclosure) any Company Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), (1) provide the Company and the Parent with prompt written notice of such requirement so that the Company and the Parent may seek a protective order or other remedy or waive compliance with this Section 4 and (2) in the event that such protective order or other remedy is not obtained, or the Company and the Parent waive compliance with this Section 4, furnish only that portion of such Company Confidential Information that is legally required to be provided or to avoid sanction for contempt or any similar sanction, in each case, as advised in writing by outside counsel, and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information so disclosed. Notwithstanding the foregoing, in the event that Pre-Closing Holder is already subject to confidentiality obligations to the Company which are in effect as of the Closing Date which provide that such confidentiality obligations are the sole confidentiality provisions with respect to the Company applicable to Pre-Closing Holder, then those confidentiality obligations will apply to Pre-Closing Holder in lieu of the provisions of this Section 4. “Company Confidential Information” means any and all confidential, proprietary documents, information or trade secret information of or pertaining to the Company and/or its Subsidiaries or any of their respective Representatives, their business, or affairs, as well as any and all information entrusted to the Company and/or its Subsidiaries or any of their respective Representatives in confidence by third parties, in each case, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is made, created, authored, discovered, developed, invented, conceived, or reduced to practice (“Created”) by Company and/or its Subsidiaries, Pre-Closing Holder, or any of their respective Representatives. Company Confidential Information includes, without limitation, all Company Developments, technical data, trade secrets, know-how, improvements, research, product or service ideas or plans, software (whether in source code or object code), designs, developments, processes, formulas, techniques, materials, specifications, mask works, design, drawings, hardware configuration information, information relating to existing or potential employees, consultants, clients, suppliers, vendors, or other service providers of the Company, its Subsidiaries or any of its Representatives (including, but not limited to, their names, contact information, jobs, compensation and expertise), information relating to suppliers and customers, servicing methods, equipment, programs, or strategies, information relating to stockholders or lenders, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, financial statements, profit margins, sales information, historical financial data, budgets or other business information. Confidential Information also means all similar information disclosed to the Company by third parties, which is subject to confidentiality obligations. For purposes hereof, (a) “Development” means any invention, modification, idea, discovery, design, development, improvement, process, software, work of authorship, documentation, formula, data, technique, know-how, trade secret, trademark, technology, or other intellectual property whatsoever or any interest therein (whether or not patentable, copyrightable, or otherwise registrable under similar statutes or subject to analogous protection) (together with all intellectual property rights therein or arising therefrom); and (b) “Company Development” means any Development that Company, solely or jointly with others, Creates, including as such Development relates to or result from the actual or anticipated business, work, products, services, research, or strategies of the Company, its Subsidiaries or any of its Representatives or which are suggested by, relate to, or result from any task assigned to or performed for the benefit of the Company, its Subsidiaries or any of its Representatives. For the avoidance of doubt, this Section 4 shall not restrict any Pre-Closing Holder from performing his or her duties as an officer, director or employee of the Company.

5. Release of Claims. In consideration of the receipt of his, her or its applicable portion of the Merger Consideration (which may be increased to decreased pursuant to Section 2.7 of the Merger Agreement), Pre-Closing Holder, intending to be legally bound, effective as of the Effective Time, for himself, herself or itself and on behalf of all of his, her or its heirs, past, present or future directors, managers, employees, partners, equityholders, agents, attorneys, advisors, representatives, successors, assigns, including, without limitation, any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law, and Affiliates (collectively, “Releasors”) hereby releases and discharges the Company and its affiliates and their respective past, present and future directors, officers, employees, agents, representatives and their respective successors and assigns (collectively, “Releasees”) fully, finally and forever, from all and any manner of claims, actions, rights, causes of actions, suits, obligations, liabilities, debts, due sums of money, agreements, promises, damages, judgments, executions, accounts, expenses, costs, attorneys’ fees and demands whatsoever, whether in law, contract or equity, whether known or unknown, matured or unmatured, foreseen or unforeseen, arising out of events existing or occurring contemporaneously with or prior to the Effective Time, in each case, in Pre-Closing Holder’s capacity as a stockholder of the Company (or its predecessors) (including whether or not the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate) or otherwise relating to Pre-Closing Holder’s acquisition, ownership, control or sale of Company Common Stock (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Pre-Closing Holder in connection with such issuance); provided, that nothing contained herein shall operate to release any liabilities of a Releasee based upon, arising out of or relating to, without duplication, (i) this Letter of Transmittal and each of the Exhibits hereto, including the Registration Rights Agreement and Stockholder Support Agreement, and any other document required by this Letter of Transmittal, the Merger Agreement or any of the Transaction Agreements, (ii) the obligations of any insurer under any insurance policy (including any insurance policy obtained pursuant to Section 5.24 of the Merger Agreement), (iii) any rights to indemnification to the extent provided for (A) in the Organizational Documents of the Company or any of its Subsidiaries as of the date hereof or (B) pursuant to Indemnification Agreement by and between the Pre-Closing Holder and the Company entered into prior to the date hereof, or (iv) any claims, actions, or causes of action that, as a matter of applicable Law, are not waivable. This release may not be altered except in a writing signed by the person or entity against whose interest such change shall operate.

6. Severability. In the event that any provision of this Letter of Transmittal or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Letter of Transmittal shall continue in full force and effect and the application of such provision to the other Persons or circumstances shall be interpreted so as reasonably to effect the intent of Parent and the Pre-Closing Holder. The Pre-Closing Holder further agrees to replace such void or unenforceable provision of this Letter of Transmittal with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7. Governing Law. This Letter of Transmittal shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the Laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction would be required thereby).

8. Survival. No authority conferred herein or agreed to be conferred will be affected by, and all such authority will survive, the death or incapacity of the Pre-Closing Holder after the execution and delivery of this Letter of Transmittal. All obligations of the Pre-Closing Holder hereunder will be binding upon the heirs, personal representatives, successors, assigns, trustees and other legal representatives of the Pre-Closing Holder.

9. Miscellaneous. The Pre-Closing Holder has read and understands this Letter of Transmittal and its legal consequences and has had adequate opportunity to receive independent legal, tax and/or financial advice with respect to the advisability of executing this Letter of Transmittal. The Pre-Closing Holder voluntarily accepts the terms of this Letter of Transmittal.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IMPORTANT— Pre-Closing Holders SIGN HERE

(Must be signed by the legal and beneficial owner(s) and/or registered Pre-Closing Holder(s) exactly as name(s) appear(s) on the on the records of the Company and/or on a security position listing or by Person(s) authorized to become registered holder(s) as evidenced by documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 2.)

Method of delivery of documentation is at the option and risk of the Pre-Closing Holder. See Instruction 1.

Signature(s):

Print Name:

Title (if signing on behalf of an entity Holder):

Mailing Address:

Area Code and Telephone Number:

Email Address:

Dated:    , 20__

Schedule 1

Company Common Stock

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on the records of the Company)	Company Common Stock (Attach additional list if necessary)
Number of Shares of Company Common Stock

Schedule 2

Special Issuance and Delivery Instructions

SPECIAL ISSUANCE INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 2 and 3)	(See Instructions 2 and 3)

To be completed ONLY if the applicable portion of Merger Consideration is to be issued in the name of someone other than the undersigned Pre-Closing Holder.

Company Common Stock to which the Special Issuance Instruction applies (must match at least one of the Company Common Stock listed on Schedule 1):

_____________________________________________

_____________________________________________

_____________________________________________

Issue to:

Name:_______________________________________

(Please Print)

Address: _____________________________________

____________________________________________

(Include Zip Code)

____________________________________________

(Tax Identification or Social Security No.)

If the above space is inadequate, please note that fact above and continue on a separate attachment

To be completed ONLY if the applicable portion of Merger Consideration is to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown above.

Company Common Stock to which the Special Delivery Instruction applies (must match at least one of the Company Common Stock listed on Schedule 1):

_______________________________________________

_______________________________________________

_______________________________________________

Deliver to:

Name:_________________________________________

(Please Print)

Address: _______________________________________

______________________________________________

(Include Zip Code)

If the above space is inadequate, please note that fact above and continue on a separate attachment

Exhibit A-1

IRS Form W-9
TO BE COMPLETED BY ALL U.S. Pre-Closing Holders

(See Instruction 4)
[Complete attached Form W-9]

Exhibit A-2

Form W-8BEN

TO BE COMPLETED BY ALL NON-U.S. PRE-CLOSING HOLDERS

(See Instruction 4)

[Complete attached Form W-8BEN]

Exhibit B

Form of Registration Rights Agreement

TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS

[Complete attached Form Registration Rights Agreement]

Exhibit C

Form of Stockholder Support Agreement

TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS

[Complete attached Form Stockholder Support Agreement]

Exhibit D

Form of Stock Power

TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS OF COMPANY COMMON STOCK WHERE THE LETTER OF TRANSMITTAL IS NOT SIGNED BY THE REGISTERED OWNER OF THE COMPANY COMMON STOCK

(See Instruction 2)

[Complete attached Form Stock Power]

Exhibit E

Accredited Investor Questionnaire

TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS

[Complete attached Accredited Investor Questionnaire]

ACCREDITED INVESTOR QUESTIONNAIRE

With respect to and in connection with that certain Agreement and Plan of Merger (the “Agreement”), dated as of December 10, 2020, by and among Forum Merger III Corporation, a Delaware corporation (“Parent”), ELMS Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Electric Last Mile, Inc., a Delaware corporation (the “Company”) and Jason Luo, in the capacity as the initial Stockholder Representative thereunder, the undersigned holder of equity interests of the Company (“Holder”) hereby represents and warrants to Parent, the Company and Merger Sub that Holder is:

(Please check one or more boxes as applicable)

☐ (1) An individual who had income in excess of $200,000 in 2018 and 2019 (or joint income with my spouse in excess of $300,000 in each of those years) and has a reasonable expectation of reaching the same income level in 2020;

☐ (2) An individual whose net worth (or joint net worth with my spouse), exclusive of the value of my primary residence,1 exceeds $1,000,000;

☐ (3) (A) A “bank” as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or any “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; (B) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; (C) an “insurance company” as defined in Section 2(a) (13) the Act; (D) an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or as a “business development company” as defined in Section 2(a)(48) of the Investment Company Act; (E) a “Small Business Investment Company” licensed by the U.S. Small Business Administration under Section 301(c) or 301(d) of the Small Business Investment Act of 1958; (F) any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or (G) an “employee benefit plan” within the meaning of Title I of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, the investment decisions are made solely by persons that are accredited investors;

☐  (4) A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring securities offered, whose receipt is directed by a “sophisticated” person with such knowledge and experience in financial and business matters as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act so as to be capable of evaluating the merits and risks of an investment in the securities offered;

☐  (5) An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring securities offered, with total assets in excess of $5,000,000;

1 When determining net worth, the value of your primary residence must be excluded, and the related amount of indebtedness secured by your primary residence up to its fair market value shall also be excluded. However, indebtedness secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of receipt of the securities offered should be included as a liability in your net worth calculation. Further, any additional indebtedness secured by your primary residence that is obtained within sixty (60) days prior to the issuance of the securities offered will be treated as a liability, unless such indebtedness is the result of the acquisition of your primary residence.

☐  (6) A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐  (7) An entity in which all of the equity owners are accredited investors as determined under any of the items (1) through (6) above;2 or

☐  (8) None of the above apply (further information may be required to determine your accredited investor status).

Holder agrees and acknowledges that Parent, the Company, the Surviving Corporation and Merger Sub will be relying on the information contained in this questionnaire in connection with a determination of whether Holder is an Accredited Investor as defined under Regulation D under the Securities Act.

2 If box (7) is checked, each equity owner of the entity must individually complete and submit such equity owner’s own Accredited Investor Questionnaire.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Questionnaire this ________ day of ____________, _____.

The investor is (check one):

______ One or more individuals ____ An entity

Investor:

_______________________________________

Full Name (individual or entity - please print):

Signature

Name of Authorized Representative (if applicable)

Title of Authorized Representative (if applicable)

Capacity in which investment is made (individual, joint tenant, trustee etc.)

Spouse:3

Full Name
Signature
Date

3  The investor’s spouse need only sign this Accredited Investor Questionnaire if the investor is a natural person proving its accredited investor status based on joint income or joint net worth with the spouse under box (1) or (2). A spouse who signs this Accredited Investor Questionnaire makes all representations set out in this Accredited Investor Questionnaire, including those relating to joint income or joint net worth, as applicable.

Signature Page to Investor Questionnaire

Exhibit F

Bad Actor Certificate

TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS

[Complete attached Bad Actor Certificate]

RULE 506 DISQUALIFICATION EVENT CERTIFICATE

This Certificate is being furnished to you to obtain information in connection with an issuance of the Parent Shares by Parent under Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”). As used in this Certificate, “you” also refers to any entity on whose behalf you are responding.

If you are unable to make any of the certifications set forth in this Certification, please provide details where indicated in the explanation section below (you can attach additional pages if necessary). Please note that certain of these certifications are necessarily broad in scope, so if you have doubts regarding whether you can make any such certification you should error on the side of providing explanatory details. Parent may have follow-up questions for you in connection with your response.

Once you have completed this Certification, please sign it to indicate: (i) your consent for Parent to rely upon the information provided in this Certification; (ii) your acknowledgement that the Securities and Exchange Commission (the “SEC”) may require Parent to publicly disclose the information provided in this Certification, and your consent to such public disclosure; (iii) your agreement to promptly notify Parent if, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein; and (iv) your confirmation that the information contained in this Certification is true and correct, to the best of your knowledge and belief after a reasonable investigation, as of the date you sign this Certification.

Please complete this Certification and return it to the Exchange Agent.

You hereby certify that you are authorized to execute this Certificate and hereby further certify that, as of the date set forth below:

(A)	You have not been convicted, within ten years before the date hereof, of any felony or misdemeanor:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities.

(B)	You are not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the date hereof, that, as of the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

(C)	You are not subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

●	as of the date hereof, bars you from:

●	association with an entity regulated by such commission, authority, agency or officer;

●	engaging in the business of securities, insurance or banking; or

●	engaging in savings association or credit union activities; or

●	constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before the date hereof.

(D)	You are not subject to an order of the SEC entered pursuant to Section 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), that as of date hereof:

●	suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

●	places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or

●	bars you from being associated with any entity or from participating in the offering of any penny stock.

(E)	You are not subject to any order of the SEC, entered within five years before the date hereof, that, as of date hereof, orders you to cease and desist from committing or causing a future violation of:

●	any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or

●	Section 5 of the Securities Act.

(F)	You have not been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

(G)	You have not filed (as a registrant or issuer), or been named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within five years before the date hereof, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, as of date hereof, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

(H)	You are not subject to a United States Postal Service false representation order entered within five years before the date hereof, or, as of date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

(I)	You are not currently under investigation, and have no reason to believe you may be under investigation in the future, for any act alleged to have taken place prior to September 23, 2013, that, if convicted, would result in you not being able to make the certifications set forth in paragraphs A through H above.

If you are not able to make any of the certifications set forth herein, please explain in detail below the reason for such inability (attach additional pages if necessary):

If, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein, you agree to promptly advise Parent to that effect and to furnish any supplementary information that Parent deems appropriate.

The certifications set forth herein and any explanations and other information provided herein are correctly and fully stated as of the date hereof to the best of your knowledge, information and belief after a reasonable investigation.

Date: __________________

[●]

[Print Name]
Signature
[Name of Entity (if signing on behalf of an entity)]
[Title (if signing on behalf of an entity)]

EXHIBIT K
FORM OF Director Nomination Agreement

[See attached.]

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [●] (the “Effective Time”), by and among [Electric Last Mile Solutions, Inc.], a Delaware corporation (f/k/a Forum Merger III Corporation) (the “Company”), and Forum Investors III LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the merger and other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of December 10, 2020, by and among the Company, ELMS Merger Corp., a Delaware corporation, Electric Last Mile, Inc., a Delaware corporation and Jason Luo, in the capacity as the initial Stockholder Representative thereto;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Forum Parties”) and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Forum Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

Article 1

NOMINATION RIGHT

Section 1.01. Board Nomination Right.

(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.01, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by the stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, two (2) individuals, to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.01(a), a “Nominee” and, collectively, the “Nominees”). At the Effective Time, unless otherwise designated by the Sponsor, the Nominees shall be David Boris and such other Nominee as shall have been designated by the Sponsor in writing.

(b) The Company shall take all necessary actions within its control, including, but not limited to, calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time, in each case, as Class I directors (as defined in the Company’s Organizational Documents, each a “Class I Director”) with terms ending at the Company’s 2022 annual meeting of stockholders.

(c) From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) (“Necessary Action”) to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Class I Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Class I Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of Class I Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of Class I Directors.

(d) If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate an individual for election or appointment as a director pursuant to Section 1.01(a), be entitled to designate for election or appointment as a director such person’s successor in accordance with this Agreement and the Company shall take all Necessary Action to cause any such vacancy to be filled by such replacement director designated by the Sponsor as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board).

(e) Notwithstanding any of this Section 1.01 to the contrary, the election or appointment of any Nominee to the Board shall be subject to the prior execution by such Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f) The Company shall indemnify the Nominees who are appointed or elected as Class I Directors on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to such Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.

(g) Nominees who are appointed or elected as Class I Directors shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by each such Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.

(h) Notwithstanding the provisions of this Section 1.01, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.

Article 2

MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the fifteen (15)-month anniversary of the Effective Time.

Section 2.02. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.

Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly (including by operation of law), by any party without the prior written consent of the other parties. Notwithstanding any of the foregoing, the Sponsor may assign its rights and obligations hereunder, without the prior consent of the other parties, to (i) an Affiliate transferee, in connection with a transfer by the Sponsor of shares of the Company’s common stock to one of the Sponsor’s Affiliates, (ii) any member of the Sponsor or (iii) David Boris, Marshall Kiev or any of their respective designees.

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms of this Agreement.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.08. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.08. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.09. Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11. Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Section 2.12. Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14. Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[ELECTRIC LAST MILE SOLUTIONS, INC.]

By:
Name:
Title:

FORUM INVESTORS III LLC

By:
Name:
Title:

Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[__], 2020

[Electric Last Mile Solutions, Inc.]
2541 High Meadow Circle, Suite 170
Auburn Hills, Michigan 48362
Attn: [Corporate Secretary]

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.01(e) of the Director Nomination Agreement, dated as of [●], 2020 (the “Agreement”), by and between [Electric Last Mile Solutions, Inc.] (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Nominee]

EXHIBIT L
FORM OF FIRPTA Certificate

[See attached.]

NOTIFICATION TO INTERNAL REVENUE SERVICE

OF CERTIFICATION TO FORUM MERGER III CORPORATION UNDER

THE FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

AND TREASURY REGULATION SECTION 1.897-2(h)(2)

Internal Revenue Service Center

P.O. Box 409101

FIRPTA Unit

Ogden, UT 84409

Ladies and Gentlemen:

In connection with that certain Agreement and Plan of Merger, dated as of December 10, 2020, by and among Forum Merger III Corporation, a Delaware corporation (“Parent”), Electric Last Mile, Inc., a Delaware corporation (the “Company”), ELMS Merger Corp., a Delaware corporation and Jason Luo, in the capacity as the initial Stockholder Representative thereto (as may be amended, the “Merger Agreement”), Parent requested a statement from the Company pursuant to Treasury Regulation §§ 1.1445-2(c) and 1.897-2(h). A copy of the statement furnished to Parent is attached hereto.

This notification is being given pursuant to the requirements of Treasury Regulation § 1.897-2(h)(2), and, in accordance therewith, the Company hereby provides the following information:

1.	The address of the Company is 2851 High Meadow Circle, Auburn Hills, Michigan 48326.

2.	The United States employer identification number of the Company is 85-2660357.

3.	The statement provided to Parent was not requested by any foreign interest holder; it was requested by Parent as contemplated in Treasury Regulation § 1.1445-2(c)(3)(i) (last sentence).

4.	Parent’s address is 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445, and its United States employer identification number is 84-2308711.

5.	The Company is not, nor has the Company been, a “United States real property holding corporation” (within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) at any time during the previous five (5) year period ending on the day of this letter, and shares of stock of the Company do not constitute “United States real property interests” as that term is defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

6.	No supplemental statements pursuant to Treasury Regulations § 1.897-2(h)(5) are required to be filed herewith.

[Signature page follows]

Under penalties of perjury, I declare that I have examined this notice (and the statement attached hereto), and, to the best of my knowledge and belief, they are true, correct and complete, and I further declare that I am a responsible corporate officer of the Company and am authorized to execute this notification on behalf of the Company.

ELECTRIC LAST MILE, INC.

Date: [●], 2020	By:
	Name:	Benjamin Wu
	Title:	Secretary

Attachment (1): Statement to Parent

STATEMENT THAT A CORPORATION IS NOT A UNITED STATES REAL

PROPERTY HOLDING CORPORATION AND THAT STOCK IN THE

CORPORATION IS NOT A UNITED STATES REAL PROPERTY INTEREST

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of December 10, 2020, by and among Forum Merger III Corporation, a Delaware corporation (“Parent”), Electric Last Mile, Inc., a Delaware corporation (the “Company”), ELMS Merger Corp., a Delaware corporation and Jason Luo, in the capacity as the initial Stockholder Representative thereto (as may be amended, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), no withholding is required upon the acquisition of an interest in a domestic corporation if the transferor provides the transferee with a copy of a statement issued by the corporation pursuant to Treasury Regulation § 1.897-2(h)(i) certifying that the interest is not a United States real property interest. In general, a corporation may issue such a statement only if the corporation was not a United States real property holding corporation at any time during the previous five (5) years (or the period in which the interest was held by its present holder, if shorter) or if interests in the corporation ceased to be United States real property interests under Section 897(c)(1) of the Code.

This Statement is provided to Parent pursuant to Section 2.11(b)(iv) of the Merger Agreement and Treasury Regulation § 1.897-2(h)(1). The undersigned, as an officer of the Company with full power and authority to execute this Statement, makes the following voluntary certification to Parent in order to confirm that no withholding is required by Parent in connection with the transactions contemplated by the Merger Agreement:

1.	The Company is not as of the date of this Statement, and was not at any time during the five (5) year period ending on the date of this Statement, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

2.	The stock of the Company does not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;

3.	The Company is not a disregarded entity as defined in Treasury Regulations § 1.1445-2(b)(2)(iii);

4.	The United States employer identification number for the Company is 85-2660357; and

5.	The office address for the Company is 2851 High Meadows Circle, Auburn Hills, Michigan 48326.

The Company understands that this Statement may be disclosed to the Internal Revenue Service by Parent and that any false statement contained herein could be punished by fine, imprisonment or both.

[Signature page follows]

Under penalties of perjury, the undersigned officer of the Company declares that such officer has examined this Statement, and, to the best of such officer’s knowledge and belief, this Statement is true, correct and complete. The undersigned responsible corporate officer of the Company is authorized to execute this Statement on behalf of the Company.

ELECTRIC LAST MILE, INC.

Date: [●], 2020	By:
	Name:	Benjamin Wu
	Title:	Secretary

EXHIBIT M-1
FORM OF Forum iii ltip

[See attached].

Forum Merger III Corporation 2020 INCENTIVE PLAN

1.  Establishment of the Plan; Effective Date; Duration.

(a)  Establishment of the Plan; Effective Date. Forum Merger III Corporation, a Delaware corporation (the “Company”), hereby establishes this incentive compensation plan to be known as the “Forum Merger III Corporation 2020 Incentive Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards and Dividend Equivalents. If the Plan is not approved by the stockholders of the Company on or prior to the Effective Date, then the Plan will be null and void in its entirety. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.

(b)  Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 13. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

2.  Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

3.  Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)  “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)  “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted, as are in effect from time to time.

(c)  “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, and/or Dividend Equivalents, granted under the Plan.

M-1-1

(d)  “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

(e)  “Board” means the Board of Directors of the Company.

(f)  “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights.

(g)  “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)  any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)  the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;

(iii)  the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

M-1-2

(iv)  the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)  any other event specified as a “Change in Control” in an applicable Award Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h)  “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(i)  “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(j)  “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(k)  “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

(l)  “Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 10, 2020, by and among the Company and the other parties thereto.

(m)  “Company” means Forum Merger III Corporation, a Delaware corporation.

(n)  “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or applicable Award Agreement.

(o)  “Dividend Equivalent” means a right awarded under Section 11 to receive the equivalent value (in cash or Common Stock) of ordinary dividends that would otherwise be paid on the Common Stock subject to an Award that is a full-value award but that have not been issued or delivered.

(p)  “Effective Date” means the later of (i) the date that the Company’s stockholders approve the Plan and (ii) the Closing Date.

(q)  “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(r)  “Eligible Person” with respect to an Award denominated in Common Stock, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided, that, if the Securities Act applies, such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates, provided, that, the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).

M-1-3

(s)  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(t)  “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(u)  “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or a national market system, the per share closing sales price for shares of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked per share prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)  Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

(v)  “Immediate Family Members” shall have the meaning set forth in Section 14(b)(ii).

(w)  “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan for incentive stock options.

(x)  “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(y)  “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

(z)  “Mature Shares” means Common Stock owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(aa) “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

M-1-4

(bb) “Option” means an Award granted under Section 7 of the Plan.

(cc) “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(dd) “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(ee) “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan (including upon the attainment of any Performance Goals or otherwise as permitted under the Plan).

(ff) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(gg) “Performance Goals” means any objective or subjective goals the Committee establishes with respect to an Award. Performance Goals may include, but are not limited to, the performance of the Company or any one or more of its Subsidiaries, Affiliates or other business units with respect to the following measures: net sales; cost of sales; gross income; gross revenue; revenue; operating income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and exception items; income from continuing operations; net income; earnings per share; diluted earnings per share; total stockholder return; Fair Market Value; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital; return on average total capital employed; return on net capital employed; return on assets; return on net assets employed before interest and taxes; operating working capital; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); economic value added; succession planning; manufacturing return on assets; manufacturing margin; and customer satisfaction. Performance Goals may also relate to a Participant’s individual performance and may, unless provided otherwise in the Award Agreement, be adjusted in the Committee’s discretion.

(hh) “Permitted Transferee” shall have the meaning set forth in Section 14(b)(ii) of the Plan.

(ii)  “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(jj) “Plan” means this Forum Merger III Corporation 2020 Incentive Plan, as amended from time to time.

(kk) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(ll) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Stock, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9 of the Plan.

(mm) “Restricted Stock” means Common Stock, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9 of the Plan.

M-1-5

(nn) “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(oo)  “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(pp) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(qq) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(rr) “Subsidiary” means, with respect to any specified Person:

(i)  any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)  any partnership (or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(ss) “Substitute Award” has the meaning given such term in Section 5(e).

4.  Administration.

(a)  The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act or Applicable Law (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director, in the case of Rule 16b-3, or a member of the Board, in the case of Applicable Law. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)  Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including any Performance Goals, criteria, and/or periods applicable to Awards); (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan, including any changes required to comply with Applicable Laws; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) modify any Performance Goals, criteria and/or periods; and (y) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.

M-1-6

(c)  The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)  No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)  Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

M-1-7

5.  Grant of Awards; Shares Subject to the Plan; Limitations.

(a)  The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)  Subject to Section 12 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of 29,200,000 shares of Common Stock; provided, that the total number of shares of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares of Common Stock equal to one percent (1%) of the total outstanding shares of Common Stock on the last day of the prior calendar year, and (ii) the maximum number of shares of Common Stock that may be subject to an Award granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $500,000 in total value (calculating the value of any such Award based on the Fair Market Value on the Date of Grant of such Award for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of NASDAQ or other securities exchange on which the Common Stock is traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the stipulated percentage.

(c)  In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Stock (either actually or by attestation) or by the withholding of Common Stock by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Stock (either actually or by attestation) or by the withholding of Common Stock by the Company, then in each such case the shares of Common Stock so tendered or withheld shall be added to the shares of Common Stock available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

(d)  Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)  Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

6.  Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

M-1-8

7.  Options.

(a)  Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 12, the maximum aggregate number of shares of Common Stock that may be issued through the exercise of Incentive Stock Options granted under the Plan is 29,200,000 shares of Common Stock, and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 5(b)(i). Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)  Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant (unless such Option is a Nonqualified Stock Option and complies with the requirements of Section 409A of the Code); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per share of Common Stock.

(c)  Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee (including, if applicable, the attainment of any Performance Goals, as determined by the Committee in the applicable Award Agreement) and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. In the event of any termination of employment or service with the Company or its Affiliates thereof of a Participant who has been granted one or more Options, the Options shall be exercisable at the time or times and subject to the terms and conditions set forth in the Award Agreement. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

M-1-9

(d)  Method of Exercise and Form of Payment. No Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Stock in lieu of actual delivery of such shares to the Company); provided, that, such Common Stock are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the shares of Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock for which the Option was exercised. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional share of Common Stock, or whether such fractional share of Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)  Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)  Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable; any other Applicable Law; the applicable rules and regulations of the Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.  Stock Appreciation Rights.

(a)  Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)  Strike Price. The Strike Price per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

M-1-10

(c)  Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee (including, if applicable, the attainment of any Performance Goals, as shall be determined by the Committee in the applicable Award Agreement) and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. In the event of any termination of employment or service with the Company and its Affiliates thereof of a Participant who has been granted one or more SARs, the SARs shall be exercisable at the time or times and subject to the terms and conditions as set forth in the Award Agreement (or in the underlying Option Award Agreement, as may be applicable). If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that, in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)  Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)  Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Stock having a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional share of Common Stock, or whether such fractional share of Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.  Restricted Stock and Restricted Stock Units.

(a)  Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement (including the Performance Goals, if any, upon whose attainment the Restricted Period shall lapse in part or full).

(b)  Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends, if applicable, provided that such dividends may be made subject to vesting or other conditions or may be required to be reinvested into additional shares of Restricted Stock, as determined by the Committee in its discretion. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

M-1-11

(c)  Vesting. Unless otherwise provided by the Committee in an Award Agreement, the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)  Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)  Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participant’s name without any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii)  Unless otherwise provided by the Committee in an Award Agreement, and subject to any applicable deferral election authorized by the Committee, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of delivering only Common Stock in respect of such Restricted Stock Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of Applicable Law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.  Other Stock-Based Awards and Other Cash-Based Awards..

(a)  Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Stock), in such amounts and subject to such terms and conditions, as the Committee shall determine (including, if applicable, the attainment of any Performance Goals, as set forth in the applicable Award Agreement). Such Other Stock-Based Awards may involve the transfer of actual Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of Common Stock. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

M-1-12

(b)  Other Cash-Based Awards. The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(c)  Value of Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on Common Stock, as determined by the Committee, and each Other Cash-Based Award shall be expressed in terms of cash. The Committee may establish Performance Goals in its discretion and any such Performance Goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such Performance Goals are met.

(d)  Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Common Stock or a combination of cash and Common Stock, as the Committee determines.

(e)  Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee), or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee and will be included in the applicable Award Agreement but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.

11.  Dividend Equivalents. Subject to Section 12, no adjustment shall be made in the Common Stock issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Stock prior to issuance of such Common Stock under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, unless otherwise determined by the Committee, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash or Common Stock or converted to full-value Awards, calculated based on such formula as may be determined by the Committee.

12.  Changes in Capital Structure and Similar Events. In the event of  (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Stock, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Sections 409A, 421, and 422 of the Code, if applicable, including without limitation any or all of the following:

(a)  adjusting any or all of  (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures;

M-1-13

(b)  providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c)  accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d)  modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e)  deeming any performance measures satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f)  providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g)  canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

M-1-14

13.  Amendments and Termination.

(a)  Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)  Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Section 409A of the Code; provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Stock underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

14.  General.

(a)  Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Committee need not treat Participants or Awards (or portions thereof) uniformly.

(b)  Nontransferability.

(i)  Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

M-1-15

(ii)  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)  The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)  Tax Withholding and Deductions.

(i)  A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)  Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

M-1-16

(d)  No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)  International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f)  Designation and Change of Beneficiary. To the extent permitted by the Committee, each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, or if the Committee does not permit beneficiary designations, then the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, his estate.

(g)  Termination of Employment/Service. Unless determined otherwise by the Committee at any time following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)  No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Stock or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

M-1-17

(i)  Government and Other Regulations.

(i)  The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Stock or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Stock or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)  The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Stock from the public markets, the Company’s issuance of Common Stock or other securities to the Participant, the Participant’s acquisition of Common Stock or other securities from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Stock in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate Fair Market Value of the Common Stock subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)  Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

M-1-18

(k)  Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)  No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.

(m)  Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.

(n)  Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)  Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(p)  Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)  Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

M-1-19

(r)  Section 409A of the Code.

(i)  Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Section 409A of the Code and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A of the Code.

(ii)  If a Participant is a “specified employee” (as such term is defined for purposes of Section 409A of the Code) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Section 409A of the Code and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Section 409A of the Code, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A of the Code, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Section 409A of the Code, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Section 409A of the Code. If any Award is or becomes subject to Section 409A of the Code and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, to mean a “change in control event” as such term is defined for purposes of Section 409A of the Code.

(iii)  Any adjustments made pursuant to Section 12 to Awards that are subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, and any adjustments made pursuant to Section 12 to Awards that are not subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Section 409A of the Code or (y) comply with the requirements of Section 409A of the Code.

(s)  Notification of Election Under Section 83(b) of the Code. If any Participant, in connection with the acquisition of Common Stock under an Award, makes the election permitted under Section 83(b) of the Code, if applicable, the Participant shall notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service.

(t)  Expenses; Gender; Titles and Headings; Interpretation. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control. Unless the context of the Plan otherwise requires, words using the singular or plural number also include the plural or singular number, respectively; derivative forms of defined terms will have correlative meanings; the terms “hereof,” “herein” and “hereunder” and derivative or similar words refer to this entire Plan; the term “Section” refers to the specified Section of this Plan and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and the word “or” shall be disjunctive but not exclusive

(u)  Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Stock or other securities under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

M-1-20

(v)  Payments. Participants shall be required to pay, to the extent required by Applicable Law, any amounts required to receive Common Stock or other securities under any Award made under the Plan.

(w)  Clawback; Erroneously Awarded Compensation. All Awards (including on a retroactive basis) granted under the Plan are subject to the terms of any Company forfeiture, incentive compensation recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of Applicable Laws, as well as any other policy of the Company that may apply to the Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with Applicable Laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the shares of Common Stock or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

(x)  No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether fractional shares or any rights thereto shall be forfeited, rounded, or otherwise eliminated.

(y)  Paperless Administration. If the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(z)  Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 14(z) by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Common Stock held in the Company or its Subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Common Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding the Participant, request additional information about the storage and processing of the Data regarding the Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 14(z) in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 14(z).

M-1-21

(aa) Broker-Assisted Sales. In the event of a broker-assisted sale of Common Stock in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any Common Stock to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) the Common Stock may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of the sale that exceed the amount owed, the Company will pay the excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for the sale at any particular price; and (f) if the proceeds of the sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

M-1-22

EXHIBIT M-2
FORM OF RSU AGREEMENT FOR EARNOUT SHARES

[See attached.]

FORUM MERGER III CORPORATION 2020 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Earnout Shares)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [●], 20[●], by and between Forum Merger III Corporation, a Delaware corporation (the “Company”), and the employee of the Company or one of its affiliates whose signature is set forth on the signature page hereof (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of December 10, 2020 (the “Merger Agreement”), with ELMS Merger Corp. (“Merger Sub”), Jason Luo in the capacity as the initial Stockholder Representative thereto and Electric Last Mile, Inc. (“ELMS”), pursuant to which the Merger Sub merged with and into ELMS as of [●];

WHEREAS, pursuant to the Merger Agreement, the Stockholders (as defined in the Merger Agreement) have the contingent right to receive up to 5,000,000 shares of the Company’s common stock if specified share price triggers are achieved as set forth in Section 2.10 of the Merger Agreement (the “Earnout Shares”);

WHEREAS, the Company has adopted the Forum Merger III Corporation 2020 Incentive Plan (the “Plan”), which permits the Company to issue incentive awards to certain of its or its affiliates’ key personnel;

WHEREAS, pursuant to the Merger Agreement and effective as of the Closing Date (as defined in the Merger Agreement), the Company agreed to make certain grants of Restricted Stock Units under the Plan to eligible individuals as specified in the Merger Agreement;

WHEREAS, the Participant is an employee of the Company or one of its affiliates who has been designated under the Merger Agreement to receive a grant of restricted stock units that will vest upon the achievement of the specified share price triggers applicable to the Earnout Shares; and

WHEREAS, the Company desires to grant the Participant restricted stock units under the Plan representing the Participant’s right to receive a specified number of shares of Common Stock if the Participant remains in employment until the applicable share price triggers are achieved.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1. Award of RSUs. Subject to the terms and conditions set forth herein, the Company hereby awards the Participant restricted stock units (the “RSUs”) relating to ______ shares of Common Stock.

M-2-1

2. Earning and Vesting of RSUs. Subject to Section 4, the percentage of the RSUs indicated in the table below will be deemed earned and vested if the closing price per share of the Common Stock (the “Closing Price”) equals or exceeds the amount indicated in the table below for any twenty (20) trading days in any thirty (30) consecutive day trading period during the thirty-six (36) month period following the Closing Date:

Percentage of RSUs Earned	Closing Price Met or Exceeded
50%	$14
50%	$16

3. Settlement. As soon as reasonably practicable (but no more than two and one-half (2½) months) after the later of (a) the date on which the applicable Closing Price is met or exceeded, and (b) six (6) months after the Closing Date, the Company will issue to the Participant a number of shares of Common Stock equal to the number of RSUs that were deemed earned and vested as a result of the Closing Price being met or exceeded.

4. Termination of Employment. If the Participant’s employment with the Company and its affiliates is terminated for any reason, then all RSUs that have not become earned and vested as of the date of termination shall be forfeited as of the date on which such termination occurs.

5. Rights as a Stockholder; Dividend Equivalents. The Participant shall not have any rights of a stockholder of the Company with respect to the shares of Common Stock underlying the RSUs (including, without limitation, any voting rights or any right to dividends), until the shares have been issued hereunder.

6. Tax Withholding. The Company shall, to the extent it may do so without adverse accounting or legal consequences, satisfy its or its affiliates’ liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the RSUs, by withholding a number of shares of Common Stock otherwise issuable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment; and provided, further, that, in the event the Company cannot for any reason withhold shares to satisfy such withholding obligations, the Participant agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying such withholding obligations, and the Company may withhold any amounts necessary to satisfy its or its affiliates’ withholding obligations from other amounts owed to the Participant.

M-2-2

7. No Right to Employment or Service; Clawback/Forfeiture/Recoupment of Awards for Breach of Contract. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any affiliate, or interfere with or limit in any way the right of the Company or an affiliate to terminate the Participant’s employment or service at any time. Notwithstanding anything to the contrary in this Agreement, if, after the Participant’s employment or service is terminated for any reason, the Participant breaches any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other similar agreement with the Company or any affiliate, then the Participant will forfeit any compensation, gain or other value realized on the vesting or settlement of any award granted under this Agreement or the sale or other transfer of any award granted under this Agreement and must promptly repay such amounts to the Company.

8. Interpretation by Committee. The Participant agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding and conclusive. Any such determination need not be uniform and may be made differently among Participants awarded restricted stock units.

9. Transferability. The Participant may not transfer any interest in the RSUs other than under the Participant’s will or as required by the laws of descent and distribution. The RSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the RSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Participant agrees and acknowledges with respect to any shares of Common Stock issued hereunder that have not been registered under the Securities Act: (a) he or she will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (b) a legend will be placed on the certificates for the shares to such effect.

10. Miscellaneous.

(a) Capitalized terms used and not defined herein shall have the meanings provided in the Plan.

(b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(c) This Agreement may not be amended or modified except by the written consent of the parties hereto.

(d) The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

M-2-3

(e) Any notice, filing or delivery hereunder or with respect to the RSUs shall be given to the Participant at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at [●], [●], Attention: Corporate Secretary. All such notices shall be given by first class mail, postage prepaid or by personal delivery.

(f) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs and legal representatives.

(g) This Agreement is subject in all respects to the terms and conditions of the Plan.

11. Change in Control. Notwithstanding any other provision to the contrary contained in this Agreement, effective upon a Change in Control following the Grant Date, any RSUs that have not yet become earned or vested, or for which the applicable Closing Price has been met or exceeded but for which shares have not yet been issued, shall be deemed earned and vested and settled by the issuance of one share per earned RSU immediately prior to the consummation of the Change in Control.

[Signature page follows]

M-2-4

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Participant has hereunto affixed his or her signature, all as of the day and year first set forth above.

COMPANY	PARTICIPANT

Forum Merger III Corporation

By:

No. of Restricted Stock Units: ____________

Grant Date: __________________________

M-2-5

EXHIBIT M-3
FORM OF RSU AGREEMENT FOR TIME-VESTING SHARES

[See attached.]

FORUM MERGER III CORPORATION 2020 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Time-Vesting)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [●], 20[●] (the “Grant Date”), by and between Forum Merger III Corporation, a Delaware corporation (the “Company”), and the employee of the Company or one of its affiliates whose signature is set forth on the signature page hereof (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Forum Merger III Corporation 2020 Incentive Plan (the “Plan”), which permits the Company to issue incentive awards to certain of its or its affiliates’ key personnel; and

WHEREAS, the Participant is an employee of the Company or one of its affiliates whom the Company wishes to provide with the opportunity to receive restricted stock units representing the right to receive a specified number of shares of Common Stock if the Participant remains in employment until the applicable vesting date.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1. Award of RSUs. Subject to the terms and conditions set forth herein, the Company hereby awards the Participant restricted stock units (the “RSUs”) relating to ______ shares of Common Stock.

2. Vesting. Subject to Section 4, ____% of the total RSUs shall vest on each of the first ____ anniversaries of the Grant Date.

3. Settlement. As soon as reasonably practicable (but no more than two and one-half (2½) months) after each vesting date, the Company will issue to the Participant a number of shares of Common Stock equal to the number of RSUs that vested on such date.

4. Termination of Employment. If the Participant’s employment with the Company and its affiliates is terminated for any reason, then all RSUs that have not become vested as of the date of termination shall be forfeited as of the date on which such termination occurs.

5. No Rights as a Stockholder. The Participant shall not have any rights of a stockholder of the Company with respect to the shares of Common Stock underlying the RSUs (including, without limitation, any voting rights or any right to dividends), until the shares have been issued hereunder.

M-3-1

6. Tax Withholding. As a condition of receiving this award of RSUs, the Participant agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the RSUs. If the Participant does not make such payment, then the Company or an affiliate may withhold such taxes from other amounts owed to the Participant or may choose to satisfy such withholding obligations by withholding a number of shares of Common Stock otherwise issuable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment. The Committee may, in its sole discretion, permit net settlement.

7. No Right to Employment or Service; Clawback/Forfeiture/Recoupment of Awards for Breach of Contract. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any affiliate, or interfere with or limit in any way the right of the Company or an affiliate to terminate the Participant’s employment or service at any time. Notwithstanding anything to the contrary in this Agreement, if, after the Participant’s employment or service is terminated for any reason, the Participant breaches any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other similar agreement with the Company or any affiliate, then the Participant will forfeit any compensation, gain or other value realized on the vesting or settlement of any award granted under this Agreement or the sale or other transfer of any award granted under this Agreement and must promptly repay such amounts to the Company.

8. Interpretation by Committee. The Participant agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding and conclusive. Any such determination need not be uniform and may be made differently among Participants awarded restricted stock units.

9. Transferability. The Participant may not transfer any interest in the RSUs other than under the Participant’s will or as required by the laws of descent and distribution. The RSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the RSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Participant agrees and acknowledges with respect to any shares of Common Stock issued hereunder that have not been registered under the Securities Act: (a) he or she will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (b) a legend will be placed on the certificates for the shares to such effect.

M-3-2

10. Miscellaneous.

(a) Capitalized terms used and not defined herein shall have the meanings provided in the Plan.

(b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(c) This Agreement may not be amended or modified except by the written consent of the parties hereto.

(d) The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(e) Any notice, filing or delivery hereunder or with respect to the RSUs shall be given to the Participant at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at [●], [●], Attention: Corporate Secretary. All such notices shall be given by first class mail, postage prepaid or by personal delivery.

(f) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs and legal representatives.

(g) This Agreement is subject in all respects to the terms and conditions of the Plan.

[Signature page follows]

M-3-3

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Participant has hereunto affixed his or her signature, all as of the day and year first set forth above.

COMPANY	PARTICIPANT

Forum Merger III Corporation

By:

No. of Restricted Stock Units: ____________

Grant Date: __________________________

M-3-4

EXHIBIT M-4
FORM OF RSU AGREEMENT FOR PERFORMANCE-VESTING SHARES

[See attached.]

FORUM MERGER III CORPORATION 2020 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Performance-Vesting)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [●], 20[●] (the “Grant Date”), by and between Forum Merger III Corporation, a Delaware corporation (the “Company”), and the employee of the Company or one of its affiliates whose signature is set forth on the signature page hereof (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Forum Merger III Corporation 2020 Incentive Plan (the “Plan”), which permits the Company to issue incentive awards to certain of its or its affiliates’ key personnel; and

WHEREAS, the Participant is an employee of the Company or one of its affiliates whom the Company wishes to provide with the opportunity to receive restricted stock units representing the right to receive a specified number of shares of Common Stock if the Participant remains in employment and certain performance goals are achieved.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1. Award of RSUs. Subject to the terms and conditions set forth herein, the Company hereby awards the Participant restricted stock units (the “RSUs”) relating to ______ shares of Common Stock.

2. Earning and Vesting. Subject to Section 4, the percentage of the RSUs indicated in the table below will be deemed earned and vested if the performance goals indicated are achieved within the applicable performance period:

Percentage of RSUs Earned	Performance Goal	Performance Period

3. Settlement. As soon as reasonably practicable (but no more than two and one-half (2½) months) after the date on which the applicable performance goal is achieved, as determined by the Company in its sole and absolute discretion, the Company will issue to the Participant a number of shares of Common Stock equal to the number of RSUs that were deemed earned and vested as a result of such event.

M-4-5

4. Termination of Employment or Lapse of Performance Period. If the Participant’s employment with the Company and its affiliates is terminated for any reason, then all RSUs that have not become earned and vested as of the date of termination shall be forfeited as of the date on which such termination occurs. In addition, if the performance period applicable to RSUs ends without the applicable performance goals having been achieved, such RSUs will be forfeited as of the last day of such performance period.

5. No Rights as a Stockholder. The Participant shall not have any rights of a stockholder of the Company with respect to the shares of Common Stock underlying the RSUs (including, without limitation, any voting rights or any right to dividends), until the shares have been issued hereunder.

6. Tax Withholding. As a condition of receiving this award of RSUs, the Participant agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the RSUs. If the Participant does not make such payment, then the Company or an affiliate may withhold such taxes from other amounts owed to the Participant or may choose to satisfy such withholding obligations by withholding a number of shares of Common Stock otherwise issuable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment. The Committee may, in its sole discretion, permit net settlement.

7. No Right to Employment or Service; Clawback/Forfeiture/Recoupment of Awards for Breach of Contract. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any affiliate, or interfere with or limit in any way the right of the Company or an affiliate to terminate the Participant’s employment or service at any time. Notwithstanding anything to the contrary in this Agreement, if, after the Participant’s employment or service is terminated for any reason, the Participant breaches any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other similar agreement with the Company or any affiliate, then the Participant will forfeit any compensation, gain or other value realized on the vesting or settlement of any award granted under this Agreement or the sale or other transfer of any award granted under this Agreement and must promptly repay such amounts to the Company.

8. Interpretation by Committee. The Participant agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding and conclusive. Any such determination need not be uniform and may be made differently among Participants awarded restricted stock units.

M-4-6

9. Transferability. The Participant may not transfer any interest in the RSUs other than under the Participant’s will or as required by the laws of descent and distribution. The RSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the RSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Participant agrees and acknowledges with respect to any shares of Common Stock issued hereunder that have not been registered under the Securities Act: (a) he or she will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (b) a legend will be placed on the certificates for the shares to such effect.

10. Miscellaneous.

(a) Capitalized terms used and not defined herein shall have the meanings provided in the Plan.

(b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(c) This Agreement may not be amended or modified except by the written consent of the parties hereto.

(d) The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(e) Any notice, filing or delivery hereunder or with respect to the RSUs shall be given to the Participant at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at [●], [●], Attention: Corporate Secretary. All such notices shall be given by first class mail, postage prepaid or by personal delivery.

(f) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs and legal representatives.

(g) This Agreement is subject in all respects to the terms and conditions of the Plan.

[Signature page follows]

M-4-7

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Participant has hereunto affixed his or her signature, all as of the day and year first set forth above.

COMPANY	PARTICIPANT

Forum Merger III Corporation

By:

No. of Restricted Stock Units: ____________

Grant Date: __________________________

M-4-8

EXHIBIT M-5
FORUM III LTIP PARTIES

[See attached.]

FORUM III LTIP PARTIES

Name	Total Number of Restricted Stock Units/Shares for Grant
Jason Luo	6,000,000
James Taylor	3,000,000
Benjamin Wu	1,500,000
Hailiang Hu	1,500,000

M-5-1

EXHIBIT N
FORM OF ESCROW AGREEMENT

[See attached.]

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021, by and among Forum Merger III Corporation, a Delaware corporation, (“Parent”), Jason Luo, in the capacity as the initial Stockholder Representative (acting on behalf of the Stockholders and not in his personal capacity) under the Merger Agreement (as defined below) (“Stockholder Representative” and, together with the “Parent”, sometimes referred to individually as a “Party” and collectively as the “Parties”), solely for Section 2(c) and Article XIII herein, Forum Investors III LLC, a Delaware limited liability company (“Sponsor”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined herein).

WHEREAS, Parent, ELMS Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent, Electric Last Mile, Inc., a Delaware corporation (the “Company”) and Stockholder Representative have entered into that certain Agreement and Plan of Merger, dated as of December 10, 2020 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, in accordance with Section 2.11(c) of the Merger Agreement, Parent shall deposit Two Hundred Fifty Thousand (250,000) shares of Parent Common Stock (the “Adjustment Escrow Shares”) and Five Million (5,000,000) shares of Parent Common Stock (the “Earnout Shares”) into an escrow account (the “Escrow Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement;

WHEREAS, the Adjustment Escrow Shares and the Earnout Shares shall be held in escrow by the Escrow Agent pursuant to the terms of this Agreement and the Merger Agreement;

WHEREAS, pursuant to Section 8.1 of the Merger Agreement, the Stockholder Representative is appointed as the representative, true and lawful attorney-in-fact and agent for all of the Stockholders for all purposes set forth therein; and

WHEREAS, the Parties desire to constitute and appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent is willing to assume and perform the duties and obligations of the escrow agent pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with the terms and conditions set forth herein.

2.	Deposit, Delivery and Receipt of Escrow Shares; Other Actions.

(a)	At the Closing, Parent shall deliver, or cause to be delivered (unless delivered previously) the Adjustment Escrow Shares and the Earnout Shares to the Escrow Agent, to be held in the Escrow Account. The Escrow Agent will hold the Adjustment Escrow Shares and the Earnout Shares, together with any dividend or other distribution paid on such Adjustment Escrow Shares or Earnout Shares, as applicable (the “Escrow Dividends”), in escrow for the Stockholder Representative, or the Parent, as applicable, and will administer and disburse the Adjustment Escrow Shares, the Earnout Shares and the Escrow Dividends, if any, in accordance with the terms of this Agreement and the Merger Agreement.

(b)	The Escrow Agent will hold the Adjustment Escrow Shares and the Earnout Shares as a book-entry position registered in the name of “Continental Stock Transfer & Trust Company, as Escrow Agent under the Escrow Agreement, dated [●], 2021” until (i) any such Adjustment Escrow Shares are to be (x) released to the Stockholders Representative for further delivery to the Stockholders, or (y) otherwise released to Parent, in each case, in accordance with the terms of this Agreement and the Merger Agreement, or (ii) any such Earnout Shares are to be (x) released to the Stockholders Representative for further delivery to the Stockholders, or (y) otherwise released to Parent, in each case, in accordance with the terms of this Agreement and the Merger Agreement.

(c)	When all or any portion of the Adjustment Escrow Shares or the Earnout Shares are required to be released under the Merger Agreement, the Parties and Sponsor shall deliver joint written instructions to the Escrow Agent in accordance with the security procedures set forth in Section 11 and executed by Parent, the Stockholder Representative and Sponsor (a “Release Notice”). The Parties agree that neither the Adjustment Escrow Shares nor the Earnout Shares shall be subject to attachment by any creditor (including any creditor of any party to the Merger Agreement).

(d)	The Escrow Agent does not own or have any interest in the Adjustment Escrow Shares or the Earnout Shares or any Escrow Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Adjustment Escrow Shares or the Earnout Shares and any Escrow Dividends in accordance with the terms and conditions set forth herein.

(e)	With respect to the Adjustment Escrow Shares, Parent shall retain all voting and economic rights with respect to such Adjustment Escrow Shares while such Adjustment Escrow Shares remain deposited with the Escrow Agent for so long as such Adjustment Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Adjustment Escrow Shares solely as directed in writing by Parent.

(f)	Any Escrow Dividends shall be distributed to and held by the Escrow Agent, and shall be disbursed by the Escrow Agent together with and when the Adjustment Escrow Shares or the Earnout Shares, as applicable, on which such Escrow Dividend was distributed are released, to the same person or entity to whom such Adjustment Escrow Shares or Earnout Shares, as applicable, are released in accordance with the terms of this Agreement. For the avoidance of doubt, any release or distribution of the Adjustment Escrow Shares or the Earnout Shares in accordance with this Agreement shall also be understood to include a distribution of the Escrow Dividends, if any, with respect to such released Adjustment Escrow Shares or Earnout Shares.

(g)	Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Dividends in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits.

(h)	The Escrow Agent shall have no duty, responsibility or obligation to invest any Escrow Dividends held by it hereunder other than in accordance with this Section 2.

3.	Release Notices.

(a)	The Escrow Agent shall disburse the Adjustment Escrow Shares and the Earnout Shares only in accordance with the Release Notice. Each such Release Notice shall set forth in reasonable detail the event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Adjustment Escrow Shares or Earnout Shares to be released and the identity of the person to whom they should be released).

(b)	If the Adjustment Escrow Shares or the Earnout Shares are to be released to the Stockholders (as opposed to a release to Parent), the specified number of Adjustment Escrow Shares or Earnout Shares, as applicable, (and the applicable portion of the Escrow Dividends) shall be released to the Stockholder Representative for further delivery to the applicable Stockholders as specified by the Stockholder Representative in the Release Notice (in which case, Parent shall have no liability for the accuracy of, or compliance with the terms of the Merger Agreement, or any other document, of such instructions).

(c)	If the Merger Agreement requires that all or any portion of the Adjustment Escrow Shares or the Earnout Shares are to be released to Parent, then the Release Notice shall specify the number of Adjustment Escrow Shares and the Earnout Shares, as applicable, to be released to Parent (and the applicable portion of the Escrow Dividends).

(d)	In the event an equitable adjustment is required under Section 4(c) below, any Release Notice shall also include reasonably detailed information with respect to such equitable adjustment.

(e)	During the period from the date of this Agreement until the date upon which all of the Adjustment Escrow Shares and the Earnout Shares have been released, Parent and the Stockholder Representative agree to promptly and jointly issue all applicable Release Notices upon the occurrence of each release event, as such events are described in the Merger Agreement (and in accordance with Section 4). For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Merger Agreement, then, as between Parent and the Stockholder Representative, the terms of the Merger Agreement shall control and the aforementioned parties shall use reasonable best efforts to effect an amendment to this Agreement (including to Section 4 below).

(f)	Within five (5) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements, the Escrow Agent shall release and deliver to the person or persons designated in the applicable Release Notice the number of Adjustment Escrow Shares or Earnout Shares set forth in such Release Notice by transfer of the relevant Adjustment Escrow Shares or Earnout Shares into the securities accounts designated in such Release Notice.

(g)	The Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken, suffered or omitted to be taken in good faith by it. The Escrow Agent shall have no obligation to determine whether a release event has occurred or is contemplated to occur under the Merger Agreement, this Agreement (including, without limitation, under Section 4), or any other document.

(h)	For purposes of this Agreement, “Business Day” shall mean any day other than (a) a Saturday or a Sunday; (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York; or (c) the location of the Escrow Agent’s offices in Section 10 are authorized or required by law to close.

4.	Disbursement and Termination. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Adjustment Escrow Shares or the Earnout Shares as follows:

(a)	Earnout Release. If, during the thirty-six (36) month period following the Closing Date (the “Earnout Period”), the closing price per share of Parent Common Stock on any twenty (20) trading days in any thirty (30) consecutive day trading period (i) equals or exceeds Fourteen Dollars ($14.00) (the “First Share Price Trigger”), or (ii) equals or exceeds Sixteen Dollars ($16.00) (the “Second Share Price Trigger” and, together with the First Share Price Trigger, each a “Share Price Trigger” and collectively, the “Share Price Triggers”) then, for each Share Price Trigger that is achieved, Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock will be released from the Escrow Account. Upon receipt of a Release Notice with respect to any Earnout Shares, the Escrow Agent shall, promptly after receipt of such Release Notice, disburse such Earnout Shares to the Stockholder Representative, as applicable, in accordance with such Release Notice.

(i)	If, during the Earnout Period, there is a qualifying Change of Control in accordance with Section 2.10 of the Merger Agreement, then any Earnout Release that has not previously been released from escrow to the Stockholder Representative (whether or not previously earned) shall be deemed earned (and the applicable Share Price Trigger(s) achieved, as applicable), and Parent and the Stockholder Representative shall jointly deliver a Release Notice directing the Escrow Agent to release from the Escrow Account to Stockholder Representative a number of shares equal to the remaining Earnout Release(s) within ten (10) Business Days following the date of such qualifying Change of Control.

(ii)	If, during the Earnout Period, there is a Final Determination in accordance with Section 2.10 of the Merger Agreement that the Stockholders are entitled to receive an Earnout Release, then Parent and the Stockholder Representative shall jointly deliver a Release Notice directing the Escrow Agent to release from the Escrow Account to Stockholder Representative a number of shares equal to such Earnout Release within ten (10) Business Days following the date on which the applicable Share Price Trigger was met or exceeded.

(iii)	If, pursuant to Section 2.10 of the Merger Agreement, it is finally determined that the Stockholders are not entitled to or eligible to receive any further Earnout Releases, Parent and Stockholder Representative shall jointly direct the Escrow Agent to release from the Escrow Account to Parent for immediate cancellation of all such Earnout Shares that have not been released.

(b)	Escrow Termination Date. Subject to the provisions of Section 8, this Agreement shall terminate after all of the Adjustment Escrow Shares and the Earnout Shares and Escrow Dividends have been released from the Escrow Account.

(c)	Records. The Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.

5.	Escrow Agent.

(a)	The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall not have any fiduciary, partnership or joint venture relationship with any Party or any other person or entity arising out of or in connection with this Agreement.

(b)	The Escrow Agent shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall govern and control in all respects relating to the Escrow Agent, but in every other respect involving the parties and beneficiaries of any such other agreement, the other agreement shall control.

(c)	The Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any Release Notice or other written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary, or other person or entity for refraining from acting upon any Release Notice or other written notice, document, instruction or request furnished to it hereunder setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Adjustment Escrow Shares or the Earnout Shares, or any portion thereof, unless such Release Notice or other written notice, document, instruction or notice shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall not be under any duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any receipt of the Adjustment Escrow Shares or the Earnout Shares which may be due to it or the Escrow Account, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any number or class of Adjustment Escrow Shares or Earnout Shares deposited with it hereunder.

(d)	The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents, and the Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by any such attorney or agent in good faith, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute arising under the Merger Agreement (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.	Succession.

(a)	The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice (pursuant to Section 10) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By delivery of joint written instructions by the Parties to the Escrow Agent, the Parties shall have the right to terminate their appointment of the Escrow Agent, or successor escrow agent, as Escrow Agent, upon thirty (30) days’ notice to the Escrow Agent. If the Escrow Agent shall resign, be removed or otherwise become incapable of acting, the Parties shall appoint a successor to be the Escrow Agent. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Adjustment Escrow Shares and the Earnout Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent as jointly instructed in writing by the Parties, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. The Escrow Agent shall have the right to withhold monies or property in an amount equal to any amount due and then owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent that the Parties are obligated to indemnify or reimburse the Escrow Agent for pursuant to this Agreement in connection with the termination of this Agreement, so long as the Escrow Agent has previously submitted a written invoice in respect thereof to the Parties that the Parties have not paid within thirty (30) days of receipt of such invoice.

(b)	Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further action on the part of any party hereto. The Escrow Agent shall promptly notify the Parties in the event this occurs.

(c)	Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Parties, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

7.	Compensation and Reimbursement. Parent agrees to (a) pay the Escrow Agent upon execution of this Agreement, and from time to time thereafter, all reasonable compensation for the services to be rendered hereunder by the Escrow Agent as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all reasonable, out-of-pocket and documented expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.

8.	Indemnity.

(a)	Subject to Section 8(c) below, the Escrow Agent shall be liable for any and all losses, damages, claims, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”), only to the extent such Losses are determined by a court of competent jurisdiction to be a result of its own fraud, gross negligence, bad faith or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the aggregate value of the Adjustment Escrow Shares, the Earnout Shares and the Earnout Dividends deposited with the Escrow Agent.

(b)	The Parties shall jointly and severally indemnify and hold the Escrow Agent harmless from and against, and the Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Escrow Agent’s duties under this Agreement or this appointment, including the reasonable, out-of-pocket and documented costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent that such Losses are determined by a court of competent jurisdiction to be a result of the Escrow Agent’s own fraud, gross negligence, bad faith or willful misconduct. Notwithstanding the foregoing, and except as provided in Section 7, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable): (a) in the case that the Agent Claim is not attributable to actions or inactions of any particular Party, by Parent; and (b) in the event that the Agent Claim is attributable to the actions or inactions of a certain Party, by such Party (and such Party shall reimburse the other Parties, in the event that such other Party(ies) has made indemnification payments under this Section 8(b) in respect of such Agent Claim).

(c)	Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Escrow Agent shall be liable for any incidental, punitive, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d)	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion in writing after it becomes aware, and shall keep the other party advised with respect to all developments concerning such claim; provided, that failure to give prompt notice shall not relieve the indemnifying party of any liability to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action has been materially prejudiced by the indemnified party’s failure to timely give such notice. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party unless such claim is (i) brought by the indemnified party or (ii) the indemnified party reasonably determines that there may be a conflict of interest between the indemnified party and the indemnifying party in the defense of such claim and the indemnified party does in fact assume the defense. The indemnified party shall in no case confess any claim, make any compromise or take any action adverse to the indemnifying party in any case in which the indemnifying party may be required to indemnify it, except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed.

(e)	For the avoidance of doubt, this Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)	Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain applicable information which is required to confirm the Parties’ identity including without limitation name, address and organizational documents (collectively, “Identifying Information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent for the purposes of this Agreement.

(b)	Certification and Tax Reporting. The Parties have provided, or promptly following the date hereof will provide, the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8 or Form W-9, as applicable. The Escrow Agent shall make such reports to the applicable tax authorities as directed by Parent and shall have no obligation under this Agreement to make any other reports with respect to taxes. If required by law, the Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

10.	Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed effective on the date of receipt, and may be sent by:

(a)	by facsimile or other electronic submission (including e-mail);

(b)	by overnight courier or delivery service; or

(c)	by certified or registered mail, return receipt requested; to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing by registered mail, return receipt requested.

If to the Stockholder Representative:

Jason Luo

[Address]

E-mail: jluo@electriclastmile.com

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue

Suite 2500

Boston, MA 02199

Attention: Paul D. Broude

E-mail: pbroude@foley.com

If to Parent:

Forum Merger III Corporation

1615 South Congress Avenue,

Suite 103

Delray Beach, FL 33445

Attention: Marshall Kiev

David Boris

E-mail: mk@mkcapitalpartners.com

david@forummerger.com

with a copy (which shall not constitute notice) to:

1.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Joel Rubinstein

E-mail: joel.rubinstein@whitecase.com

and

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attention: Gary Silverman

E-mail: gary.silverman@whitecase.com

If to the Escrow Agent:

Continental Stock Transfer & Trust Company

Attention: [●]

Telephone No.: [●]

Facsimile No.: [●]

E-mail: [●]

11.	Security Procedures.

(a)	Notwithstanding anything to the contrary as set forth in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Adjustment Escrow Shares or the Earnout Shares, including but not limited to any such instructions that may otherwise be set forth in a Release Notice or other written notice, document, instruction or request permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Adjustment Escrow Shares or the Earnout Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or e-mail address.

(b)	In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic submission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to reach the Stockholder Representative after a reasonable amount of time, the Escrow Agent is hereby authorized both to receive written instructions from and seek written confirmation of such instructions by any one or more of Parent’s executive officers (“Executive Officers”), as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer as confirmation on behalf of the Stockholder Representative.

(c)	Notwithstanding anything to the contrary herein, the Escrow Agent shall only deliver or distribute the Adjustment Escrow Shares and the Earnout Shares upon receipt of and in accordance with the delivery instructions set forth in the applicable Release Notice.

(d)	The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.	Compliance with Court Orders. In the event that any escrow or trust property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.	Miscellaneous.

(a)	Amendment. Except for transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the parties hereto, including Sponsor.

(b)	Assignment. Neither this Agreement nor any right, obligation or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Section 6, without the prior written consent of all of the other parties hereto; provided that Sponsor may transfer and assign this Agreement and its rights, obligations and interests hereunder to Marshall Kiev, David Boris or any of their respective Affiliates in connection with the dissolution or other winding up of Sponsor.

(c)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of law (including conflicts of law) that will require the application of the laws of any other jurisdiction. Each party to this Agreement irrevocably waives any objection on the grounds of venue, forum non-conveniens, lack of jurisdiction or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court located in the State of New York. The parties to this Agreement further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(d)	Force Majeure. No party to this Agreement is liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts reasonably beyond its control including, without limitation, acts of God, fire, terrorism, disease, pandemic, floods, strikes, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided, that the Escrow Agent shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, then the Escrow Agent shall give, as promptly as practicable, written notice to the Parties, stating the nature of such act and any action being taken to avoid or minimize its effect.

(e)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or pdf (including via e-mail). A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature, and will be binding and effective upon such party when a counterpart shall have been signed by each of the parties hereto and delivered to the other parties hereto.

(f)	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable by reason of any applicable law of a jurisdiction, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)	Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h)	Enforcement, Remedies and Compliance. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each Party represents, warrants and covenants that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. Except as otherwise expressly provided herein or as between the applicable Parties in the Merger Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(i)	Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

(j)	Publicity. Except as may be required by applicable law (including securities laws), court order, regulatory authority (including a securities authority) or as shall be required or desirable to be presented by a party to any tax authority of such party, none of the parties hereto shall disclose, issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other parties hereto, which may be withheld in the other parties’ sole discretion; provided that the Escrow Agent may use Parent’s name in its customer lists or otherwise as required by applicable law or regulation.

(k)	Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

(l)	Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the parties hereto and their respective permitted successors and assigns. No rights shall be granted to any other person or entity by virtue of this Agreement, and there are no third party beneficiaries hereof.

(m)	Survival. Notwithstanding anything to the contrary, all provisions regarding indemnification, liability and limits thereon, compensation and expenses (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and confidentiality shall survive the termination or expiration of this Agreement. For the avoidance of doubt, Section 8, Section 6, Section 7 (with respect to any outstanding fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

(n)	Merger of Agreement. This Agreement together with the Merger Agreement constitutes the entire agreement between the parties hereto related to the Adjustment Escrow Shares and the Earnout Shares and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(o)	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

FORUM MERGER III CORPORATION

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

By:
Name:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS ESCROW AGENT

By:
Name:
Title:

FORUM INVESTORS III LLC

By:
Name:
Title:

Schedule 1

Security Procedures

To be attached.

Schedule 2

Compensation and Reimbursement

To be attached.

N-18